SCHEDULE 14A

INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒                              Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-12.

Pinnacle Data Systems, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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☒	Fee paid previously with preliminary materials.

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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PINNACLE DATA SYSTEMS, INC.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON JANUARY 25, 2012

To the Shareholders of

PINNACLE DATA SYSTEMS, INC.

The board of directors of Pinnacle Data Systems, Inc., an Ohio corporation (the “Company”), has unanimously approved an agreement and plan of merger pursuant to which the Company will become a wholly-owned subsidiary of Avnet, Inc., a New York corporation.

If the merger contemplated by the merger agreement is completed, holders of our common stock will be entitled to receive $2.40 in cash, less any required tax withholding, for each share of our common stock owned at the effective time of the merger. The merger consideration will be paid without interest. Receipt of the merger consideration will be taxable to our shareholders for U.S. federal income tax purposes.

Our shareholders are being asked to (i) approve and adopt the merger agreement at the special meeting (ii) approve, on an advisory, non-binding basis, the compensation that may be paid or become payable to PDSi’s named executive officers in connection with the merger, including the agreements and understandings pursuant to which such compensation may be paid or become payable and (iii) approve a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of such adjournment to approve the merger agreement. Our board of directors unanimously recommends that all of our shareholders vote FOR the approval and adoption of the merger agreement.

The affirmative vote of holders, as of the record date, of at least a majority of the shares of the Company’s common stock issued and outstanding is required to approve and adopt the merger agreement. Proxies returned to us that are properly signed and dated but not marked to indicate your voting preference will be counted as votes FOR approval and adoption of the merger agreement, FOR approval of the compensation that may be paid or become payable to PDSi’s named executive officers in connection with the merger and FOR the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies.

The date, time and place of the special meeting are as follows:

January 25, 2012

9 a.m. Eastern Time

Pinnacle Data Systems, Inc.

6600 Port Road

Groveport, Ohio 43125

The close of business on December 9, 2011 has been established as the record date for the determination of shareholders entitled to notice of and to vote at the meeting and any adjournment thereof.

The proxy statement attached to this notice provides you with information about the special meeting of our shareholders and the proposed merger. We encourage you to read the entire proxy statement carefully. Please do not send in your stock certificates at this time. If the merger is completed, you will receive instructions regarding the surrender of your stock certificates and payment for your shares of common stock.

Your vote is very important, regardless of the number of shares of common stock of the Company you own. Whether or not you plan to attend the special meeting, please submit your proxy through the Internet or by telephone, or sign and return the enclosed proxy, promptly to ensure that your shares will be represented at the special meeting. A return addressed envelope, which requires no postage, is enclosed. If your shares of our common stock are held in “street name” by your bank, brokerage firm or other nominee, your bank, brokerage firm or other nominee will be unable to vote your shares of our common stock without instructions from you. You should instruct your bank, brokerage firm or other nominee to vote your shares of our common stock in accordance with the procedures provided by your bank, brokerage firm or other nominee. If you are able to attend the special meeting, are the registered owner (in other words, you do not hold your shares in street name), and wish to vote in person, at your request we will cancel your proxy. Your failure to vote will have the same effect as a vote against the proposal to approve the merger agreement.

This proxy statement is dated December 16, 2011 and is first being mailed to shareholders on or about December 19, 2011.

By Order of the Board of Directors

/s/ John D. Bair
John D. Bair
Chairman

Groveport, Ohio

December 16, 2011

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

PINNACLE DATA SYSTEMS, INC.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON JANUARY 25, 2012

To the Shareholders of

PINNACLE DATA SYSTEMS, INC.

A special meeting (the “Special Meeting”) of the shareholders of Pinnacle Data Systems, Inc., an Ohio corporation (the “Company”), will be held at the Company’s headquarters located at 6600 Port Road, Groveport, Ohio 43125 on Wednesday, January 25, 2012, at 9:00 a.m. local time, for the following purposes:

1.

To consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of November 10, 2011 (the “Merger Agreement”), by and among the Company, Avnet, Inc., a New York corporation (“Avnet”), and AIR Acquisition Corp., an Ohio corporation and a wholly-owned subsidiary of Avnet (“Merger Sub”), and approve the terms of the merger (the “Merger”) of the Company and Merger Sub as contemplated by the Merger Agreement (collectively, the “Merger Proposal”).

2.

To approve, on an advisory, non-binding basis, the compensation that may be paid or become payable to PDSi’s named executive officers in connection with the Merger, including the agreements and understandings pursuant to which such compensation may be paid or become payable (the “Compensation Proposal”).

3.

To consider and vote upon a proposal to approve one or more adjournments of the Special Meeting, if necessary or appropriate, for among other reasons, the solicitation of additional proxies in the event that there are not sufficient votes at the time of the Special Meeting to approve the Merger Agreement and the transactions contemplated by the Merger Agreement.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE MERGER PROPOSAL, FOR THE COMPENSATION PROPOSAL AND FOR THE ADJOURNMENT OF THE SPECIAL MEETING, IF NECESSARY OR APPROPRIATE, TO SOLICIT ADDITIONAL PROXIES.

The close of business on December 9, 2011 has been established as the record date for the determination of shareholders entitled to notice of and to vote at the Special Meeting and any adjournment thereof.

Please submit your proxy through the Internet or by telephone, or sign and return the enclosed proxy, promptly to ensure that your shares will be represented at the Special Meeting. A return addressed envelope, which requires no postage, is enclosed. If your shares of our common stock are held in “street name” by your bank, brokerage firm or other nominee, your bank, brokerage firm or other nominee will be unable to vote your shares of our common stock without instructions from you. You should instruct your bank, brokerage firm or other nominee to vote your shares of our common stock in accordance with the procedures provided by your bank, brokerage firm or other nominee. If you are able to attend the Special Meeting, are the registered owner (in other words, you do not hold your shares in street name), and wish to vote in person, at your request we will cancel your proxy.

By Order of the Board of Directors

/s/ John D. Bair
John D. Bair
Chairman

Groveport, Ohio

December 16, 2011

i

ANNEXES

ANNEX A—Agreement and Plan of Merger

ANNEX B—Form of Stockholder Agreement

ANNEX C—Opinion of GBQ Consulting, LLC

ANNEX D—Section 1701.85 of the Ohio Revised Code

ii

QUESTIONS AND ANSWERS

ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are intended to briefly address some of the commonly asked questions about the Merger, the Merger Agreement and the Special Meeting. These questions and answers may not address all questions that may be important to you as a shareholder of PDSi. Please refer to the “Summary Term Sheet” and the more detailed information contained elsewhere in this proxy statement, including in the Annexes to this proxy statement, all of which you should read carefully and in their entirety. See also “Where You Can Find More Information” on page 66.

Throughout this proxy statement, all references to “the Company,” “our Company,” “PDSi,” “we,” “us,” and “our” refer to Pinnacle Data Systems, Inc., an Ohio corporation, and its subsidiaries, unless otherwise indicated or the context otherwise requires. In addition, references to “Avnet” refer to Avnet, Inc., a New York corporation, and references to “Merger Sub” refer to AIR Acquisition Corp., an Ohio corporation and wholly-owned subsidiary of Avnet.

Q:	Why am I receiving this proxy statement?

A:

The Company’s board of directors (the “Board”) is furnishing this proxy statement to you in connection with the solicitation of proxies to be voted at the Special Meeting of shareholders, or any adjournments or postponements thereof.

Q:	What am I being asked to vote on?

A.

You are being asked to vote on a proposal to adopt the Merger Agreement and approve the principal terms of a merger whereby the Company would ultimately be acquired by Avnet. The proposed acquisition would be accomplished by a merger of Merger Sub, a wholly-owned subsidiary of Avnet, with and into the Company. The Company would be the surviving corporation in the Merger, and as a result of the Merger, would become a wholly-owned subsidiary of Avnet. In addition, you will be asked to approve, on an advisory, non-binding basis, the compensation that may be paid or become payable to PDSi’s named executive officers in connection with the Merger, including the agreements and understandings pursuant to which such compensation may be paid or become payable. Finally, you are being asked to grant the Company’s management the authority to adjourn the Special Meeting to a later date, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of such adjournment to approve the Merger Proposal.

Q:	What will I receive in the Merger?

A:

Upon completion of the Merger, you will be entitled to receive $2.40 in cash, without interest and less any applicable tax withholding, in exchange for each share of common stock of the Company that you own immediately prior to the completion of the Merger, unless dissenters’ rights are available to you with respect to the Merger and you have properly and validly perfected such dissenters’ rights. For example, if you own 100 shares of common stock of PDSi immediately prior to the completion of the Merger, you will be entitled to receive $240.00 in cash, without interest and less any applicable tax withholding, in exchange for your 100 shares of common stock.

Q:	Am I entitled to dissenters’ rights?

A:

You may be entitled to dissenters’ rights, but only if the requirements of Ohio law are met by you. Under Ohio law, you have the right to demand the fair cash value of your shares of our common stock, which may be determined by an Ohio court if the Merger is completed, but only if (a) you vote against the Merger Proposal and (b) you comply with the procedures under Ohio law (as described elsewhere in this proxy statement). See “Dissenters’ Rights” beginning on page 61 for a more detailed discussion of dissenters’ rights and Annex D to this proxy statement for the text of Section 1701.85 of the Ohio Revised Code regarding dissenters’ rights.

Q:	I am an employee of PDSi. What will happen to my outstanding equity awards as a result of the Merger?

A:

Upon completion of the Merger, all then-outstanding stock options, whether or not vested, will become fully vested and exercisable. Each stock option that is not exercised prior to the Merger will then be cancelled and converted into the right to receive an amount in cash equal to the number of shares of our common stock covered by the stock option multiplied by the amount, if any, by which the Merger Consideration of $2.40 per share exceeds the option exercise price, less any applicable tax withholding. Accordingly, you will not receive any consideration for stock options with an exercise price of $2.40 or more.

Q:	What will happen to PDSi as a result of the Merger?

A:

Upon completion of the Merger, PDSi will become a wholly-owned subsidiary of Avnet, and shares of common stock of PDSi will no longer be listed on any stock exchange, including NYSE Amex, or quotation system.

Q:	What is the Compensation Proposal?

A:	The Compensation Proposal is a proposal to approve, on an advisory basis, the compensation that may be payable to PDSi’s named executive officers that is based on or otherwise relates to the Merger.

Q:	What will happen if the Compensation Proposal is approved by our stockholders?

A:

The approval or rejection of the Compensation Proposal is not binding on PDSi or our Board, and approval of the Compensation Proposal is not a condition to completion of the Merger. Therefore, if the Merger is approved by our stockholders and completed, the compensation described in the Compensation Proposal may be payable to our named executive officers regardless of whether our stockholders approve the Compensation Proposal.

Q:	What do I need to do now?

A:

We urge you to read this proxy statement, including its annexes, carefully in their entirety and consider how the Merger will affect you. If you are a shareholder of record, you can ensure that your shares are voted at the Special Meeting by submitting your proxy through the Internet or by telephone, or completing, dating, signing and returning the enclosed proxy card in the enclosed prepaid envelope. If you hold your shares in “street name,” you can ensure that your shares are voted at the Special Meeting by instructing your broker, bank or other nominee how to vote, as discussed below. Do NOT return your stock certificate(s) with your proxy card.

Q:	When and where will the Special Meeting be held?

A:	The Special Meeting will be held on January 25, 2012, at 9:00 a.m., local time, at the Company’s headquarters, located at 6600 Port Road, Groveport, Ohio 43125.

Q:	What vote is required to approve the Merger Proposal?

A:

The affirmative vote of the holders, as of the record date, of a majority of the outstanding shares of our common stock entitled to vote at the Special Meeting is required to approve the Merger Proposal. Accordingly, if you abstain or do not vote on the proposal, it will have the same effect as a vote by you against the proposal.

Q:	What vote is required to approve the Compensation Proposal?

A:

The approval, on an advisory basis, of the Compensation Proposal, requires the affirmative vote of the holders of at least a majority of the shares of our common stock entitled to vote and present in person or represented by proxy at the special meeting. If you neither attend the meeting nor deliver a proxy, or you do not instruct your broker or other nominee how to vote your shares, this non-attendance or broker non-vote will have no effect on the outcome of the vote on the Compensation Proposal. If you attend the meeting or deliver a proxy, but abstain from voting, the resulting abstention will have the same effect as a vote against the proposal.

Q:	What vote is required to approve the proposal to adjourn the Special Meeting?

A:

The affirmative vote of a majority of the shares of our common stock represented and voting at the Special Meeting is required to approve the proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies.

Q:	How does PDSi’s Board recommend that I vote?

A:

Our Board unanimously recommends that you vote “FOR” the Merger Proposal, “FOR” the Compensation Proposal and “FOR” the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies. You should read “The Merger—Recommendation of PDSi’s Board of Directors and Its Reasons for the Merger” beginning on page 26 for a discussion of the factors that our Board considered in deciding to recommend the approval of the Merger Proposal.

Q:	Who is entitled to vote at the Special Meeting?

A:	Shareholders of record as of the close of business on December 9, 2011 are entitled to receive notice of and vote at the Special Meeting, and at any adjournments or postponements thereof.

Q:	How are votes counted?

A:

You may vote “FOR” or “AGAINST,” or “ABSTAIN” from voting on, each of the Merger Proposal, the Compensation Proposal and the proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies. Because approval of the Merger Proposal requires the affirmative vote of a majority of the outstanding shares of our common stock entitled to vote at the Special Meeting, your abstention or failure to vote will have the same effect as if you vote “AGAINST” the Merger Proposal. Because the Compensation Proposal and the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies requires the affirmative vote of a majority of the shares of our common stock represented and voting at the Special Meeting, your abstention or failure to vote will not have an effect on the proposal to adjourn the Special Meeting. If you sign and return your proxy and do not indicate how you want to vote, your proxy will be voted “FOR” the Merger Proposal, “FOR” the Compensation Proposal and “FOR” the proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies. If you hold your shares in “street name,” you will be required to follow the instructions from your broker, bank or other nominee on how to vote your shares.

Q:	How do I vote?

A:	You may vote by:

•	Internet using the Internet voting instructions printed on your proxy card;

•	telephone using the telephone number printed on your proxy card;

•	signing and dating each proxy card you receive and returning it in the enclosed prepaid envelope;

•	if you hold your shares in “street name,” following the procedures provided to you by your broker, bank or other nominee; or

•	attending the Special Meeting and voting in person, as more fully described below.

If you return your signed proxy card, but do not mark the boxes showing how you wish to vote, your shares will be voted “FOR” the Merger Proposal, “FOR” the Compensation Proposal and “FOR” the proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies.

Q:	If my shares are held in “street name,” will my broker, bank or other nominee vote my shares for me?

A:

Yes, but only if you instruct your broker, bank or other nominee how to vote your shares. You should follow the procedures provided by your broker, bank or other nominee regarding the voting of your shares. If you do not provide instruction on how to vote your shares, your shares will not be voted and the effect will be the same as a vote by you against the Merger Proposal and the Compensation Proposal, but will have no effect on the proposal to adjourn the Special Meeting.

Q:	May I attend the Special Meeting and vote in person?

A:

Yes. All shareholders as of the close of business on the record date may attend the Special Meeting and vote in person. If your shares of our common stock are held in “street name,” you must obtain a legal proxy from your broker, bank or other nominee and bring your statement evidencing your beneficial ownership of our common stock as of the record date in order to attend the Special Meeting and vote in person.

Whether or not you plan to attend the Special Meeting, please submit your proxy through the Internet or by telephone, or complete, date, sign and return, as promptly as possible, the enclosed proxy card in the enclosed prepaid envelope.

Q:	How can I change or revoke my vote?

A:	If you submit your proxy through the Internet or by telephone or mail, you may revoke your proxy at any time before the vote is taken at the Special Meeting in any of the following ways:

•	granting a proxy through the Internet or by telephone after the date of your original proxy and before the deadlines for voting included on your proxy card;

•	submitting a later-dated proxy by mail before your earlier-dated proxy is voted at the Special Meeting;

•

giving written notice of the revocation of your proxy to our Corporate Secretary at 6600 Port Road, Groveport, Ohio 43125, that is actually received by our Corporate Secretary prior to the Special Meeting; or

•	voting in person at the Special Meeting.

Your attendance at the Special Meeting does not automatically revoke your proxy. If you have instructed your broker, bank or other nominee to vote your shares, the above-described options for revoking your proxy do not apply. Instead, you must follow the directions provided by your broker, bank or other nominee to change your vote.

Q:	What do I do if I receive more than one proxy or set of voting instructions?

A:

You may receive more than one proxy or set of voting instructions relating to the Special Meeting if your shares are held in more than one account (including multiple accounts with the same broker). Each proxy should be completed, dated, signed and returned separately as described elsewhere in this proxy statement to ensure that all of your shares are voted. If your shares are held in “street name,” then you will need to follow each set of voting instructions provided by your broker, bank or other nominee.

Q:	When will the Merger be completed if the Merger Proposal is approved?

A:

The Merger Agreement contemplates the Merger being completed on January 30, 2012. However, in addition to obtaining shareholder approval, all other closing conditions related to the Merger must be satisfied or waived before the Merger can be completed. Therefore, we cannot assure you that all of the conditions to the Merger will be satisfied and, if satisfied, that they will be satisfied prior to January 30, 2012. The parties to the Merger Agreement may agree to complete the Merger after January 30, 2012.

Q:	When will I receive the Merger Consideration for my shares of common stock of PDSi?

A:

After the Merger is completed, you will receive written instructions, including a letter of transmittal, that explain how to exchange each share of common stock of PDSi that you own for the Merger Consideration of $2.40 in cash, without interest and less any applicable tax withholding. After you properly complete and return the required documentation described in the written instructions, you will receive payment of the Merger Consideration for your shares.

Q:	What happens if I sell my shares of common stock of PDSi before the Special Meeting or before completion of the Merger?

A:

The record date for shareholders entitled to vote at the Special Meeting is earlier than the date of the Special Meeting and the expected closing date of the Merger. If you transfer your shares of our common stock after the record date but before the Special Meeting, you will, unless special arrangements are made, retain your right to vote at the Special Meeting but will transfer the right to receive the Merger Consideration to the person to whom you transfer your shares. In addition, if you sell your shares prior to the Special Meeting or prior to the completion of the Merger, you will not be eligible to exercise any dissenters’ rights in respect of the Merger. For a more detailed discussion of your dissenters’ rights and the requirements for perfecting them, see “Dissenters’ Rights” beginning on page 61.

Q:	Will a proxy solicitor be used?

A:

Yes. We have engaged Morrow & Co., LLC (“Morrow”) to assist in the solicitation of proxies for the Special Meeting. We will pay Morrow a flat fee of $16,000. In addition, our directors, officers and employees may also solicit proxies by personal interview, mail, e-mail, telephone, facsimile or by other means of communication. These persons will not be paid additional remuneration for their efforts. We will also request brokers, banks and other nominees to forward proxy solicitation material to the beneficial owners of shares of our common stock that the brokers, banks and other nominees hold of record. We will reimburse them for their reasonable out-of-pocket expenses.

Q:	Should I send my stock certificates now?

A:

No. Please do not send your stock certificates now. After the Merger is completed, you will receive a letter of transmittal with detailed written instructions for exchanging your shares of our common stock for the Merger Consideration. If your shares are held in “street name” by your broker, bank or other nominee, then you will receive instructions from your broker, bank or other nominee as to how to surrender your “street name” shares in exchange for the Merger Consideration.

Q:	What are the material U.S. federal income tax consequences of the Merger?

A:

The receipt of cash by you in exchange for your shares of common stock of PDSi in connection with the Merger generally will be a taxable transaction for U.S. federal income tax purposes. See “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 41 for a more detailed description of the U.S. federal income tax consequences of the Merger.

Q:	Where can I find more information about PDSi?

A:

PDSi files periodic reports and other information with the Securities and Exchange Commission. You may read and copy this information at the SEC’s public reference facilities. Please call the SEC at 1-800-SEC-0330 for more information about these facilities. This information is also available on the Internet site maintained by the SEC at www.sec.gov. For a more detailed description of the information available, see “Where You Can Find More Information” on page 66.

Q:	Who can help answer my other questions?

A:	If you have questions about the Merger, including the procedures for voting your shares, or if you would like additional copies, without charge, of this proxy statement, you should contact:

Morrow & Co., LLC

470 West Ave.

Stamford, CT 06902

(877) 787-9239

Or

Pinnacle Data Systems, Inc.

6600 Port Road

Groveport, Ohio 43125

Attn: Investor Relations

(614) 748-1150

SUMMARY TERM SHEET

This summary term sheet summarizes selected information in this proxy statement. However, it may not contain all of the information that may be important to your consideration of the proposed Merger. We encourage you to read this entire proxy statement, including the Merger Agreement attached to this proxy statement as Annex A, as well as the other annexes to this proxy statement, for a more complete understanding of the matters being considered at the Special Meeting. Each of the items in this summary includes a page reference directing you to a more complete description of that item.

The Parties to the Merger

Pinnacle Data Systems, Inc., an Ohio corporation, which we refer to in this proxy statement as “the Company,” “our company,” “PDSi,” “we,” “us” and “our,” is a global provider of electronics repair and reverse logistics services; system integration and original design manufacturer computing design and manufacturing services; and embedded computing products and design services for the diversified computing, telecommunications, imaging, defense/aerospace, medical, semiconductor and industrial automation markets. Our principal executive offices are located at 6600 Port Road, Groveport, Ohio 43125 and our telephone number is (614) 748-1150. See “Where You Can Find More Information” on page 66.

Avnet, Inc., a New York corporation, which we refer to in this proxy statement as “Avnet,” is an international distributor of electronic parts, enterprise computing and storage products and embedded subsystems. Avnet’s principal executive offices are located at 2211 South 47th Street, Phoenix, Arizona 85034 and its telephone number is (480) 643-2000.

AIR Acquisition Corp., an Ohio corporation, which we refer to in this proxy statement as “Merger Sub,” is a wholly-owned subsidiary of Avnet and was formed solely for the purpose of effecting the Merger. Merger Sub has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the transactions contemplated by the Merger Agreement.

For more information on the parties to the Merger, see “Parties to the Merger” on page 16.

The Merger

On November 10, 2011, we entered into an Agreement and Plan of Merger, which we refer to in this proxy statement as the “Merger Agreement,” with Avnet and Merger Sub. Pursuant to the Merger Agreement, Merger Sub will merge with and into PDSi, and PDSi will continue as the surviving corporation, which we refer to in this proxy statement as the “surviving corporation.” Following the Merger, Avnet will directly own all of the outstanding capital stock of PDSi. PDSi will cease to be an independent, publicly-traded company and will be a wholly-owned subsidiary of Avnet. A copy of the Merger Agreement is attached as Annex A to this proxy statement. See “The Merger” beginning on page 21.

Merger Consideration

If the Merger is completed, you will be entitled to receive $2.40 in cash (the “Merger Consideration”), without interest and less any applicable tax withholding, for each share of our common stock that you own (unless you choose to be a dissenting shareholder by exercising and perfecting your dissenters’ rights under Ohio law with respect to the Merger and such dissenters’ rights are available). See “The Merger—Effects of the Merger” on page 21.

Treatment of Options

Stock Options. Upon completion of the Merger, each then-outstanding stock option, whether or not vested, that was granted under our equity incentive plans will be exercisable or cancelled as follows:

•	Each Company stock option that is issued and outstanding immediately prior to the Effective Time (as defined in the Merger Agreement) of the Merger, whether or not then exercisable, and which has an exercise price less than the Merger Consideration, will become fully vested and exercisable. Each such option will then be canceled and will be converted into the right to receive from Avnet and the surviving corporation an amount in cash equal to the product of (x) the aggregate number of shares of our common stock covered by such option, multiplied by (y) the excess, if any, of the $2.40 per share merger consideration over the per share exercise price for such option, without interest and less any applicable tax withholding.

•	All other stock options will be cancelled without payment or consideration.

See “The Merger—Effects of the Merger” on page 21 and “The Merger Agreement—Treatment of Options” on page 45.

The Special Meeting

Purpose. At the Special Meeting, you will be asked to consider and vote on a proposal to adopt the Merger Agreement and approve the principal terms of the Merger, an advisory (non-binding) proposal to approve the compensation that may be paid or become payable to PDSi’s named executive officers in connection with the Merger, and a proposal to adjourn the Special Meeting to a later date or time, if necessary or appropriate, to solicit additional proxies.

Record Date and Voting. You are entitled to vote at the Special Meeting if you owned shares of our common stock at the close of business on December 9, 2011, the record date for the Special Meeting. Each outstanding share of our common stock at the close of business on the record date entitles the holder to one vote on each matter submitted to shareholders for approval at the Special Meeting and any adjournment or postponement thereof. As of the record date, there were 7,899,349 shares of our common stock entitled to vote at the Special Meeting. See “The Special Meeting—Record Date; Stock Entitled to Vote; Quorum” on page 17.

Shareholder Vote Required to Approve the Merger Proposal. You are being asked to consider and vote on a proposal to adopt the Merger Agreement and approve the principal terms of the Merger. For us to complete the Merger, shareholders holding a majority of the shares of our common stock outstanding at the close of business on the record date and entitled to vote thereon must vote “FOR” the Merger Proposal. Accordingly, if you abstain or do not vote on the proposal, it will have the same effect as a vote by you against the proposal. If you hold shares in “street name,” and do not provide instruction to your broker, bank or other nominee on how to vote your shares, your shares will not be voted and the effect will be the same as a vote by you against the proposal. See “The Special Meeting—Voting; Proxies and Revocation” beginning on page 18 and “The Special Meeting—Vote Required for Approval” beginning on page 18.

Shareholder Vote Required to Approve the Compensation Proposal. The approval, on an advisory basis, of the Compensation Proposal, requires the affirmative vote of the holders of at least a majority of the shares of our common stock entitled to vote and present in person or represented by proxy at the Special Meeting. If the Compensation Proposal is not approved, this will not affect approval of the Merger Proposal; however, if the Merger Proposal is not approved, the Compensation Proposal will not take effect. If you attend the special meeting but abstain from voting, either in person or by proxy, the resulting abstention will have the same effect as a vote against the Compensation Proposal. If you hold your shares through a broker or other nominee and you do not instruct your broker or other nominee how to vote your shares, such broker non-vote will have no effect on the Compensation Proposal. See “The Special Meeting—Voting; Proxies and Revocation” beginning on page 18 and “The Special Meeting—Vote Required for Approval” beginning on page 18.

Shareholder Vote Required to Approve the Adjournment Proposal. Although it is not currently expected, the Special Meeting may be adjourned for the purpose of soliciting additional proxies if we have not received sufficient votes at the time of such adjournment to approve the Merger Proposal. Approval of the proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies requires the affirmative vote of a majority of the shares represented and voting at the Special Meeting. If you abstain or do not vote your shares, there will not be an effect on the proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies. If you sign your proxy card without indicating your vote, your shares will be voted “FOR” the proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies. If you hold shares in “street name” and do not instruct your broker, bank or other nominee how to vote your shares, your shares will not be voted but will have no effect on the proposal to adjourn the Special Meeting. See “The Special Meeting—Vote Required for Approval” beginning on page 18 and “The Special Meeting—Adjournments and Postponements” on page 19.

Voting Information. Before voting your shares of our common stock, we encourage you to read this proxy statement, including its annexes, in their entirety and carefully consider how the Merger will affect you. To ensure that your shares are voted at the Special Meeting, please submit your vote through the Internet or by telephone or complete, sign, date and mail the enclosed proxy card (which requires no postage if mailed in the United States) as soon as possible. If you hold shares in “street name,” you should follow the instructions provided by your broker, bank or other nominee regarding the voting of your shares.

Shares Held by Executive Officers and Directors. At the close of business on the record date, our executive officers, other than our chief executive officer, held and are entitled to vote at the Special Meeting approximately 5,000 shares of our common stock, representing approximately 0.063%, in the aggregate, of the outstanding shares of our common stock on that date. Each of these executive officers has informed us that they intend to vote all of their shares “FOR” the Merger Proposal, “FOR” the Compensation Proposal, and “FOR” the proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies.

At the close of business on the record date, the members of our board of directors (“Board”), including our chief executive officer, held and are entitled to vote at the Special Meeting approximately 1,233,194 shares of our common stock, representing approximately 15.6%, in the aggregate, of the outstanding shares of our common stock on that date. Each member of our Board has entered into a stockholder agreement with Avnet pursuant to which he agreed to vote all of his shares “FOR” the Merger Proposal. See “The Stockholder Agreements” on page 57.

Recommendation of the Board of Directors

After careful consideration, our Board has unanimously approved and declared advisable the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement and determined that the Merger is fair to, and in the best interests of, PDSi and our shareholders.

Accordingly, our Board unanimously recommends that you vote “FOR” the Merger Proposal, “FOR” the Compensation Proposal and “FOR” the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of such adjournment to approve the Merger Proposal.

See “The Merger—Recommendation of PDSi’s Board of Directors and Its Reasons for the Merger” beginning on page 26.

Opinion of PDSi’s Financial Advisor

Our Board engaged GBQ Consulting LLC, which we refer to in this proxy statement as “GBQ,” to assist it in connection with its evaluation of the proposed Merger. On November 7, 2011, GBQ rendered an oral opinion to our Board, which opinion was subsequently confirmed in writing, that as of November 10, 2011, based on and subject to certain factors and assumptions, and other matters that GBQ considered relevant, the consideration to be offered to the holders of our common stock in the Merger is fair, from a financial point of view, to such shareholders. The full text of GBQ’s written opinion is attached to this proxy statement as Annex C. We encourage you to read this opinion carefully in its entirety for a description of the procedures followed, assumptions made, matters considered and limitations on the review undertaken. We have paid GBQ a fee of approximately $70,000 in connection with its services as financial advisor. No other fees are due to GBQ. GBQ’s opinion was provided to our Board in connection with and for the purposes of the Board’s evaluation of the Merger and does not constitute a recommendation to any shareholder of PDSi as to how such shareholder should vote with respect to the Merger or any other matter. See “The Merger—Opinion of PDSi’s Financial Advisor” beginning on page 29.

Material U.S. Federal Income Tax Consequences of the Merger

The Merger will be a taxable transaction to you for U.S. federal income tax purposes if you are a U.S. holder. In general, a U.S. holder who receives cash in the Merger in exchange for shares of our common stock will recognize gain or loss for U.S. federal income tax purposes equal to the difference between the amount of cash received and the U.S. holder’s basis in the shares of our common stock surrendered. If the shares are held as capital assets, such gain or loss will be capital gain or loss and will be long term capital gain or loss if the U.S. holder’s holding period for such stock is more than one year. The maximum U.S. federal income tax rate on net long term capital gain recognized by individuals is 15% under current law. The payment of cash to a U.S. holder in the Merger will be subject to information reporting and may be subject to backup withholding, currently at a 28% rate, if the U.S. holder fails to furnish a correct taxpayer identification number or otherwise fails to comply with applicable backup withholding rules and certification requirements. The tax consequences of the Merger to you are complex and will depend upon your particular circumstances. You should consult your own tax advisor for a full understanding of the tax consequences of the Merger to you under federal, state, local, foreign and other tax laws. See “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 41.

Procedures for Receiving the Merger Consideration

If the Merger is completed, each of our shareholders will receive materials from the paying agent, Wells Fargo Bank, National Association. As soon as reasonably practicable after the completion of the Merger, the paying agent will provide a letter of transmittal to each holder of record of shares of our common stock that will explain how to surrender stock certificates. Each of our shareholders will receive cash for his, her or its shares from the paying agent after complying with these instructions. If your shares of common stock are held in “street name” by your broker, bank or other nominee, you will receive instructions from your broker, bank or other nominee as to how to effect the surrender of the “street name” shares and receive the Merger Consideration for those shares. Please do not return your stock certificates with the enclosed proxy or send your stock certificates without a properly completed letter of transmittal. See “The Merger—Procedures for Receiving the Merger Consideration” beginning on page 21.

Dissenters’ Rights

Under Section 1701.85 of the Ohio Revised Code, which we refer to in this proxy statement as “Section 1701.85,” our shareholders with outstanding shares as of the record date who vote against the Merger Proposal may have the right to seek appraisal of the fair cash value of their shares in lieu of the Merger Consideration, but only if they comply with the procedures set forth in Section 1701.85 and the other requirements of Section 1701.85 are satisfied. The appraisal amount could be more than, the same as or less than the amount a shareholder would be entitled to receive under the terms of the Merger Agreement. Holders of our common stock intending to exercise their dissenters’ rights must, among other things, vote against the Merger Proposal, and must submit a written demand for payment to us. Your failure to comply with the procedures specified under Section 1701.85 will result in the loss of your dissenters’ rights. If you lose your dissenters’ rights, you will only be entitled to receive the Merger Consideration. See “Dissenters’ Rights,” beginning on page 61 for a more detailed discussion of your dissenters’ rights and the text of Section 1701.85 included as Annex D to this proxy statement.

Termination of the Merger Agreement

Under certain circumstances, the Merger Agreement may be terminated and the Merger abandoned prior to the effective time of the Merger, whether before or after obtaining approval of the Merger Proposal by our shareholders. See “The Merger Agreement—Termination” beginning on page 54. The Merger Agreement generally may be terminated as follows:

•	by mutual written consent of Avnet and us;

•	by either Avnet or us:

•	if the Merger is not completed by February 29, 2012, which we refer to in this proxy statement as the “end date”;

•

if any law or order has been enacted, issued, promulgated, enforced or entered by a governmental entity that makes illegal, permanently enjoins or otherwise permanently prohibits the completion of the Merger, and the law is final and nonappealable; or

•	if our shareholders do not approve the Merger Proposal at the Special Meeting or at any adjournment or postponement thereof;

•	by Avnet:

•

if (1) our Board changes its recommendation that our shareholders approve the Merger Proposal; (2) we enter into, or publicly announce our intention to enter into, an agreement relating to another acquisition proposal; (3) we materially breach our obligation not to solicit another acquisition proposal or otherwise fail to comply in material respects with our obligations relating to our receipt of other acquisition proposals; (4) after a request from Avnet, our Board fails to reaffirm its recommendation that our shareholders approve the Merger Proposal within ten business days after the date another acquisition proposal is publicly disclosed; (5) a tender offer or exchange offer relating to our common stock is commenced by a person not affiliated with Avnet and our Board fails to reaffirm its recommendation that our shareholders approve the Merger Proposal and to recommend that our shareholders not tender their shares in such tender or exchange offer within ten business days; or (6) we or our Board publicly announce our intention to take any of these actions;

•

upon 15 days prior written notice, if there is a breach of any representation, warranty, covenant or agreement on our part such that the conditions to the closing of the Merger that our representations and warranties be true and correct or that we will have performed all of the obligations and complied with the agreements and covenants required to be performed by us under the Merger Agreement would not be satisfied, and the breach cannot be cured by the end date; or

•	if there shall have occurred a Material Adverse Effect (as defined in the Merger Agreement).

•	by us:

•

if, before our shareholders approve the Merger Proposal, our Board authorizes our management, in compliance with the Merger Agreement, to enter into an acquisition agreement in respect of a superior proposal; or

•

upon 15 days prior written notice, if there is a breach of any representation, warranty, covenant or agreement on the part of Avnet or Merger Sub such that the conditions to the closing of the Merger that Avnet or Merger Sub’s representations and warranties be true and correct or that Avnet or Merger Sub will have performed all of the obligations and complied with the agreements and covenants required to be performed by it under the Merger Agreement would not be satisfied, and the breach cannot be cured by the end date.

Effect of Termination; Termination Fee and Expenses

In general, if the Merger Agreement is terminated, neither we nor Avnet will have any liability to each other under the Merger Agreement, except that, if we or Avnet terminate the Merger Agreement under certain circumstances specified in the Merger Agreement, we will be required to reimburse Avnet for up to $750,000 of its fees and expenses and, in some cases, pay to Avnet a termination fee of $1,000,000 (less any such fees and expenses we already paid). See “The Merger Agreement—Termination Fee, Expenses” beginning on page 55.

Conditions to the Merger

The obligation to complete the Merger is subject to the satisfaction or waiver of a number of conditions. See “The Merger Agreement—Conditions to Completing the Merger” beginning on page 52. Those conditions include the following:

•	our shareholders will have approved the Merger Proposal;

•

no order issued by a court or agency of a competent jurisdiction making the Merger illegal or otherwise prohibiting the completion of certain of the transactions contemplated by the Merger Agreement, including the Merger, will be in effect;

•

the representations and warranties of each of Avnet, Merger Sub and us will be true and correct when made and as of immediately prior to the effective time, subject in many cases to material adverse effect qualifications;

•	each of Avnet, Merger Sub and us will have performed in all material respects each of the covenants required to be performed by it under the Merger Agreement;

•	there will not have been any material adverse effect in relation to us since the date of the Merger Agreement;

•

PDSi shall not have, at any time since July 26, 2011, drawn any amounts, or otherwise borrowed any money, under its line of credit with Wells Fargo Bank, National Association that has not been consented to by Avnet;

•	PDSi shall not have, at any time since July 26, 2011, declared or paid, or made any commitment to declare or pay, any dividends with respect to any securities of PDSi; and

•

no law, proceeding, action, suit, litigation or order by any governmental authority will be pending that (a) imposes or seeks to impose any limitation upon the ability of Avnet, Merger Sub or us, or any of their or our respective affiliates, to acquire or hold, or which requires any of such parties to dispose of or hold separately, any portion of their assets or business; (b) imposes limitations on the ability of any such parties to conduct, own or operate their businesses or assets; or (c) imposes or seeks to impose any limitation upon Avnet’s full rights of ownership of the surviving corporation after the Merger has been completed.

Obligation Not to Solicit Acquisition Proposals and Recommendation of Our Board

From and after November 10, 2011, subject to certain exceptions, we have agreed not to:

•	initiate, solicit or knowingly encourage or facilitate another acquisition proposal;

•	engage or participate in any discussions or negotiations regarding, or provide any person with non-public information in connection with, another acquisition proposal;

•	approve, endorse or recommend another acquisition proposal;

•

approve, endorse, recommend or enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or similar contract related to another acquisition proposal; or

•

amend, terminate, waive, release or fail to enforce, or grant any consent under any confidentiality, standstill or similar agreement relating to a business combination, merger or similar transaction, except for waiver to permit a party to make a non-public acquisition proposal to our Board.

Notwithstanding these restrictions, under certain circumstances, our Board may respond to a bona fide unsolicited acquisition proposal or terminate the Merger Agreement and enter into an acquisition agreement with respect to a superior offer so long as we comply with certain terms of the Merger Agreement. In addition, our Board may withdraw, modify, change or condition its recommendation to approve the Merger Proposal, where it determines in good faith, after consultation with outside legal counsel, that failure to take such action would reasonably be expected to result in a breach of its fiduciary duties to our shareholders. See “The Merger Agreement—No Solicitation, Acquisition Proposals” beginning on page 49.

Financing of the Merger

There is no financing condition to the Merger. Avnet is expected to pay the Merger Consideration from its cash on hand or borrowings under its existing credit facilities, which Avnet has represented to us are adequate to pay the Merger Consideration and to perform the other obligations of Avnet contemplated by the Merger Agreement. See “The Merger—Financing” on page 38.

Interests of PDSi’s Directors and Executive Officers

In considering the recommendation of our Board with respect to the Merger, you should be aware that our directors and some of our executive officers have interests in the Merger that are different from, or in addition to, the interests of our shareholders generally. See “The Merger—Interests of PDSi’s Directors and Executive Officers in the Merger” beginning on page 38. These interests include:

•	the vesting of unvested stock options held by executive officers and directors will occur automatically and be accelerated upon completion of the Merger;

•

under their current employment agreements, which are expected to be replaced, each of our executive officers will be entitled to receive severance benefits in certain circumstances if their employment is not continued after the Merger;

•

our executive officers and directors will benefit from indemnification with respect to their acts or omissions as executive officers and directors under an insurance policy that will be purchased by the Company prior to the consummation of the Merger; and

•

our executive officers have agreed to continue to be employed by the surviving corporation following the Merger. Such executive officers, like all current employees of the Company, will continue to receive their current base salary and will be able to participate in Avnet’s benefit plans. Additionally, such executive officers will be eligible to participate in Avnet’s equity incentive program.

Litigation Related to the Merger

After public announcement of the proposed Merger, putative class actions were filed by alleged shareholders of PDSi. In addition to asserting claims against us, the plaintiffs in these actions have also named as defendants in the complaints the members of our Board, as well as Avnet and Merger Sub. The plaintiffs in these actions allege, among other things, that the Merger Consideration is inadequate and that the directors breached their fiduciary duties by agreeing to the Merger and permitting certain terms to be included in the Merger Agreement, including the termination fee and provisions relating to possible competing proposals. The plaintiffs also allege that we and/or Avnet and Merger Sub aided and abetted the individual defendants in their actions. The actions seek to obtain injunctions prohibiting completion of the Merger.

We have not yet filed responses to these lawsuits. Additional or amended putative class actions with similar claims relating to the Merger may be filed against us, our directors, Avnet, and/or Merger Sub. See “The Merger—Litigation Related to the Merger” beginning on page 41.

Market Price of PDSi Common Stock

Our common stock is listed on NYSE Amex under the symbol “PNS.” The closing price of our common stock on NYSE Amex on November 9, 2011, the last trading day prior to announcement of the proposed Merger, and on December 14, 2011, the last practicable trading day before the date of this proxy statement, was $1.14 and $2.37, respectively.

Regulatory Approvals

Except for the filing of a certificate of merger with the Secretary of State of the State of Ohio, we are unaware of any material federal, state or foreign regulatory requirements or approvals required for the execution of the Merger Agreement or completion of the Merger.

Delisting and Deregistration of Our Common Stock

If the Merger is completed, our common stock will be delisted from NYSE Amex and deregistered under the Securities Exchange Act of 1934, as amended, which we refer to in this proxy statement as the “Exchange Act.” Thereafter, the provisions of the Exchange Act will no longer apply to us, including the requirements to file periodic reports with the SEC and to furnish a proxy or information statement to our shareholders in connection with meetings of our shareholders.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Portions of this proxy statement include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act, including, but not limited to, statements regarding Pinnacle Data Systems, Inc. achieving its financial growth and profitability goals, or its sales, earnings and profitability expectations for the year ending December 31, 2011. The words “believe,” “expect,” “anticipate,” “estimate,” “intend,” “seek,” “may” and similar expressions identify forward-looking statements that speak only as of the date of this proxy statement. Investors are cautioned that such statements involve risks and uncertainties that could cause actual results to differ materially from historical or anticipated results due to many factors. These factors include, but are not limited to, the following:

•

the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement that could require us to reimburse Avnet up to $750,000 of its fees and expenses or to pay to Avnet a termination fee of $1,000,000 (less any such fees and expenses we already paid);

•	the outcome of any legal proceedings that have been or may be instituted against us and others relating to the Merger Agreement;

•	the failure to obtain shareholder approval or the failure to satisfy other conditions to completion of the Merger;

•	the failure of the Merger to close for any other reason;

•	risks that the proposed transaction disrupts current plans and operations, and the potential difficulties in employee retention as a result of the Merger;

•	the effect of the announcement of the Merger on our business and customer relationships, operating results and business generally, including our ability to retain key employees;

•	the amount of the costs, fees, expenses and charges related to the Merger, which we will not recover if we do not complete the Merger.

•	the diversion of our management’s attention from ongoing business concerns; and

•	the effects of the local and national economic, credit and capital market conditions on the economy in general.

The foregoing factors should not be construed as exhaustive and should be read together with the other cautionary statements included in this proxy statement. The Company undertakes no obligation to publicly update or revise any such statements, except as required by applicable law.

PARTIES TO THE MERGER

Pinnacle Data Systems, Inc.

We are a global provider of electronics repair and reverse logistics services; system integration and original design manufacturer computing design and manufacturing services; and embedded computing products and design services for the diversified computing, telecommunications, imaging, defense/aerospace, medical, semiconductor and industrial automation markets. PDSi provides a variety of engineering and manufacturing services for global original equipment manufacturers requiring custom product design, system integration, repair programs, warranty management, and/or specialized production capabilities. PDSi’s product capabilities range from board-level designs to globally certified, fully integrated systems, specializing in long-life computer products and unique, customer-centric solutions.

For more information about PDSi, see “Where You Can Find More Information” on page 66. For additional information, please visit our website at www.pinnacle.com. The information provided on our website is not part of this proxy statement and therefore is not incorporated by reference.

Our common stock is publicly traded on NYSE Amex under the symbol “PNS.” Our corporate headquarters are located at 6600 Port Road, Groveport, Ohio 43125 and our telephone number is (614) 748-1150.

Avnet, Inc.

Avnet, Inc. is one of the world’s largest industrial distributors, based on sales, of electronic components, enterprise computer and storage products, and embedded subsystems. Avnet creates a vital link in the technology supply chain that connects more than 300 of the world’s leading electronic component and computer product manufacturers and software developers with a global customer base of more than 100,000 original equipment manufacturers, electronic manufacturing services providers, original design manufacturers, and value-added resellers. Avnet distributes electronic components, computer products and software as received from its suppliers or with assembly or other value added by Avnet. Additionally, Avnet provides engineering design, materials management and logistics services, system integration and configuration, and supply chain services.

Avnet’s common stock is publicly traded on the New York Stock Exchange under the symbol “AVT.” Avnet’s corporate headquarters are located at 2211 South 47th Street, Phoenix, Arizona 85034 and its telephone number is (480) 643-2000.

AIR Acquisition Corp.

AIR Acquisition Corp., an Ohio corporation and wholly-owned subsidiary of Avnet, was formed solely for the purpose of effecting the Merger. AIR Acquisition Corp., the Merger Sub, has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the transactions contemplated by the Merger Agreement. The Merger Sub’s principal executive offices are located at 2211 South 47th Street, Phoenix, Arizona 85034 and its telephone number is (480) 643-2000.

THE SPECIAL MEETING

We are furnishing this proxy statement to you as part of the solicitation of proxies by our Board for use at the Special Meeting, or any adjournment or postponement thereof.

Date, Time and Place of the Special Meeting

The Special Meeting will be held on January 25, 2012, at 9:00 a.m., local time, at the Company’s headquarters, located at 6600 Port Road, Groveport, Ohio 43125.

Purpose of the Special Meeting

At the Special Meeting, you will be asked to consider and vote on:

1. a proposal to adopt the Merger Agreement and approve the principal terms of the Merger;

2. a proposal to approve, on an advisory, non-binding basis, the compensation that may be paid or become payable to PDSi’s named executive officers in connection with the Merger, including the agreements and understandings pursuant to which such compensation may be paid or become payable; and

3. a proposal to adjourn the Special Meeting to a later date or time, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of such adjournment to adopt the Merger Agreement and approve the principal terms of the Merger.

If our shareholders do not approve the Merger Proposal, the Merger will not occur. A copy of the Merger Agreement is included as Annex A to this proxy statement.

Recommendation of Our Board of Directors

Our Board has unanimously approved and declared advisable the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement and determined that the Merger is fair to, and in the best interests of, PDSi and its shareholders.

Our Board unanimously recommends that our shareholders vote “FOR” the Merger Proposal, “FOR” the Compensation Proposal and “FOR” the proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies. See “The Merger—Recommendation of PDSi’s Board of Directors and Its Reasons for the Merger” beginning on page 26.

Record Date; Stock Entitled to Vote; Quorum

Shareholders of record of our common stock as of the close of business on December 9, 2011 are entitled to notice of and to vote at the Special Meeting. At the close of business on the record date, 7,899,349 shares of our common stock were issued and outstanding and held by 70 holders of record. Holders of record of our common stock at the close of business on the record date are entitled to one vote per share at the Special Meeting on each proposal presented. In the event that there are not sufficient votes at the time of the Special Meeting to approve the Merger Proposal, it is expected that the meeting will be adjourned or postponed to solicit additional proxies.

The shareholders of record that are present at the Special Meeting, whether in person or by proxy, will constitute a quorum. Consequently, the Company need not count abstentions or broker non-votes to determine whether a quorum is present. A “broker non-vote” is a term used to describe a vote that a broker or other record owner that holds shares in street name is not authorized to cast because the broker has not received voting instructions from its customer, the beneficial owner, and does not have discretion to vote without such instructions or, if the broker does have such discretion, does not cast.

Vote Required for Approval

The affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote at the Special Meeting is required to approve the Merger Proposal. The approval, on an advisory basis, of the Compensation Proposal, requires the affirmative vote of the holders of at least a majority of the shares of our common stock entitled to vote and present in person or represented by proxy at the special meeting. Approval of the proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies requires the affirmative vote of a majority of the shares of our common stock represented and voting at the Special Meeting.

If you abstain or do not vote your shares, it has the same effect as a vote by you against the Merger Proposal and the Compensation Proposal, but will have no effect on the proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies. If you sign your proxy card without indicating your vote, your shares will be voted “FOR” the Merger Proposal, “FOR” the Compensation Proposal, and “FOR” the proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies.

If your shares are held in “street name,” you will receive instructions from your broker, bank or other nominee that you must follow to have your shares voted. If you do not instruct your broker, bank or other nominee how to vote your shares, your shares will be considered a broker non-vote and will not be voted and the effect will be the same as a vote by you against the Merger Proposal, but will have no effect on the Compensation Proposal and the proposal to adjourn the Special Meeting.

Shares Held by Executive Officers and Directors

At the close of business on the record date, our executive officers, other than our chief executive officer, held and are entitled to vote at the Special Meeting approximately 5,000 shares of our common stock, representing approximately 0.063%, in the aggregate, of the outstanding shares of our common stock on that date. Each of these executive officers has informed us that they intend to vote all of their shares “FOR” the Merger Proposal, “FOR” the Compensation Proposal, and “FOR” the proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies.

At the close of business on the record date, the members of our Board, including our chief executive officer, held and are entitled to vote at the Special Meeting approximately 1,233,194 shares of our common stock, representing approximately 15.6%, in the aggregate, of the outstanding shares of our common stock on that date. Each member of our Board has entered into a stockholder agreement with Avnet pursuant to which he agreed to vote all of his shares “FOR” the Merger Proposal. See “The Stockholder Agreements” on page 57.

Voting; Proxies and Revocation

You may vote in person or by proxy at the Special Meeting. If you plan to attend the Special Meeting and wish to vote in person, you will be given a ballot at the Special Meeting. Please note, however, that, if your shares are held in “street name,” which means your shares are held of record by a broker, bank or other nominee, and you wish to vote at the Special Meeting, you must bring to the Special Meeting a legal proxy from the record holder of the shares (your broker, bank or nominee) authorizing you to vote at the Special Meeting. Please also bring to the Special Meeting your statement evidencing your beneficial ownership of our common stock, as of the record date.

If you do not wish to attend the Special Meeting, you may submit your proxy through the Internet, by telephone or by completing, dating, signing and returning the enclosed proxy card by mail. If you submit a proxy through the Internet, by telephone or by returning a signed proxy card by mail, your shares will be voted at the Special Meeting as you indicate on your proxy card or by such other method. If you sign your proxy card without indicating your vote, your shares will be voted “FOR” the Merger Proposal, “FOR” the Compensation Proposal and “FOR” the proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies. Similarly, if you sign your proxy card and only indicate your vote with respect to one of the proposals, your shares will be voted “FOR” the proposal that you did not indicate a vote for.

Proxies received at any time before the Special Meeting and not revoked or superseded before being voted will be voted at the Special Meeting. If you submit your proxy through the Internet, by telephone or by mail, you may revoke your proxy at any time before the vote is taken at the Special Meeting in any of the following ways:

•	granting a proxy through the Internet or by telephone after the date of your original proxy and before the deadlines for voting included on your proxy card;

•	submitting a later-dated proxy by mail before your earlier-dated proxy is voted at the Special Meeting;

•

giving written notice of the revocation of your proxy to our Corporate Secretary at 6600 Port Road, Groveport, Ohio 43125, that is actually received by our Corporate Secretary prior to the Special Meeting; or

•	voting in person at the Special Meeting.

Your attendance at the Special Meeting does not automatically revoke your proxy. If you have instructed your broker, bank or other nominee how to vote your shares, the above-described options for revoking your proxy do not apply. Instead, you must follow the directions provided by your broker, bank or other nominee to change your vote.

Adjournments and Postponements

Although it is not currently expected, the Special Meeting may be adjourned for the purpose of soliciting additional proxies if we have not received sufficient votes at the time of such adjournment to approve the Merger Proposal. Any adjournment may be made without notice, other than an announcement at the Special Meeting, by the shareholders present in person or by proxy at the Special Meeting. In addition, a quorum is not required to approve the proposal to adjourn the Special Meeting. Any signed proxies received by us without voting instructions on the matter will be voted “FOR” the proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies. Any adjournment of the Special Meeting for the purpose of soliciting additional proxies will allow our shareholders who have already sent in their proxies to revoke them at any time prior to their use at the Special Meeting as adjourned.

At any time prior to convening the Special Meeting, our Board may postpone the Special Meeting for any reason without the approval of our shareholders. If postponed, we will provide notice of the new meeting date as required by law. Although it is not currently expected, our Board may postpone the Special Meeting for the purpose of soliciting additional proxies if we have not received sufficient proxies to constitute a quorum or sufficient votes for the approval of the Merger Proposal. Similar to adjournments, any postponement of the Special Meeting for the purpose of soliciting additional proxies will allow shareholders who have already sent in their proxies to revoke them at any time prior to their use.

Rights of Shareholders Who Object to the Merger

Shareholders may be entitled to seek dissenters’ rights under Ohio law in connection with the Merger, provided that all requirements of Section 1701.85 are met. This means that if you submit a written demand to the Company, you may be entitled to have the fair cash value of your shares determined by an Ohio court and to receive payment based on that valuation. Under Section 1701.85, the fair cash value of your shares will be determined as of the day prior to the Special Meeting. The ultimate amount you would receive as a dissenting shareholder in an appraisal proceeding may be more than, the same as or less than the amount you would be entitled to receive under the terms of the Merger Agreement; however, such amount may not exceed the amount that you included in your demand to the Company.

To exercise your dissenters’ rights, you must comply with the procedures required under Ohio law, including, among other things, not voting in favor of the Merger Proposal. Your failure to follow exactly the procedures specified under Ohio law will result in the loss of your dissenters’ rights. See “Dissenters’ Rights” beginning on page 61 and the text of Section 1701.85 included as Annex D to this proxy statement. Neither the Merger Agreement nor this proxy statement confers upon any shareholder any dissenters’ rights greater than those provided in Section 1701.85 or otherwise expands the rights provided by Section 1701.85.

Solicitation of Proxies

This proxy solicitation is being made and paid for by PDSi. In addition, we have retained Morrow & Co., LLC (“Morrow”) to assist in the solicitation. We will pay Morrow a flat fee of $16,000 for its assistance. Our directors, officers and employees may also solicit proxies by personal interview, mail, e-mail, telephone, facsimile or other means of communication. These persons will not be paid additional or special remuneration for their efforts. We will also request brokers, banks and other nominees to forward proxy solicitation material to the beneficial owners of shares of our common stock that the brokers, banks and other nominees hold of record. We will reimburse them for their reasonable out-of-pocket expenses.

Please do not send your stock certificates with your proxy card. A letter of transmittal with instructions for the surrender of your stock certificates, if any, will be mailed to our shareholders as soon as practicable after completion of the Merger.

Questions and Additional Information

If you have questions about the Merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please mail your request to Pinnacle Data Systems, Inc., 6600 Port Road, Groveport, Ohio 43125, Attn: Investor Relations; call our Investor Relations department at (614) 748-1150; or call our proxy solicitor, Morrow, toll free at (877) 787-9239.

THE MERGER

The following is a description of the material aspects of the Merger, including the material terms of the Merger Agreement. Although we believe that the description adequately covers the material terms of the Merger, this summary may not contain all of the information that is important to you. We encourage you to read this entire proxy statement, including the Merger Agreement attached to this proxy statement as Annex A, as well as the other annexes to this proxy statement, for a more complete description of the Merger.

Effects of the Merger

If our shareholders approve the Merger Proposal and the other conditions to the closing of the Merger are either satisfied or waived, AIR Acquisition Corp., a newly formed, wholly-owned subsidiary of Avnet, which we refer to in this proxy statement as “Merger Sub,” will be merged with and into PDSi, and PDSi will become a wholly-owned subsidiary of Avnet. Sometimes in this proxy statement we refer to PDSi after the Merger as the “surviving corporation.” The Merger will become effective at the time stated in a certificate of merger to be filed with the Secretary of State of the State of Ohio, which we refer to in this proxy statement as the “effective time.”

When the Merger is completed, each share of our common stock issued and outstanding immediately before the effective time (other than shares held by Avnet or Merger Sub and shares held by our shareholders who have properly demanded and perfected, and have not withdrawn, their dissenters’ rights in accordance with Section 1701.85) will automatically be canceled, will cease to exist and will be converted into the right to receive $2.40 in cash, without interest and less any applicable tax withholding, which we refer to in this proxy statement as the “Merger Consideration.”

When the Merger is completed, each outstanding option to acquire our common stock granted under our equity incentive plans, whether or not then vested or exercisable, and which has an exercise price less than the Merger Consideration, will automatically become exercisable as of the effective time. Each such option will then be converted into the right to receive from Avnet and the surviving corporation an amount of cash, without interest and less any applicable tax withholding, equal to the product of (x) the aggregate number of shares of our common stock subject to such option, multiplied by (y) the excess, if any, of the Merger Consideration over the per share exercise price for such option. All other options to acquire our common stock will be cancelled without the payment of consideration.

At the effective time, our then-current shareholders will cease to have ownership interests in us or rights as our shareholders. Therefore, they will not participate in our future earnings or growth and will not benefit from any appreciation in value of our business.

Procedures for Receiving the Merger Consideration

After the completion of the Merger, Wells Fargo Bank, National Association, the paying agent, will provide a letter of transmittal and instructions to each holder of record of our common stock that will explain how to surrender stock certificates. Shareholders will receive from the paying agent cash for the shares represented by these certificates after complying with these instructions. If your shares are held in “street name” by your broker, bank or other nominee, you will receive instructions from your broker, bank or other nominee as to how to effect the surrender of the “street name” shares and receive cash for them. See “The Merger Agreement—Payment for Shares and Exchange Procedures” on page 45.

Please do not forward your stock certificates to the paying agent without a letter of transmittal or return your stock certificates with the enclosed proxy.

Effects on PDSi if the Merger is Not Completed

In the event that our shareholders do not approve the Merger Proposal or if the Merger is not completed for any other reason, you will not receive any payment for your shares or options in connection with the Merger. Instead, we will remain an independent public company. If the Merger is not completed, we will need to address various challenges that our Board considered in connection with approving the Merger Agreement and the transactions contemplated thereby and our shareholders will continue to be subject to the same risks and opportunities as they currently are, including, among other things, general industry, economic and market conditions. See “Recommendation of PDSi’s Board of Directors and Its Reasons for the Merger” beginning on page 26. In addition, we have incurred or will incur significant expenses in connection with the proposed Merger which will not be recovered if the Merger is not completed. See “Background of the Merger” below. Accordingly, if the Merger is not completed, there can be no assurance as to the effect of these risks and opportunities on the future value of your shares or options.

From time to time, our Board will evaluate and review our business operations, properties, dividend policy and capitalization, among other things, make such changes as are deemed appropriate and continue to seek to identify strategic alternatives to maximize shareholder value. This may include marketing the Company more broadly, which may result in a different purchase price. If our shareholders do not approve the Merger Proposal or if the Merger is not completed for any other reason, there can be no assurance that any other transaction acceptable to us as fair to, and in the best interests of, our shareholders will be offered, or that our business, prospects or results of operations, financial condition or cash flows will not be adversely impacted.

In addition, if the Merger Agreement is terminated under certain circumstances, we will be obligated to reimburse Avnet up to $750,000 of its fees and expenses and, in some cases, pay to Avnet a termination fee of $1,000,000 (less any such expenses we already paid).

Background of the Merger

Our Board regularly discusses and reviews possible strategic directions for the Company in light of its financial performance, developments in the industry and the competitive markets in which the Company operates, and considers opportunities to maximize value for the Company’s shareholders. As part of this process, from time to time, our Board, in consultation with the Company’s management and advisors, has evaluated a number of business and strategic alternatives.

In connection with the severe global economic downturn that began in late 2008, and the negative impact it had on the Company’s business and operating results, management began taking cost-cutting and other related measures throughout 2009 in an attempt to restore profitability. As a result, the Company once again considered strategic alternatives for growth, including the possibility of a business combination.

From July through September of 2009, the Company identified and contacted various parties in an attempt to raise additional capital or to sell all or part of its business. During this process, numerous companies (both strategic and financial partners) were contacted; eight as potential buyers of the entire Company, nine as possible buyers of the embedded products business, one as a possible buyer of the service business, and ten as potential sources for additional capital. Although initial interest was shown by some of the parties contacted, for various reasons (including financial performance, small deal size, difficulty in separating the products and services business, etc.) none of the parties ultimately were willing to enter into a purchase or capital transaction. Therefore, the Company decided to implement a focused growth strategy whereby it continued to take cost-cutting measures, including the restructuring of its management team.

Then in early 2010, but not as a result of the Company’s selling efforts, the Company was contacted by another electronics company (the “Potential Acquirer”), which was looking to expand its business and increase its revenue stream through the acquisition of other electronics businesses. After discussing a potential business combination with the Potential Acquirer, the Company agreed to allow the Potential Acquirer to conduct due diligence on the Company. Discussions with the Potential Acquirer ultimately led to the preparation of an initial draft of a merger agreement, which was provided to the Company in June of 2010 setting forth the terms of an acquisition (the “Potential Acquisition”) of the Company by the Potential Acquirer. At the time, the Board believed that the Potential Acquisition was in the best interest of the Company and its shareholders and authorized management to continue negotiations with the Potential Acquirer. However, the Potential Acquirer, despite having indicated verbally an offer of $1.50 per share, which is equivalent to a 54% premium over the then-current market price, was not willing to formally agree on a purchase price and as the negotiation of the transaction progressed it became clear that the Potential Acquirer would not ultimately be willing to agree on a purchase price that represented the premium that the Company believed was a fair value for shareholders. As a result the negotiations were discontinued. At that point, the Company decided to focus on revenue growth and profitability, and decided not to further explore any business combination transactions.

While the Board determined not to move forward on that specific transaction, it continued to evaluate business and strategic alternatives, although it ceased efforts relating to actively exploring any business combination transactions. As part of that process, the Board implemented additional plans for the Company to focus on revenue growth and profitability and the Company increased its efforts towards developing new customer relationships. The opportunity arose in early 2011 to meet with representatives of Avnet to discuss potential ways of working with the Company. This led both Avnet and the Company to conclude that there were mutually beneficial opportunities for them to do business together.

In late March of 2011, a member of the Company’s sales team traveled to Phoenix, Arizona to meet with certain Avnet personnel to discuss potential business opportunities.

On April 13, 2011, Avnet entered into a non-disclosure agreement with the Company. The following day, members of Avnet’s management team traveled to Groveport, Ohio to visit the Company’s facilities and to continue discussions related to potential business opportunities. During these discussions, Avnet expressed a preliminary interest in potentially acquiring the Company, rather than simply exploring a customer relationship.

Shortly after the April 2011 meeting, Avnet requested that it be provided with certain financial information related to the Company’s business, including the Company’s 2011 business plan and forecasts for the next two years. These items were provided to Avnet on April 19, 2011.

On April 25, 2011, members of the Company’s management team were invited to meet in Phoenix, Arizona in June 2011 with certain members of Avnet’s senior management team to continue the discussions related to the potential business combination.

On May 9, 2011, at a regularly scheduled Board meeting after the Company’s annual meeting, management informed the Board that Avnet had expressed an interest in a relationship with the Company, which was more significant than simply a customer relationship, and indicated that it was management’s belief that Avnet might make a bona fide offer to acquire the Company. At this point, the Board indicated that management should remain in contact with Avnet, but as nothing specific had yet been discussed with Avnet, the Board did not take or approve any particular action.

On June 27, 2011, members of the Company’s management team traveled to Phoenix, Arizona to meet with certain members of Avnet’s senior management team to continue the discussions related to the potential business combination.

Shortly after the June 27, 2011 meeting, Avnet made an initial verbal offer to acquire all of the Company’s common stock for approximately 40% above the then-current market price or $1.85 per share. In response to this offer, management indicated that it would not recommend to the Board that it pursue a transaction at that price. Management indicated that the then proposed per share price did not fairly value the Company and that, in view of various factors, an offer at a premium in excess of 100% of the then-current trading price, or $3.70 per share, might represent an acceptable figure for the Company. In response, Avnet increased its verbal offer to $2.40 per share, which management indicated they would not recommend to the Board unless the offer was reduced to writing.

On July 12, 2011, Avnet requested certain information regarding the outstanding options to purchase Company common stock. These items were provided to Avnet on July 12, 2011.

On July 13, 2011, Steve Church, Avnet’s Senior Vice President, Corporate Business Development and Planning, sent to John Bair, the Company’s Chief Executive Officer, an executed letter of interest that indicated Avnet’s willingness to offer $2.40 per share, which represented an 85% premium above the then-current market price of $1.30 per share (based upon the prior day’s closing price). Mr. Church also sent Mr. Bair an exclusivity agreement that provided Avnet with the exclusive right to negotiate with, and conduct due diligence on, the Company until September 30, 2011.

On July 19, 2011, the Board held a special telephonic meeting at which representatives of Schottenstein, Zox & Dunn, our legal counsel, which we refer to in this proxy statement as “SZD,” were present regarding Avnet’s indication of interest and the exclusivity agreement. At the meeting, management updated the Board on the financial condition, operations and prospects of the Company, and discussed the fact that Avnet’s proposal was an unsolicited all-cash offer without financing contingencies. Based upon the fact that Avnet’s proposal was an unsolicited all-cash offer without financing contingencies, and that it represented an 89% premium over the then-current market price of $1.27 (based upon the prior day’s closing price), the Board authorized management enter into the exclusivity agreement with Avnet.

On July 20, 2011, we signed the exclusivity agreement with Avnet, which provided for an exclusivity period expiring on September 30, 2011.

On August 8, 2011, the Board held a special meeting to further evaluate Avnet’s indication of interest. At the request of the Board, SZD reviewed with the Board the fiduciary duties of our directors in connection with a possible sale of the Company. The Board also discussed whether management believed Avnet would be amenable to the Company soliciting additional offers for the Company. Management’s belief was that doing so would not be well-received by Avnet, and that making such a request might harm the Company’s ability to move forward with the proposed transaction. The Board discussed with SZD the potential ramifications of jeopardizing the proposed transaction from a fiduciary duties perspective, and the potential that losing the proposed transaction would not be in the best interests of the Company and its shareholders. Management also indicated that it was their belief that the purchase price premium offered by Avnet was based in part on the understanding that the Company would enter into the exclusivity agreement. Following discussion, the Board authorized management to solicit proposals from financial advisors on behalf of the Company. Promptly thereafter, we made available certain information about the Company to representatives of Avnet and its legal, financial and accounting advisors to enable Avnet to undertake a more detailed due diligence investigation.

On September 16, 2011, the Board held a special telephonic meeting regarding the status of Avnet’s proposal. The Board was provided with an update on Avnet’s due diligence and then authorized management to retain GBQ Consulting LLC, which we refer to in this proxy statement as “GBQ,” to act as the Company’s financial advisor and to provide immediate valuation and other transactional financial advice, as well as a fairness opinion, in connection with the proposed transaction. The Board’s decision, after considering three separate proposals, to retain GBQ was based on GBQ’s knowledge of the Company’s business, their having already conducted thorough financial valuations of the Company and diligence on its business, the industry it functions in and its competitors in connection with the Potential Acquisition, for which the Company paid GBQ a fee of $60,000, and the efficiencies the Company might realize as a result.

On September 19, 2011, the Company engaged GBQ as its financial advisor.

On September 21, 2011, we agreed to an extension of the exclusivity agreement with Avnet, which provided for an exclusivity period expiring on December 31, 2011.

On September 30, 2011, the Board held a special telephonic meeting regarding the status of Avnet’s proposal. The Board was provided with an update and representatives of GBQ, the Company’s financial advisor in connection with the proposed transaction, provided an initial analysis of the value of the Company, based upon methodologies that are independent of the then-current trading price, as well as the proposed purchase price.

On October 7, 2011, Squire, Sanders & Dempsey (US) LLP, legal counsel to Avnet, which we refer to in this proxy statement as “Squire Sanders,” sent to SZD the initial draft of the Merger Agreement.

On October 10, 2011, management and SZD met in person to review and discuss comments and revisions to the initial draft of the Merger Agreement. Over the next few days, management and SZD continued to review and discuss their proposed revisions to the Merger Agreement.

On October 12, 2011, SZD and Squire Sanders had a telephone conference to preliminarily discuss the intended revisions to the Merger Agreement and various issues that management and SZD had raised.

On October 14, 2011, management and SZD met in person to continue to review, discuss and finalize their initial comments and revisions to the Merger Agreement.

On October 14, 2011, SZD sent to Squire Sanders a revised draft of the Merger Agreement.

On October 18, 2011, SZD and Squire Sanders had a telephone conference to discuss the revised draft of the Merger Agreement, including the deletion of the termination fee and certain closing conditions such as the approval by Avnet’s board of directors.

On October 19, 2011, Squire Sanders sent to SZD the initial draft of the Stockholder Agreement.

On October 20, 2011, management and SZD reviewed and discussed their comments and revisions to the Stockholder Agreement.

On October 26, 2011, Squire Sanders sent to SZD a revised draft of the Merger Agreement, which included, among other changes, a reduction in the termination fee from $1.5 million to $1.25 million (less expenses already paid to Avnet).

On October 28, 2011, management and SZD again met in person to review the revised Merger Agreement and to review and discuss additional or continuing comments and revisions they believed were appropriate.

On October 28, 2011, SZD sent to Squire Sanders a revised draft of the Stockholder Agreement, which included proposed revisions to certain permitted transfers of stock held by each director.

Also on October 28, 2011, SZD sent to the Board the revised drafts of the Merger Agreement and the Stockholder Agreement.

On October 31, 2011, representatives of the Company and Avnet, including SZD and Squire Sanders, had a conference call to discuss the Board’s and management’s comments to the proposed terms of the Merger Agreement and Stockholder Agreement, which included extensive proposed revisions to the provisions of the Merger Agreement related to non-solicitation, termination and the termination fee, conditions to closing, and the manner in which the Company would be required to conduct its business prior to the closing of the transaction.

On November 1, 2011, Squire Sanders sent to SZD a revised draft of the Merger Agreement, which, among other things: (i) reduced the termination fee from $1.25 million to $1 million (less expenses already paid to Avnet); (ii) loosened certain restrictions on the Company with respect to our ability to negotiate the renewal of employee benefits and our ability to honor our obligations under certain incentive plans already in place for non-executive management for periods prior to closing; (iii) deleted certain closing conditions; (iv) deleted the requirement that the Company pay Avnet’s expenses if Avnet terminated the Merger Agreement due to the Company suffering a Material Adverse Effect (as defined in the Merger Agreement); and (v) replaced the requirement that the

Company pay Avnet’s expenses and the termination fee if either party terminated the Merger Agreement due to the Company’s shareholders not approving the Merger Agreement and the proposed Merger with the requirement that the Company pay Avnet’s expenses and, only if the Company enters into an alternative acquisition proposal within 12 months, the termination fee.

From November 1, 2011 through November 4, 2011, representatives of the Company and Avnet, including SZD and Squire Sanders, continued to negotiate the terms of the Merger Agreement. The Company continued to negotiate the terms around when the Company would be required to reimburse Avnet for its expenses and pay a termination fee.

On November 3, 2011, Squire Sanders sent to SZD a revised draft of the Stockholder Agreement, and SZD indicated that the revised form of Stockholder Agreement was acceptable.

On November 4, 2011, Squire Sanders and SZD continued to discuss further proposed revisions to the Merger Agreement, after which Squire Sanders sent to SZD a revised draft of the Merger Agreement.

On November 7, 2011, management and SZD again met in person to review and discuss the further revised Merger Agreement. Also on November 7, 2011, the Board held a special meeting, in person and via conference call to consider the Merger Agreement. Prior to the meeting, the Board was provided with substantially final drafts of the Merger Agreement and Stockholder Agreement and a summary of the agreements. At the meeting, representatives of SZD reviewed with our directors their fiduciary duties in connection with an acquisition of the Company. SZD also reviewed with the Board the terms of the Merger Agreement and Stockholder Agreement. Our Board discussed the provisions in the Merger Agreement intended to accommodate the ability of another party to offer a higher price for the Company, noting that the Board would have the ability to consider a superior proposal (as defined in the Merger Agreement) in certain circumstances, including those in which the Board’s fiduciary duties require such action, and that the proposed termination fee had been negotiated lower, to $1,000,000 (less any expenses paid to Avnet). Following substantial discussion, the Board determined that it was in the best interests of our shareholders to pursue Avnet’s proposal to acquire the Company for $2.40 per share.

At the request of the Board, representatives of GBQ reviewed with the Board the proposed terms of the Merger from a financial point of view and rendered their oral opinion (which opinion was confirmed by delivery of a written opinion dated November 10, 2011) that, based upon and subject to the assumptions and limitations stated in such opinion, the consideration to be paid to our shareholders in the Merger was fair, from a financial point of view.

At the conclusion of the discussion, the Board determined that each of the transactions contemplated by the Merger Agreement, including the Merger, was fair to, and in the best interests of, the Company and our shareholders, declared the advisability of and approved the Merger Agreement and the transactions contemplated thereby, including the Merger, and resolved to recommend that our shareholders adopt the Merger Agreement and approve the principal terms of the Merger.

On November 10, 2011, we signed the Merger Agreement with Avnet and each of our directors entered into a Stockholder Agreement with Avnet. The parties issued press releases announcing the transaction on the evening of November 10, 2011.

Recommendation of PDSi’s Board of Directors and Its Reasons for the Merger

Our Board unanimously recommends that our shareholders vote “FOR” the Merger Proposal. In reaching its decision to approve the Merger Proposal and recommending that our shareholders approve the Merger Proposal, our Board consulted with senior management, our legal counsel and our financial advisor, and considered a number of factors, including the following:

•	its knowledge of the current state of our business, including our financial condition, operations, business plans, management, competitive position and prospects;

•	historical and current information concerning our business, financial performance and condition, operations, management and competitive position, and current industry, economic and market conditions;

•

the fact that the Merger Consideration of $2.40 per share represents (i) a 85% premium compared to the closing price of our common stock on July 12, 2011 (the last trading day before we received the indication of interest from Avnet), and a 86% and 89% premium to the 30-day and 90-day average closing prices of our common stock over these periods, respectively, prior to the day we received the indication of interest from Avnet; and (ii) a 110.5% premium compared to the closing price of our common stock on November 9, 2011 (the last trading day before we publicly announced the transaction), and a 103%, 97% and 89% premium to the 30-day, 60-day and 90-day average closing prices of our common stock over these periods, respectively, prior to the day we publicly announced the transaction;

•

the fact that the Merger Consideration represents a significant premium compared to the closing price of our common stock over the last three fiscal years; with the exception of an unusual increase in our stock price and trading volume that occurred over the course of two trading days during the third quarter of 2011, which the Company believes was an extraordinary event that resulted in trading prices and volume levels that could not be and were not sustained;

•

its evaluation of our future business prospects on a stand-alone basis, based in part upon the anticipated costs of continuing to be a publicly-traded company and our previous inability to raise additional equity or debt capital or to complete a sale of all or part of the Company;

•	our internal expectations of revenue growth and profitability for 2012 and beyond, based in part on the financial projections discussed below and the related effect on the market price of our stock;

•	our working capital requirements, including potentially significant investments that may be needed to support the continued growth of our business;

•	our inability to continue cost-cutting measures in a manner that would continue to benefit the Company’s growth and profitability;

•

its belief that the Merger is more favorable to our shareholders than the potential value that might result from alternatives available to us, including remaining an independent public company, given the potential rewards, risks and uncertainties associated with those alternatives;

•

the fact that the Merger Consideration is all cash without financing contingencies, so that the transaction allows our shareholders to immediately realize a fair value, in cash, for their investment and provides our shareholders certainty of value for their shares;

•	the fairness opinion delivered by GBQ, which states, as of the date of the Merger Agreement, that the cash consideration of $2.40 per share is fair to our shareholders from a financial point of view;

•	the terms of the Merger Agreement, including:

•	the lack of a financing condition to the completion of the Merger and a relatively high degree of certainty of closing;

•

our ability under the Merger Agreement to furnish information to and conduct negotiations with a third party in certain circumstances, as more fully described under “The Merger Agreement—No Solicitation, Acquisition Proposals” beginning on page 49;

•

our Board’s ability to modify and change its recommendation of the Merger if it receives another acquisition proposal that it determines is a superior proposal, including in those instances in which the Board’s fiduciary duties require such action, subject to compliance with the requirements of the Merger Agreement;

•	the fact that we can terminate the Merger Agreement if an unsolicited superior proposal for an alternative transaction were made by a third party, provided that we comply with certain requirements, including payment of a termination fee of $1 million to Avnet, which were viewed by our Board to not preclude acceptance of a third party offer that is a superior proposal; and

•

the fact that the Merger Agreement provides us sufficient operating flexibility to conduct our business generally in the ordinary course between the signing of the Merger Agreement and the completion of the Merger;

•	the fact that the Merger would be subject to the approval of our shareholders and that they would be free to reject the Merger;

•

the significant level of competition we face from other companies with greater name recognition, financial resources and distribution, operational and marketing capabilities, including the competition we could face from Avnet if the Merger is not completed;

•

the amount of our revenue that is generated by a relatively small number of customers and the negative effect increased competition could have on our business and our ability to meet future financial projections;

•

the view of our Board that the industry in which we operate is undergoing consolidation, and that companies that undertake such consolidation enjoy increasing economies of scale in distribution, marketing, supply, operations and capital structure and other competitive advantages;

•	the termination fee is considered not to be an unreasonable barrier to another interested party making a competing offer;

•	the likelihood that the Merger would be completed;

•	the reputation and financial condition of Avnet, as well as Avnet’s ability to become a substantial competitor, with much greater resources than the Company, if the Merger is not completed;

•	the potential availability, subject to conditions imposed by Ohio law, of dissenters’ rights for shareholders who properly exercise such rights; and

•	the fact that the stockholder agreements did not represent an obligation to vote a significant number of shares of our common stock in favor of the Merger Proposal.

Our Board also considered a number of potentially negative factors in its deliberations concerning the Merger, including:

•	the fact that following the Merger our current shareholders will no longer participate in any of our potential future earnings or growth;

•	the fact that the Merger Consideration to be received by our shareholders who are U.S. persons will be taxable to the shareholders for U.S. federal income tax purposes;

•

the fact that, if the Merger is not completed, we will have incurred significant expenses, and our employees will have experienced significant distractions from their work in an attempt to complete the Merger, and, as a result, we may experience adverse effects on our operating results, our ability to attract or retain employees, and our competitive position in our markets;

•	the fact that the Merger Agreement precludes us from soliciting alternative proposals;

•

the interests that our directors and executive officers may have in the Merger that are, or may be different from, or in addition to, those of our shareholders, as described in “Interests of PDSi’s Directors and Executive Officers in the Merger” beginning on page 38.

•	the fact that we are obligated to reimburse up to $750,000 of Avnet’s fees and expenses if the Merger Agreement is terminated under certain circumstances; and

•

the fact that we are obligated to pay a termination fee of up to $1,000,000 (less expense reimbursements already paid to Avnet) if the Merger Agreement is terminated under certain circumstances, which may discourage others from proposing an alternative transaction with us.

This discussion of information and factors considered by our Board is not intended to be an exhaustive list of the factors considered by our Board. In view of the wide variety of factors considered, our Board did not find it practicable to quantify or otherwise assign relative weights to the specific factors considered. However, our Board concluded that the potential benefits of the Merger outweighed the potential negative factors and that, overall, the proposed Merger transaction had greater potential benefits for our shareholders than other strategic alternatives. After taking into account all of the factors set forth above, our Board unanimously agreed that the Merger Agreement and the Merger were advisable and fair to, and in the best interests of, our company and our shareholders and approved the Merger Agreement.

Opinion of PDSi’s Financial Advisor

We retained GBQ as our financial advisor on September 19, 2011. In connection with that engagement, our Board requested that GBQ evaluate the fairness, from a financial point of view, to the holders of our outstanding common stock of the Merger Consideration to be received by such holders pursuant to the Merger Agreement.

At the November 7, 2011 meeting of our Board, GBQ gave its opinion that, as of such date and based upon and subject to various factors, qualifications and assumptions set forth in its opinion, the Merger Consideration to be received by our shareholders pursuant to the Merger Agreement was fair, from a financial point of view, to our shareholders.

The full text of the written opinion of GBQ, dated November 10, 2011, which sets forth assumptions made, procedures followed, matters considered, and limits on the scope of review undertaken, is included as Annex C to this proxy statement. The summary of the opinion of GBQ set forth in this proxy statement is qualified in its entirety by reference to the full text of such opinion.

Holders of our common stock are urged to read this opinion in its entirety. GBQ’s opinion, which is addressed to our Board, is directed only to the fairness, from a financial point of view, of the Merger Consideration to be received by holders of our common stock in connection with the proposed merger. GBQ’s opinion does not constitute a recommendation to any holder of our common stock as to how such shareholder should vote at the Special Meeting and does not address any other aspect of the proposed merger or any related transaction.

You are urged to read the opinion in its entirety. GBQ’s opinion, which is addressed to our Board, is directed only to the fairness, from a financial point of view, of the Merger Consideration to be received by holders of our common stock in connection with the proposed Merger. GBQ’s opinion does not constitute a recommendation to any holder of our common stock as to how such shareholder should vote at the Special Meeting and does not address any other aspect of the proposed Merger or any related transaction.

No limitations were imposed on the scope of GBQ’s investigation or the procedures to be followed by it in rendering its opinion. GBQ did not determine the form or amount of consideration to be offered.

GBQ is principally engaged in the valuation of businesses and business interests, including both privately-held and publicly-traded companies, for all purposes, including mergers and acquisitions, divestitures, fairness opinions for transactions by public companies, estate and gift taxes, employee stock ownership plans, recapitalizations, purchase price allocations, dissolutions, and other objectives. GBQ’s business activity is predominantly with business enterprises having $5 million to $500 million in annual revenue.

In arriving at its determination of the fairness from a financial point of view of the cash price per share offered by Avnet, GBQ completed a number of traditional valuation analyses and qualitative judgments that it deemed to be relevant. GBQ advised the Board that its determination of fairness was not based on the possibility of the unaffiliated shareholders gaining the maximum price theoretically or practically possible. Rather, its determination of fairness was based on consideration of the overall reasonableness of the price offered in the Merger with reference to a variety of quantitative and qualitative factors and the time frame of the Merger and GBQ’s analyses.

GBQ was not requested to opine as to, and its opinion does not in any manner address: (i) PDSi’s underlying business decision to proceed with or effect the Merger, (ii) the amount of the Merger Consideration to be paid to holders of PDSi’s Common Stock, the allocation of the Merger Consideration among the PDSi shareholders or the amount per share of the Merger Consideration, or (iii) the solvency, creditworthiness or fair value of PDSi, Avnet or any other participant under any applicable laws relating to bankruptcy, insolvency or similar matters. Further, GBQ was not requested to consider, and its opinion does not address, the merits of the Merger relative to any alternative business strategies that may have existed for PDSi or the effect of any other transactions in which PDSi might have engaged, nor did GBQ offer any opinion as to the terms of the Merger. Moreover, GBQ was not engaged to recommend, and did not recommend, a transaction price, or participate in the Merger negotiations. Furthermore, no opinion, counsel or interpretation was intended in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. GBQ’s opinion does not constitute, and they have not made, a recommendation to the PDSi Board or any security holder of PDSi or any other person as to how to act or vote with respect to the Merger or otherwise. GBQ also assumed, with PDSi’s consent, that the final executed form of the Merger Agreement would not differ from the draft of the Merger Agreement that they examined, that the conditions to the Merger as set forth in the draft of the Merger Agreement would be satisfied, and that the Merger would be consummated on a timely basis in the manner contemplated by the draft of the Merger Agreement, without any limitations, restrictions, or conditions, regulatory or otherwise. GBQ expressed no opinion as to the price at which the shares of any of PDSi might trade at any time.

The GBQ opinion was intended to be utilized by the PDSi Board as only one input to consider in its process of analyzing the Merger.

GBQ assumed that the assets, liabilities, financial condition and prospects of PDSi as of the date of its opinion had not changed materially since the date of the most recent financial information made available to them. GBQ also assumed and relied upon the accuracy and completeness of all financial and other information that was publicly available, furnished by PDSi, or otherwise reviewed by or discussed with them, and of the representations and warranties of PDSi contained in the draft of the Merger Agreement, in each case without independent verification of such information. GBQ assumed, without independent verification, that the financial forecasts and projections provided to them were reasonably prepared and reflected the best currently available estimates of the future financial results of PDSi and represent reasonable estimates, and GBQ relied upon such forecasts, projections and estimates in arriving at its opinion. Further, GBQ relied upon each party to advise GBQ promptly if any information previously provided became inaccurate or was required to be updated during the period of its review. GBQ was not engaged to assess the reasonableness or achievability of such forecasts, projections and estimates or the assumptions upon which they were based, and expressed no view as to the forecasts, projections, estimates or assumptions. GBQ assumed that the Merger would be consummated on the terms described in the draft of the Merger Agreement, without any waiver of any material terms or conditions by PDSi.

GBQ did not conduct any physical inspection, evaluation or appraisal of PDSi’s facilities, assets or liabilities. GBQ’s opinion was based on business, economic, market and other conditions as they existed and could be evaluated as of the date of its opinion letter. It should be noted that although subsequent developments may affect its opinion, GBQ does not have any obligation to update, revise or reaffirm its opinion.

GBQ did not form a conclusion as to whether any individual analysis, when considered independently of the other analyses conducted by GBQ, supported or failed to support its opinion. GBQ did not specifically rely or place any specific weight on any individual analysis. Accordingly, GBQ believes that the analyses must be considered in their entirety, and that selecting portions of the analyses or the factors it considered, without considering all analyses and factors together, could create an imperfect view of the processes underlying the analyses performed by GBQ in connection with the preparation of its opinion.

The following is a brief summary of the material analyses performed by GBQ in connection with its oral opinion and the preparation of its written opinion dated November 10, 2011. This summary of financial analyses includes information presented in tabular format. In order to fully understand the financial analyses used by GBQ, the tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. Therefore, this summary does not purport to be a complete description of the analyses performed by GBQ.

The order in which these analyses are presented below, and the results of those analyses, should not be taken as any indication of the relative importance or weight given to these analyses by GBQ or the Board. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before November 10, 2011, and is not necessarily indicative of current market conditions.

For purposes of its analyses, and upon reviewing the terms and conditions upon which Avnet will acquire 100% of the fully diluted common shares of PDSi and the number of shares of common stock and options outstanding, GBQ took into account the total consideration being paid of $2.40 per share. PDSi has existing cash balances of approximately $1.5 million and stock option proceeds (resulting from the exercise of “in the money” options) of $1.3 million as of September 30, 2011.

Financial Analyses

Information Reviewed

The sources of information used in performing GBQ’s analysis included, but were not limited to:

•	Multiple interviews and discussions with PDSi’s management;

•	On-site visits to the Company’s headquarters and operating facilities in Groveport, Ohio;

•	PDSi’s annual reports on Form 10-K for the fiscal years ended December 31, 2006 through 2010, audited by McGladrey & Pullen, LLP;

•	PDSi’s financial statements on Form 10-Q for the nine-months ended September 30, 2010 and 2011;

•	Management-prepared financial projections for the fiscal years ending December 31, 2011 through 2016;

•	A list of options outstanding (including strike price and vesting period);

•	A draft of the Merger Agreement, dated November 1, 2011;

•	A review of historical market prices and trading volume of the Company’s publicly traded common stock;

•	A review of certain publicly available news articles and press releases relating to the Company;

•	Research reports prepared by Taglich Brothers covering the stock of PDSi;

•	A review of publicly available financial data of certain publicly traded companies that GBQ deems comparable to PDSi;

•	Various management-prepared documents, lists, and schedules; and

•	Various publicly available information, data, documents, and data, which are referenced.

Historical Trading Performance

To provide context, GBQ reviewed the historical stock price and volume of PDSi Common Stock for the three-year period ending November 1, 2011. GBQ noted that the low and high closing prices of PDSi Common Stock during this period were $0.30 and $2.35 per share. GBQ also noted that the low and high closing prices during the one-year period ending November 1, 2011 were $1.13 and $2.35 per share and during the three-month period ending November 1, 2011 were $1.13 and $1.57 per share.

Discounted Cash Flow Method

GBQ performed a discounted cash flow analysis of PDSi in order to derive an implied enterprise value of PDSi based on the present value of PDSi’s future cash flows. In performing its discounted cash flow analysis of PDSi, GBQ relied on the financial forecast prepared by PDSi management.

GBQ estimated the debt-free cash flows that PDSi could generate through the period ending December 31, 2016 based upon the PDSi management forecast. These cash flows were discounted to a present value-equivalent using a range of discount rates of 15.5% to 17.5%, which was based upon PDSi’s estimated weighted average cost of capital (“WACC”), an assumed tax rate of 40% and residual year growth rates ranging from 3.0% to 6.0%. The estimated WACC was based upon estimates of PDSi’s cost of equity capital, cost of debt capital and an assumed capital structure, all of which were based upon information from various independent sources (including market risk-free interest rates, market equity risk premiums, small stock risk premiums, equity betas and corporate bond rates). This analysis resulted in implied per share values for PDSi common stock ranging from a low of $2.21 per share to a high of $2.96 per share, with a median implied share value of $2.51.

Guideline Public Company Method

GBQ reviewed and compared specific financial and operating data relating to PDSi to that of several publicly-traded companies that GBQ deemed to have certain characteristics that are similar to those of PDSi. These selected companies were:

•	Celestica, Inc.

•	Flextronics Intl Ltd.

•	Plexus Corp.

•	Jabil Circuit, Inc.

•	Network Engines, Inc.

•	Sanmina-SCI Corp.

•	Benchmark Electronics, Inc.

•	DDi Corp.

•	IEC Electronics Corp.

•	Winland Electronics, Inc.

•	Super Micro Computer, Inc.

•	Sparton Corp.

•	Key Tronic Corp.

•	RadiSys Corp.

GBQ noted, however, that none of the selected publicly traded companies is identical or directly comparable to PDSi.

As part of its analysis, GBQ reviewed multiples of equity value and enterprise value (i.e., equity value, plus debt and preferred stock, plus minority interests, less cash and cash equivalents) of the selected companies. GBQ analyzed equity value divided by earnings (i.e., net income) for the latest-twelve-month (“LTM”), 2011, 2012, and 2013 periods. Further, GBQ analyzed enterprise value divided by earnings before interest and taxes (“EBIT”), earnings before interest, taxes, depreciation and amortization (“EBITDA”), and revenue for the LTM, 2011, 2012, and 2013 periods. Multiples for the selected companies were based on stock prices for the selected companies as of November 1, 2011. Estimates of future performance for the selected companies were compiled from equity analyst estimates, as provided by Bloomberg Analytics. This analysis indicated the following multiples for the selected companies:

	Equity Value /				Enterprise Value /
Comparable Companies	Earnings LTM	Earnings 2011	Earnings 2012	Earnings 2013	EBIT LTM	EBIT 2011	EBIT 2012	EBIT 2013
High	15.0x	15.4x	13.5x	27.7x	12.7x	12.3x	8.7x	7.4x
Upper Q.	11.5x	10.7x	8.6x	9.4x	9.7x	8.0x	7.3x	5.9x
Median	10.1x	9.5x	7.4x	6.6x	7.8x	7.0x	5.7x	5.2x
Mean	10.4x	9.9x	8.0x	9.8x	8.3x	7.5x	6.4x	5.5x
Lower Q.	9.4x	8.8x	6.6x	5.6x	6.8x	6.1x	5.5x	5.1x
Low	7.8x	6.8x	5.0x	4.1x	5.2x	5.1x	4.6x	4.2x

	Enterprise Value /				Enterprise Value /
Comparable Companies	EBITDA LTM	EBITDA 2011	EBITDA 2012	EBITDA 2013	Rev. LTM	Rev. 2011	Rev. 2012	Rev. 2013
High	9.3x	8.2x	6.3x	5.0x	0.61x	0.76x	0.60x	0.35x
Upper Q.	7.9x	7.1x	5.4x	4.0x	0.40x	0.46x	0.41x	0.22x
Median	5.4x	4.9x	4.9x	3.6x	0.24x	0.27x	0.23x	0.20x
Mean	6.3x	5.6x	4.6x	3.8x	0.30x	0.35x	0.30x	0.21x
Lower Q.	4.8x	4.2x	3.8x	3.6x	0.17x	0.19x	0.18x	0.17x
Low	4.0x	3.6x	2.7x	3.1x	0.14x	0.15x	0.15x	0.14x

PDSi financial metrics for 2011, 2012 and 2013 were taken from the financial forecast for PDSi provided by the management of PDSi. Based on this analysis and on GBQ’s judgment and experience with respect to the differences in size, profitability and risk, among other quantitative and qualitative factors of PDSi relative to the selected companies, GBQ utilized median multiples as applicable to PDSi with the exception of revenue multiples (the high multiple of the ranges was utilized). The lower and upper quartiles of the resulting values (i.e., multiples multiplied by the specific performance measure for PDSi) provided a range of per share value for PDSi of approximately $1.49 per share to $2.65 per share.

Guideline Transaction Method

GBQ identified for consideration in its analysis 41 transactions (for which sufficient disclosure of financial terms was publicly available) involving the acquisition of companies that GBQ deemed to have certain characteristics that are similar to those of PDSi (i.e., operating within, or related to, PDSi’s industry). GBQ noted, however, that none of the companies included in the selected transactions is identical or directly comparable to PDSi and that none of the selected transactions is identical or directly comparable to the Merger. GBQ compared selected information of PDSi with the corresponding data indicated in the selected transactions.

GBQ examined multiples of enterprise value to LTM EBITDA and LTM EBIT. Multiples for the selected transactions were based upon the information available in the latest financial statements issued prior to the transaction announcement date. Financial data for the selected transactions was obtained from various independent sources including Pratt’s Stats, Public Stats, and the Mergerstat/BVR Control Premium Study. The enterprise value multiples implied by the selected transactions are as follows:

Acquired Companies	Deal Price	Revenue	EBITDA Margin	EV / EBITDA	EV / EBIT
High	$6,279,808,000	$8,946,410,000	53.9%	13.73x	20.90x
Upper Q.	158,702,000	129,193,000	13.4%	9.51x	13.95x
Median	26,233,000	32,520,438	9.9%	7.27x	9.38x
Lower Q.	6,798,378	10,247,930	7.9%	4.51x	5.99x
Low	239,095	435,300	2.8%	1.40x	1.79x

Based on this analysis, and on GBQ’s judgment and experience with respect to the differences in size, profitability, and risk, among other quantitative and qualitative factors of PDSi relative to the selected transactions, GBQ selected the median EBITDA and EBIT multiples as applicable to PDSi. These multiples were applied to the LTM and 2011 projected performance (based on projections provided by PDSi’s management) for PDSi providing a range of per share value for PDSi of approximately $1.60 per share to $2.29 per share.

Present Value of Future Share Price

GBQ applied a multiple of enterprise value to EBITDA based on the median LTM multiple from the Guideline Public companies to PDSi’s projected EBITDA for the years ending December 31, 2011 through 2016 as provided in the projections from PDSi’s management. The future indicated prices per share are discounted to November 1, 2011 at the cost of equity determined in the Discounted Cash Flow. The resulting values per share for PDSi ranged from $1.64 per share to $2.73 per share.

Public Market Premium Analysis

GBQ reviewed publicly available information for selected completed or pending acquisition transactions closed or pending since November 1, 2011 to determine the equity premiums paid in the transactions over recent trading prices of the target companies prior to announcement of the transaction. GBQ reviewed publicly available information including, but not limited to, SEC filings, databases, and industry reports for these selected transactions to arrive at premiums paid for the target implied values of PDSi to a group of companies, which in GBQ’s judgment were generally comparable to PDSi. In each specific transaction, GBQ determined the premium being paid by the acquirer as a percentage of the closing market trading price of the target’s common stock. The resulting premiums were then compared to the premiums anticipated under the terms of the Merger relative to closing market data for PDSi common stock on November 1, 2011.

GBQ analyzed 24 acquisitions of the following acquired companies:

•	FDM Group PLC

•	SVI Public Co. Ltd.

•	Same Time Holdings Ltd.

•	Aimtron Technology Corp.

•	Elec & Eltek International Holdings Ltd.

•	Kyosha Holdings Singapore Ltd

•	JUMPtec Industrielle Computertechnik AG

•	Acer Inc

•	SCI Systems Inc

•	Primetech Electronics Inc

•	Computer Configuration Holdings Ltd

•	LGS Group Inc

•	Integrated Circuit Systems Inc

•	Metrologic Group SA

•	Intelligroup, Inc.

•	Dimension Data Holdings PLC

•	Stanley, Inc.

•	Coretec, Inc.

•	Computer Network Technology Corp.

•	Praegitzer Industries Inc

•	Sipex Corp.

•	Handspring Inc

•	Sega Corp

•	Alternative Resources Corp.

The 24 transactions had a mean and median acquisition premium of 28.3% and 20.1%, respectively. Further, the upper quartile premium was 48.7%, compared to a lower quartile premium of 1.7%.

In addition, GBQ analyzed the Mergerstat Review 2011 database, which tracks publicly announced formal transfers of ownership of at least 10% of a company’s equity. Over the past 28 years, the premium paid ranged from 23.1% to 41.1%, with a median of 31.3%. Further, acquisitions of companies with a purchase price of under $25.0 million demonstrated an average annual median acquisition premium of 43%. Over the past five years, the median acquisition premium for companies with P/E ratios of 8.0 to 10.0 ranged from 14% to 48%. The Merger Consideration of $2.40 per share reflects a premium of 110.5% over PDSi’s trading price on November 1, 2011 (i.e., $1.14 per share).

Summary of Valuation Methodologies

GBQ utilized the per share prices for PDSi implied by the discounted cash flow, guideline public company, guideline transaction and present value of future share price analyses described above in determining an implied range of value of PDSi. The range of values, including comparison to the recent trading history of PDSi’s common stock, is provided below.

Method	Low	High	Range	Average of High/Low
1-Year Historical Price	$1.13	$2.35	$1.22	$1.74
3-Month Historical Price	1.13	1.57	0.44	1.35
Discounted Cash Flow	2.21	2.96	0.74	2.58
Guideline Public Company	1.49	2.65	1.16	2.07
Guideline Transaction	1.60	2.29	0.69	1.94
PV of Future Share Price	1.64	2.73	1.08	2.18
Overall Range	1.13	2.96

Fairness Conclusion

GBQ compared the implied value of the Merger Consideration (i.e., $2.40 per share) to be received by the holders of PDSi common stock with the implied value of PDSi common stock indicated by the financial analyses with respect to PDSi described above. GBQ noted that the range of implied equity value of PDSi from the analysis discussed above is $1.49 per share to $2.96 per share (excluding the historical price range in the chart above), compared to the Merger Consideration of $2.40 per share. Furthermore, the Merger Consideration of $2.40 per share reflects a premium of 110.5% over PDSi’s trading price on November 1, 2011 (i.e., $1.14 per share).

General

In connection with the review of the proposed Merger by the PDSi Board, GBQ performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary described above, without considering the analyses as a whole, could create an incomplete view of the processes underlying GBQ’s opinion. In arriving at its fairness determination, GBQ considered the results of all the analyses and did not draw, in isolation, conclusions from or with regard to any one analysis or factor considered by it for purposes of its opinion. GBQ made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all the analyses. In addition, GBQ may have considered various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above should not be taken to be the view of GBQ with respect to the actual value of PDSi. In performing its analyses, GBQ made numerous assumptions with respect to industry performance, general business, regulatory, economic, market and financial conditions and other matters. Many of these assumptions are beyond the control of PDSi. Any estimates contained in GBQ’s analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.

GBQ’s opinion was necessarily based upon the information available to it and facts and circumstances as they existed and were subject to evaluation on the date of its opinion. Events occurring after the date of its opinion could materially affect the assumptions used in preparing its opinion. GBQ did not express any opinion as to the price at which shares of PDSi common stock may trade following announcement of the Merger or at any future time. GBQ did not undertake to reaffirm or revise its opinion or otherwise comment upon any events occurring after the date of its opinion and does not have any obligation to update, revise or reaffirm its opinion.

No company or transaction used in the above analyses as a comparison is directly comparable to PDSi or the Merger and the other transactions contemplated by the Merger Agreement. Accordingly, an analysis of the results of the comparisons is not mathematical; rather, it involves complex considerations and judgments about differences in the companies and transactions to which PDSi and the Merger were compared and other factors that could affect the public trading value or transaction value of the companies involved.

GBQ’s opinion was furnished for the use and benefit of the PDSi Board in connection with its evaluation of the Merger.

GBQ’s opinion and its presentation to the PDSi Board was one of many factors taken into consideration by the PDSi Board in deciding to approve the Merger Agreement and the related documents. Consequently, the analyses as described above should not be viewed as determinative of the opinion of the PDSi Board with respect to the terms of the Merger or of whether the PDSi Board would have been willing to agree to different terms.

The issuance of its opinion was approved by a committee of GBQ authorized to approve opinions of this nature.

Pursuant to an engagement letter dated September 19, 2011, the PDSi Board engaged GBQ to provide to the PDSi Board an opinion with respect to the fairness, from a financial point of view, of the Merger Consideration to be received by holders of the outstanding shares of PDSi’s Common Stock. Under the terms of its engagement letter, PDSi has agreed to pay GBQ a fee for its services, of which a portion was payable upon signing of the engagement letter and the remainder became payable upon delivery of GBQ’s opinion. GBQ’s compensation is neither based upon nor contingent on the results of its engagement or the consummation of the Merger. PDSi has also agreed to reimburse GBQ for expenses reasonably incurred by GBQ in performing its services, including fees and expenses of its legal counsel, and to indemnify GBQ and related persons against liabilities, including liabilities under the federal securities laws, arising out of its engagement. GBQ was not requested to opine as to, and its opinion does not address, the basic business decision to proceed with or effect the Merger, the merits of the Merger relative to any alternative transaction or business strategy that may be available to PDSi, Avnet’s ability to fund the aggregate Merger Consideration payable pursuant to the Merger Agreement or any other terms contemplated by the Merger Agreement or the fairness of the Merger to any other class of securities, creditor or other constituency of PDSi. Furthermore, GBQ has not been requested to opine to, and its opinion does not address, the fairness of the amount or nature of the compensation to any of PDSi’s officers, directors or employees, or class of such persons, relative to the compensation to PDSi’s public shareholders. Except with respect to the use of its opinion in connection with this proxy statement in accordance with GBQ’s engagement letter with PDSi, GBQ’s opinion may not be disclosed, referred to, published or otherwise used (in whole or in part), nor shall any public references to GBQ be made, without the prior written approval of GBQ.

The PDSi Board selected GBQ to provide an opinion to the PDSi Board in connection with its consideration of the Merger because GBQ is a financial advisory firm with experience in similar transactions. GBQ is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions.

Projected Financial Information

Certain Projected Financial Information for PDSi

PDSi does not as a matter of course make public long-term forecasts as to future performance or other prospective financial information, and PDSi is especially wary of making forecasts or projections for extended periods due to the unpredictability of the underlying assumptions and estimates. However, management prepared and provided to GBQ in connection with its evaluation of the fairness, from a financial point of view, of the Merger Consideration, certain non-public, internal, unaudited projections of PDSi’s financial performance through 2016 as a stand-alone public company. These forecasts were also reviewed by the Board for purposes of evaluating the Merger.

Included below is a summary of these forecasts for the purpose of providing our shareholders and investors access to certain non-public information that was furnished to third parties, and such information may not be appropriate for other purposes.

Financial Projections

(In $000s)

	For the Year Ending
	Year 1 12/31/11	Year 2 12/31/12	Year 3 12/31/13	Year 4 12/31/14	Year 5 12/31/15	Year 6 12/31/16
Revenue	$29,200	$32,200	$35,400	$37,400	$40,100	$42,900
Gross Profit	9,600	12,500	14,100	14,900	16,000	17,100
Income from Operations	1,900	4,000	5,300	5,600	6,000	6,400
Earnings Before Income Taxes	1,900	4,000	5,100	5,500	5,900	6,300
Net Income	1,400	2,700	3,500	3,800	4,100	4,400

Important Information about the Projected Financial Information

While the above forecasts were prepared in good faith, no assurance can be made regarding future events. The estimates and assumptions underlying these forecasts involve judgments with respect to, among other things, future economic, competitive, regulatory and financial market conditions and future business decisions that may not be realized and that are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, all of which are difficult to predict and many of which are beyond the control of PDSi and will be beyond the control of Avnet. There can be no assurance that the underlying assumptions will prove to be accurate or that the projected results will be realized, and actual results may differ, and may differ materially, from those reflected in the Company’s forecasts, whether or not the Merger is completed. The above forecasts therefore cannot be considered necessarily predictive of actual future operating results, and this information should not be relied on as such.

The forecasts summarized in this section were prepared solely for internal use by PDSi and GBQ, and not with a view toward public disclosure or with a view toward complying with the guidelines established by the American

Institute of Certified Public Accountants for preparation and presentation of prospective financial data, published guidelines of the SEC regarding forward-looking statements or GAAP. In the view of the Company’s management, its forecasts were prepared on a reasonable basis. The financial forecasts, however, are not fact and are not necessarily indicative of actual future results.

All of the management forecasts summarized in this section, and the summaries appearing above, were prepared by and are the responsibility of PDSi. PDSi’s independent registered public accounting firm has not examined, compiled or otherwise performed any procedures with respect to the prospective financial information contained in these financial forecasts and, accordingly, has expressed no opinion nor given any other form of assurance with respect thereto and it assumes no responsibility for the prospective financial information.

By including in this proxy statement summaries of the financial forecasts of PDSi, none of PDSi or any of its representatives has made or makes any representation to any shareholder regarding the ultimate performance of PDSi compared to the information contained in the financial forecasts. The management forecasts summarized in this section were prepared for review by GBQ and the Board prior to the execution of the Merger Agreement.

The summary forecasts of our management are not included in this proxy statement in order to induce any shareholder to vote in favor of the Merger Proposal or any of the other proposals to be voted on at the Special Meeting of our shareholders.

Financing

We estimate that the total amount of funds necessary to complete the Merger and related transactions in connection with the Merger will be approximately $22 million; all of which will be due under the Merger Agreement to the holders of our common stock and the holders of options to purchase our common stock, assuming that the Company does not incur any indebtedness prior to the consummation of the Merger and that no shareholder validly exercises and perfects his, her or its dissenters’ rights.

These amounts are expected to be paid by Avnet from its cash on hand or borrowings from its existing credit facilities. There is no financing condition to the Merger.

Interests of PDSi’s Directors and Executive Officers in the Merger

In considering the recommendation of our Board with respect to the Merger, you should be aware that some of our directors and executive officers have interests in the Merger that are different from, or in addition to, the interests of our shareholders generally. These interests may present them with actual or potential conflicts of interest, and these interests, to the extent they may be deemed material, are described below.

Continued Employment

Our executive officers have agreed to continue to be employed by the surviving corporation following the Merger. Such executive officers, like all current employees of the Company, will continue to receive their current base salary and will be able to participate in Avnet’s benefit plans. Additionally, such executive officers will be eligible to participate in Avnet’s equity incentive program.

Severance Benefits

Under their current employment agreements, our executive officers will receive severance benefits in certain events of termination of their employment after the Merger.

The current employment agreements between us and Mr. Bair, our President and Chief Executive Officer and a director, Mr. Harper, our Chief Operating Officer, and Mr. Tomashot, our Chief Financial Officer, provide that in the event that any such executive officer terminates, for good reason, their employment in the six months immediately following completion of the Merger, he would receive a severance payment equal to six months of his respective annual base salary in effect on the date of his termination (other than with respect to Mr. Bair, whose employment agreement provides for the payment of 12 months’ salary) as well as any bonus earned and/or accrued through the date of termination and shall be entitled to the continuation of any fringe benefits for a period of six months thereafter (other than with respect to Mr. Bair, whose employment agreement provides for the continuation of such benefits for a period of 12 months). In addition, any unvested stock options held by such individuals will become fully vested upon any such termination discussed above.

The following table sets forth the value of the severance benefits payable to our executive officers upon a termination of employment as described above:

Golden Parachute Payments

	Cash ($) (1)	Equity Awards ($) (2)	Perquisites/ Benefits ($) (3)	Other ($)	Total ($)
John Bair	$320,825	$392,525	$26,974	$0	$740,324
TJ Harper	$114,625	$330,025	$5,219	$0	$449,869
Nick Tomashot	$105,812	$182,525	$5,164	$0	$293,501

(1)

Represents cash severance payment equal to 12 months with respect to Mr. Bair and 6 months with respect to Mr. Harper and Mr. Tomashot of current base salary to which the executive officer would be entitled under his current employment agreement with the Company. Payment is due if the employment of any participating executive officer is terminated without “cause” or the executive terminates his or her employment for “good reason” during the period beginning upon the consummation of the Merger and ending six months after the closing of the Merger.

(2)	Represents the aggregate intrinsic value of option awards for which vesting would be accelerated upon the completion of the Merger.
(3)

Represents the dollar value of employer-paid premiums for 12 months with respect to Mr. Bair and 6 months with respect to Mr. Harper and Mr. Tomashot of continued health (including medical and dental), life insurance, and employer contributions to each executive’s retirement account. Payment is due if the employment of any participating executive officer is terminated without “cause” or the executive terminates his or her employment for “good reason” during the period beginning upon the consummation of the Merger and ending six months after the closing of the Merger.

As a condition to the closing of the Merger, the executive officers will enter into new employment agreements at their current salary levels in connection with their continued employment following the Merger. Under these new agreements, it is expected that our executive officers will receive severance benefits that are comparable to, and with respect to certain terms less generous, than the severance benefits provided under the current employment agreements.

Treatment of Stock Options

Upon completion of the Merger, all then-outstanding stock options, whether or not vested, including those held by our directors and executive officers will be exercisable, and automatically converted into the right to receive the Merger Consideration for each share of our common stock represented by the unit. The table below sets forth, as of December 9, 2011, for each of our directors and executive officers:

•

the number of stock options with exercise prices below the Merger Consideration of $2.40 per share (both vested and unvested) held by such persons and the weighted average exercise price of such options; and

•	the cash payment that will be made to such persons with respect to such stock options upon completion of the Merger.

Name and Position	Number of Shares underlying Vested Options	Value of Vested Options (net of exercise price)		Number of Shares underlying Unvested Options	Value of Unvested Options (net of exercise price)		Total Consideration
Executive Officers:
John Bair	105,000	$128,100.00	(1)	242,500	$264,425.00	(2)	$392,525.00
TJ Harper	140,000	$139,850.00	(3)	107,500	$190,175.00	(4)	$330,025.00
Nick Tomashot	75,000	$112,350.00	(5)	47,500	$70,175.00	(6)	$182,525.00
Non-Employee Directors:
Carl Aschinger	18,000	$18,820.00	(7)	10,227	$11,045.16	(8)	$29,865.16
Benjamin Brussell	18,000	$18,820.00	(9)	10,227	$11,045.16	(10)	$29,865.16
Hugh Cathey	28,000	$20,320.00	(11)	10,227	$11,045.16	(12)	$31,365.16
Tom O’Leary	28,000	$20,320.00	(13)	10,227	$11,045.16	(14)	$31,365.16
Ralph Roberts	28,000	$55,070.00	(15)	10,227	$11,045.16	(16)	$66,115.16

(1)

Calculated based upon the Merger Consideration of $2.40 per share and the exercise of 15,000 options at an exercise price of $1.00; 15,000 options at an exercise price of $0.51; and 225,000 options at an exercise price of $1.35.

(2)

Calculated based upon the Merger Consideration of $2.40 per share and the exercise of 10,000 options at an exercise price of $1.00; 7,500 options at an exercise price of $0.51; and 75,000 options at an exercise price of $1.35.

(3)

Calculated based upon the Merger Consideration of $2.40 per share and the exercise of 50,000 options at an exercise price of $1.45; 50,000 options at an exercise price of $1.90; 15,000 options at an exercise price of $1.00; 15,000 options at an exercise price of $0.51; and 10,000 options at an exercise price of $0.60.

(4)

Calculated based upon the Merger Consideration of $2.40 per share and the exercise of 10,000 at an exercise price of $1.00; 7,500 options at an exercise price of $0.51; and 90,000 options at an exercise price of $0.60.

(5)	Calculated based upon the Merger Consideration of $2.40 per share and the exercise of 60,000 at an exercise price of $1.00; and 15,000 options at an exercise price of $0.51.
(6)

Calculated based upon the Merger Consideration of $2.40 per share and the exercise of 40,000 options at an exercise price of 40,000 at an exercise price of $1.00; and 7,500 options at an exercise price of $0.51.

(7)

Calculated based upon the Merger Consideration of $2.40 per share and the exercise of 5,000 options at an exercise price of $2.15; 5,000 options at an exercise price of $1.90; 5,000 options at an exercise price of $0.52; and 3,000 options at an exercise price of $0.51.

(8)	Calculated based upon the Merger Consideration of $2.40 per share and the exercise of 10,227 options at an exercise price of $1.32.
(9)

Calculated based upon the Merger Consideration of $2.40 per share and the exercise of 5,000 options at an exercise price of $2.15; 5,000 options at an exercise price of $1.90; 5,000 options at an exercise price of $0.52; and 3,000 options at an exercise price of $0.51.

(10)	Calculated based upon the Merger Consideration of $2.40 per share and the exercise of 10,227 options at an exercise price of $1.32.
(11)

Calculated based upon the Merger Consideration of $2.40 per share and the exercise of 10,000 options at an exercise price of $2.25; 5,000 options at an exercise price of $2.15; 5,000 options at an exercise price of $1.90; 5,000 options at an exercise price of $0.52; and 3,000 options at an exercise price of $0.51.

(12)	Calculated based upon the Merger Consideration of $2.40 per share and the exercise of 10,227 options at an exercise price of $1.32.
(13)

Calculated based upon the Merger Consideration of $2.40 per share and the exercise of 10,000 options at an exercise price of $2.25; 5,000 options at an exercise price of $2.15; 5,000 options at an exercise price of $1.90; 5,000 options at an exercise price of $0.52; and 3,000 options at an exercise price of $0.51.

(14)	Calculated based upon the Merger Consideration of $2.40 per share and the exercise of 10,227 options at an exercise price of $1.32.

(15)

Calculated based upon the Merger Consideration of $2.40 per share and the exercise of 20,000 options at an exercise price of $0.40; 5,000 options at an exercise price of $0.52; and 3,000 options at an exercise price of $0.51.

(16)	Calculated based upon the Merger Consideration of $2.40 per share and the exercise of 10,227 options at an exercise price of $1.32.

Indemnification of Directors and Officers; Insurance

The Company intends to purchase a “run-off” directors and officers’ insurance and indemnification policy for our current and former directors and officers providing coverage for events occurring before the effective time for a period of not less than six years from the effective time, on terms and conditions similar to our existing directors’ and officers’ insurance and indemnification policies.

Litigation Related to the Merger

On November 15, 2011, a putative class action, Robert Henkel v. Carl Aschinger et al., Case No. Civ. 11-CV-014234, was filed in the Common Pleas Court of Franklin County, State of Ohio. On November 16, 2011 and November 18, 2011, two other actions (Spruill v. Carl Aschinger et al. and Weiser Rev Trust v. Carl Aschinger et al.) were filed in the same forum, Case Nos. Civ. 11-CV-14256 and 11-CV-14414, respectively. The plaintiffs in these actions allege, among other things, that the Merger Consideration is inadequate and that the directors breached their fiduciary duties by agreeing to the Merger and permitting certain terms to be included in the Merger Agreement, including the termination fee and provisions relating to possible competing proposals. The plaintiffs also allege that we and/or Avnet and Merger Sub aided and abetted the individual defendants in their actions. The actions seek injunctions prohibiting completion of the Merger.

We have not yet filed responses to these lawsuits. Additional or amended putative class actions with similar claims relating to the Merger may be filed against us, our directors, Avnet and/or Merger Sub.

Regulatory Approvals

Except for the filing of a certificate of merger with the Secretary of State of the State of Ohio, at or before the effective date of the Merger, we are unaware of any material federal, state or foreign regulatory requirements or approvals required for the execution of the Merger Agreement or completion of the Merger.

Delisting and Deregistration of Our Common Stock

If the Merger is completed, our common stock will be delisted from NYSE Amex and deregistered under the Exchange Act. Thereafter, the provisions of the Exchange Act will no longer apply to us, including the requirements to file periodic reports with the SEC and to furnish a proxy or information statement to our shareholders in connection with meetings of our shareholders.

Material U.S. Federal Income Tax Consequences of the Merger

The following is a summary of the material U.S. federal income tax consequences of the Merger to U.S. holders (as defined below) of our common stock whose shares are converted into the right to receive cash in the Merger. The summary is for general information purposes only and does not purport to consider all aspects of U.S. federal income taxation that might be relevant to U.S. holders of our common stock. The summary is based on current provisions of the Internal Revenue Code of 1986, as amended, which we refer to in this proxy statement as the “Code,” existing, proposed and temporary regulations promulgated thereunder, rulings, administrative pronouncements and judicial decisions, all as in effect on the date hereof and all of which are subject to change, including retroactively.

This summary applies only to U.S. holders of our common stock who own such stock as capital assets within the meaning of Section 1221 of the Code and does not apply to U.S. holders who:

•

acquired their shares prior to the effective time of the Merger pursuant to the exercise of employee stock options, distributions under our 2005 Equity Incentive Plan or 2000 Directors Stock Option Plan, or other compensation arrangements with us; or

•

hold their shares as part of a hedge, straddle or conversion transaction or who are subject to special tax treatment under the Code (such as dealers in securities or foreign currency, insurance companies, other financial institutions, regulated investment companies, tax-exempt entities, S corporations, partnerships and taxpayers subject to the alternative minimum tax).

This summary also does not address the U.S. federal income tax consequences of the Merger to a U.S. holder who receives Merger Consideration as the result of the vesting and/or the deemed exercise of stock options or warrants or as the result of the vesting of restricted stock units.

In addition, this summary does not address the U.S. federal income tax consequences to a beneficial holder of our common stock who is not a U.S. holder, such as a non-resident alien individual, a foreign corporation, or a foreign estate or trust, nor does it consider the effect of any state, local, foreign or other tax laws.

If any of these circumstances that are not addressed apply to you, you should consult your own tax advisor.

The U.S. federal income tax consequences summarized below are not intended to constitute a complete description of all tax consequences relating to the Merger. Because individual circumstances may differ, each U.S. holder of our common stock and anyone else who may receive Merger Consideration is urged to consult such person’s own tax advisor as to the particular tax consequences to such person of the Merger, including the application and effect of state, local, foreign and other tax laws.

As used in this discussion, a U.S. holder is any beneficial owner of shares who is treated for U.S. federal income tax purposes as:

•	an individual citizen or resident of the United States;

•

a corporation or other entity treated as a corporation for U.S. federal income tax purposes that is, in each case, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust that (A) is subject to the primary supervision of a U.S. court and the control of one or more U.S. persons or (B) has validly elected to be treated as a U.S. person for U.S. federal income tax purposes.

If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) holds shares, the tax treatment of its partners generally will depend on a partner’s status and the activities of the partnership. Partnerships and their partners should consult their tax advisors regarding the U.S. federal income tax consequences to them of the Merger.

Tax Consequences of the Merger. The receipt by a U.S. holder of cash for our common stock pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder who receives cash in exchange for our common stock pursuant to the Merger will recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received and the U.S. holder’s adjusted tax basis in the stock surrendered for cash pursuant to the Merger. Gain or loss will be determined separately for each block of stock (that is, stock acquired at the same price per share in a single transaction) surrendered for cash pursuant to the Merger. Such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the U.S. holder’s holding period for such stock is more than one year at the time of completion of the Merger. The maximum U.S. federal income tax rate on net long-term capital gain recognized by individuals is 15% under current law. The maximum U.S. federal income tax rate on net long-term capital gain recognized by a corporation is 35% under current law. Capital losses are subject to limitations on deductibility for both corporations and individuals.

In general, U.S. holders who exercise dissenters’ rights will also recognize gain or loss. Any holder considering exercising statutory dissenters’ rights should consult the holder’s own tax advisor.

Information Reporting and Backup Withholding Requirements. Payments made to a U.S. holder in connection with the Merger will be subject to information reporting and may be subject to backup withholding for U.S. federal income tax purposes, currently at a 28% rate. Backup withholding generally will apply only if the beneficial holder fails to furnish a correct taxpayer identification number or otherwise fails to comply with applicable backup withholding rules and certification requirements. Each U.S. holder should complete and sign the substitute Form W-9 that will be part of the letter of transmittal to be returned to the paying agent in order to provide the information and certification necessary to avoid backup withholding, unless an applicable exemption exists and is otherwise proved in a manner acceptable to the paying agent. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowable as a refund or credit against a U.S. holder’s U.S. federal income tax liability provided the required information is furnished to the Internal Revenue Service in a timely manner.

THE MERGER AGREEMENT

The following is a summary describing the material provisions of the Merger Agreement. The provisions of the Merger Agreement are complicated and not easily summarized. This summary may not contain all of the information about the Merger Agreement that is important to you. The Merger Agreement is attached to this proxy statement as Annex A. We encourage you to read it carefully in its entirety for a more complete understanding of the Merger Agreement.

Effective Time of Merger

The Merger Agreement provides for the Merger of Merger Sub with and into PDSi upon the terms and subject to the conditions of the Merger Agreement, including approval of its principal terms by our shareholders. The Merger will become effective at the effective time, which will be the time stated in the certificate of merger that will be filed with the Secretary of State of the State of Ohio. Avnet and we are working to complete the Merger as quickly as possible. We cannot predict the exact effective time, because completion of the Merger is subject to certain conditions that are beyond our control, but absent any unanticipated delay, we expect to close the Merger on January 30, 2012. The parties to the Merger Agreement may agree to complete the Merger after January 30, 2012.

Structure of Merger

At the effective time, Merger Sub will merge with and into PDSi. PDSi will be the surviving corporation in the Merger. As a result of the Merger, PDSi will become a wholly-owned subsidiary of Avnet.

Articles of Incorporation, Code of Regulations, and Directors and Officers of the Surviving Corporation

At the effective time:

•	our articles of incorporation will be amended in its entirety to read as set forth in Exhibit A of the Merger Agreement;

•	the code of regulations of Merger Sub will become the code of regulations of the surviving corporation;

•	the directors of Merger Sub immediately prior to the effective time will be the initial directors of the surviving corporation; and

•	the officers of Merger Sub immediately prior to the effective time will be the initial officers of the surviving corporation.

Merger Consideration

Each share of PDSi common stock issued and outstanding immediately before the effective time will automatically be cancelled, will cease to exist and will be converted into the right to receive the Merger Consideration, except that:

•	each share held by Avnet, Merger Sub or PDSi immediately prior to the effective time will be cancelled, and no payment will be made with respect to these shares;

•	each share of Merger Sub outstanding immediately prior to the effective time will be converted into a share of stock of the surviving corporation; and

•

so long as the requirements of Section 1701.85 are satisfied, shares held by shareholders who have properly demanded and perfected, and have not timely withdrawn, their dissenters’ rights with respect to such shares in accordance with Section 1701.85 will be cancelled, and the holders of those shares will have only the rights granted by Section 1701.85.

After the effective time, each holder of a certificate that represented shares of PDSi common stock will have, and the certificate will represent, only the rights described above.

Treatment of Options

Upon completion of the Merger, each then-outstanding stock option, whether or not vested, that was granted under our equity incentive plans will be exercisable or cancelled as follows:

•

Each Company stock option that is issued and outstanding immediately prior to the Effective Time (as defined in the Merger Agreement) of the Merger, whether or not then exercisable, and which has an exercise price less than the Merger Consideration, will become fully vested and exercisable. Each such option will then be canceled and will be converted into the right to receive from Avnet and the surviving corporation an amount in cash equal to the product of (x) the aggregate number of shares of our common stock covered by such option, multiplied by (y) the excess, if any, of the $2.40 per share merger consideration over the per share exercise price for such option, less any applicable tax withholding.

•	All other stock options will be cancelled without payment or consideration.

Payment for Shares and Exchange Procedures

Wells Fargo Bank, National Association, which we refer to in this proxy statement as the “paying agent,” will act as the agent for the payment of Merger Consideration upon surrender of stock certificates that formally represented our common stock and were converted into the right to receive the Merger Consideration after the effective time. After the effective time, Avnet will provide or cause the surviving corporation to provide to the paying agent cash necessary for payment of the Merger Consideration upon surrender of certificates, which we refer to in this proxy statement as the “exchange fund.”

As soon as reasonably practicable after the effective time, but no later than the fifth business day after the effective date, the paying agent will mail to each holder of record of a certificate for shares of our common stock that were converted into the right to receive the Merger Consideration (1) a letter of transmittal and (2) instructions for effecting the surrender of certificates in exchange for the Merger Consideration.

When a certificate is surrendered for cancellation to the paying agent together with a properly executed letter of transmittal and other documents as may be required, the holder of the certificate will be entitled to receive in exchange therefor the amount of cash which the shares of our common stock formerly represented and the certificate will have been converted into the right to receive this Merger Consideration after the effective time. The certificate so surrendered will be cancelled. Interest will not be paid or accrue in respect of Merger Consideration. Holders of our common stock should not return their stock certificates with the enclosed proxy or send their stock certificates until they receive a letter of transmittal with instructions for the surrender of stock certificates.

In the event of a transfer of ownership of our common stock that is not registered in our records, payment of Merger Consideration may be made to someone other than the person in whose name the surrendered certificate is registered, if such certificate is properly endorsed and otherwise in proper form for transfer. The person requesting the exchange will pay any transfer or other taxes required by reason of payment to a person other than the registered holder of such certificate or establish to the satisfaction of Avnet that such tax has been paid or is not applicable.

Representations and Warranties

The Merger Agreement contains representations and warranties made by the Company to Avnet and Merger Sub and representations and warranties made by Avnet and Merger Sub to the Company. The representations and warranties expire at the effective time. The assertions embodied in the representations and warranties were made for the benefit of the other party to the Merger Agreement, and are intended not as statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be incorrect. In particular, the representations and warranties made by the parties to each other in the Merger Agreement have been negotiated among the parties with the principal purpose of setting forth their respective rights with respect to their obligation to close the Merger should events or circumstances change or be different from those stated in the representations and warranties. Matters may change from the state of affairs contemplated by the representations and warranties. Neither we, Avnet nor Merger Sub undertakes any obligations to publicly release any revisions to the representations and warranties, except as required under U.S. federal or other applicable securities laws.

The representations and warranties in the Merger Agreement and the description of them in this proxy statement should be read in conjunction with the other information provided elsewhere in the proxy statement.

Representations and Warranties of PDSi. The assertions embodied in the representations and warranties of us to Avnet and Merger Sub are qualified by information in disclosure schedules that we prepared for Avnet and Merger Sub in connection with signing the Merger Agreement and that we refer to in this proxy statement as the “disclosure schedules.” While we do not believe that the disclosure schedules contain information that corporate or securities laws or other regulations require us to publicly disclose, other than information that has already been so disclosed, the disclosure schedules do contain information that modifies, qualifies and creates exceptions to our representations and warranties set forth in the Merger Agreement. Accordingly, our representations and warranties in the Merger Agreement should not be relied upon as characterizations of the actual state of facts, since such representations and warranties are qualified in important respects by the disclosure schedules and since facts may have changed or may change in the future. The disclosure schedules contain information that has been included in our general prior public disclosures, as well as additional non-public information. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the Merger Agreement, and such subsequent information may or may not be fully reflected in our public disclosures.

Our representations and warranties to Avnet and Merger Sub relate to the following matters, among others:

•	our due organization, valid existence and good standing;

•

our corporate power and authority to own, lease and operate our properties and assets and to carry on our business as now being conducted and as proposed to be conducted and our due qualification and good standing to do business in every jurisdiction in which the nature of our activities make qualification necessary;

•	our corporate power and authority to enter into, and perform our obligations under, the Merger Agreement and to complete the transactions contemplated thereby;

•	our capital structure, including our subsidiaries and the capital structure of our subsidiaries;

•	the absence of conflicts with, defaults, or breaches under our organizational documents or contracts as a result of the Merger Agreement or the completion of the transactions contemplated thereby;

•	the government consents, approvals, licenses, permits, orders or authorizations required in connection with the Merger Agreement or the completion of the transactions;

•	the recommendation by our Board that our shareholders approve the Merger Proposal;

•	the vote of our shareholders required to approve the Merger and to complete the Merger;

•	our filings with the SEC since January 1, 2005;

•	our establishment and maintenance of disclosure controls and procedures required by rules promulgated under the Exchange Act and our relationship with our independent auditors;

•	the absence of undisclosed liabilities of us;

•	the absence of certain changes in our business since December 31, 2010;

•	our material contracts and obligations and the absence of certain defaults thereunder;

•	certain insurance matters;

•	our contracts, business relationships and other interactions with governmental authorities;

•	the absence of proceedings pending or to our knowledge threatened against or affecting us as well as the absence of court or other government orders having a material adverse effect on us;

•	our compliance with environmental laws during the past five years and the lack of any release of hazardous substances at our facilities;

•	our payment, and compliance with laws related to payment, of taxes, and other tax matters;

•	the real property and other assets we own and lease, and other real estate and personal property matters;

•	our ownership, license and lawful use of intellectual property, and other intellectual property matters;

•	our benefit plans, employees and employment practices and other labor matters, including compliance with applicable labor laws;

•	the permits required to operate our business and our possession and maintenance of such permits;

•	our customers and suppliers and our relationship with them;

•	our compliance with data protection, export and import laws and other laws applicable to our business;

•	information we supplied for inclusion in this proxy statement;

•	our receipt of a fairness opinion from our financial advisor; and

•

the absence of broker’s, finder’s, financial advisor’s or other similar fees or commissions in connection with any of the transactions contemplated by the Merger Agreement (other than the fee payable to GBQ).

Material Adverse Effect. Some of the representations and warranties referred to above are qualified by a material adverse effect standard. See “Conditions to Completing the Merger—Material Adverse Effect” on page 53.

Representations and Warranties of Avnet and Merger Sub. The Merger Agreement also contains representations and warranties made by each of Avnet and Merger Sub to us relating to the following matters, among others:

•	the due organization, valid existence and good standing of Avnet and Merger Sub;

•

the corporate power and authority of each of Avnet and Merger Sub to own, lease and operate its properties and assets and to carry on its business as now being conducted and as proposed to be conducted and its due qualification and good standing to do business in every jurisdiction where the failure to be so qualified or in good standing would materially impair its ability to perform its obligations under the Merger Agreement;

•	the corporate power and authority of Avnet and Merger Sub to enter into, and perform its obligations under, the Merger Agreement and to complete the transactions contemplated thereby;

•

the absence of conflicts with, defaults, or breaches under Avnet and Merger Sub’s organization documents or contracts as a result of the Merger Agreement or the completion of the transactions contemplated thereby;

•	the approval of the Merger Agreement and the transactions contemplated thereby by the board of directors of Merger Sub;

•

the governmental consents, approvals, licenses, permits, orders or authorizations required with respect to Avnet or Merger Sub in connection with the Merger Agreement or the completion of transactions contemplated thereby;

•	the purpose for which Merger Sub was formed and its operation until the Merger is completed;

•

the absence of proceedings pending or to Avnet’s knowledge threatened against or affecting Avnet or any of its subsidiaries as well as the absence of court or other government orders that could reasonably be expected to materially restrict or enjoin the completion of the transactions contemplated by the Merger Agreement or prevent or materially delay the ability of Avnet or Merger Sub to complete the transactions contemplated by the Merger Agreement or perform their obligations thereunder;

•	the absence of broker’s, finder’s, financial advisor’s or other similar fees or commissions in connection with any of the transactions contemplated by the Merger Agreement; and

•	the financial capability of Avnet to pay the Merger Consideration and perform Avnet’s and Merger Sub’s other obligations under the Merger Agreement.

PDSi’s Conduct of Business Pending the Merger

We have agreed, until the earlier of the termination of the Merger Agreement in accordance with its terms or the effective time, subject to certain exceptions, to conduct our business in the ordinary course and use commercially reasonable efforts to maintain and preserve our, and our subsidiaries’, business organization, assets and properties, keep available the services of our directors, employees and contractors and preserve our, and our subsidiaries’, business relationships with customers, strategic partners, suppliers, distributors and others having business dealings with us or our subsidiaries. In addition, we have agreed, until the earlier of the termination of the Merger Agreement in accordance with its terms or the effective time, subject to certain exceptions, including Avnet’s consent, that we will not, and will not cause our subsidiaries to:

•	pay dividends or split, combine or reclassify our capital stock;

•	purchase, redeem or otherwise acquire our capital stock or securities or any related rights or options (other than forfeiture of Company stock options pursuant to any Company stock plan);

•

issue, pledge or otherwise dispose of or encumber any shares of our capital stock or securities or any related rights or options (other than issuances on exercise of Company stock options outstanding on the date of the Merger Agreement);

•	amend our charter or organizational documents;

•	acquire any business, company or material assets, except purchases of inventory and components in the ordinary course of business;

•	sell, lease, license, pledge or otherwise dispose of or encumber any of our properties or assets, except in the ordinary course of business;

•	sell or otherwise transfer any material assets, other than sales of inventory in the ordinary course of business;

•	adopt or implement any shareholder rights plan;

•

enter into an agreement with respect to any merger, liquidation, dissolution, restructuring, recapitalization or other reorganization or acquisition or disposition of all of or any substantial portion of our assets or securities;

•

incur any new indebtedness for borrowed money other than indebtedness reflected on our September 30, 2011 balance sheet, issue, sell or amend any debt securities or rights to acquire any debt securities of us, guarantee any debt securities of another company or enter into any “keep well” or other agreement to maintain the financial condition of another person;

•	make any loans, advances, or capital contributions to, or investments in, any other person, other than employee advances made in the ordinary course of business;

•	enter into any hedging agreement or other derivatives instrument, except in the ordinary course of business;

•	make any capital expenditures or other expenditures with respect to property, plan or equipment in excess of $80,000 in the aggregate;

•	change accounting methods or change any assumption underlying, or method of calculating, any bad debt, contingency or other reserve or revalue any assets, except as required by GAAP or applicable law;

•	change our fiscal year;

•

pay, settle or accept any claims, liabilities, disputes, audit or investigation findings or results or obligations, except according to their terms or as reserved against in the most recent consolidated financial statements included in our most recent Form 10-Q;

•

waive any material benefit of, modify in any adverse respect, fail to enforce, or consent to any matter with respect to which our consent is required under any confidentiality standstill or similar agreement;

•	terminate any material contract or waive, release or assign any material rights or claims, or, except in the ordinary course of business, modify or amend any material contract;

•

enter into or modify the terms of any contract relating to the rendering of services or the distribution, sale or marketing by third parties of the products of, or products licensed by, us, except in the ordinary course of business;

•	license, or modify the terms of any license of, any material intellectual property rights, other than non-exclusive licenses that we may cancel without penalty on 30 days’ written notice;

•

make changes in severance arrangements or other employee agreements or employee benefits, grant any stock options or restricted stock units or terminate any executive officers or certain other employees;

•

(1) make or rescind any tax election; (2) settle or compromise any tax liability; (3) amend any tax return; (4) make a request for a written ruling of a taxing authority relating to taxes or file a request for a pre-filing agreement or similar procedure; or (5) enter into an agreement with a taxing authority with respect to taxes;

•	close or open any material facility or office;

•	initiate, compromise or settle any material proceeding;

•	permit any transfer or exercise of rights with respect to shares of our common stock in violation of the stockholder agreements;

•	fail to maintain insurance at levels substantially comparable to levels existing as of the date of the Merger Agreement or to timely file claims thereunder;

•	fail to pay accounts payable and other obligations in the ordinary course of business; or

•

agree to any covenant not to compete or other covenant restricting the development, manufacture, marketing or distribution of our products or services or otherwise limiting our freedom to compete or to dispose or encumber any of our material assets, or that would so limit Avnet after the effective time.

No Solicitation, Acquisition Proposals

No Solicitation. Under the terms of the Merger Agreement, subject to certain negotiated exceptions, we generally will not:

•	initiate, solicit, encourage, facilitate or induce the submission of another “acquisition proposal”;

•

engage or participate in any discussions or negotiations regarding, or provide any person with non-public information in connection with, or have any discussions relating to, another acquisition proposal, or otherwise encourage or facilitate any effort or attempt to make or implement another acquisition proposal;

•	approve, endorse or recommend another acquisition proposal;

•

approve, endorse, recommend or enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or similar contract related to another acquisition proposal; or

•

amend, terminate, waive, release or fail to enforce, or grant any consent under any confidentiality, standstill or similar agreement relating to a business combination, merger or similar transaction, except for waivers to permit a party to make a non-public acquisition proposal to our Board.

An “acquisition proposal” is any inquiry, proposal or offer relating or likely to lead, either directly or indirectly, to:

•

a merger , consolidation, dissolution, sale of substantial assets, tender or exchange offer, joint venture, liquidation, recapitalization, share exchange, business combination or similar transaction involving us or any of our subsidiaries;

•	the acquisition of 15% or more of our outstanding capital stock; or

•	the acquisition of assets constituting 15% or more of our net revenues, net income, EBITDA or consolidated total assets.

Acquisition Proposals. Notwithstanding these restrictions, if before shareholder approval of the Merger we receive a bona fide, unsolicited written acquisition proposal that is not obtained in violation of the prohibitions described above and that our Board determines in good faith (after consultation with our financial advisor and outside counsel) constitutes or could reasonably be expected to result in a superior proposal, we may furnish information to the person making the acquisition proposal (as long as any non-public information is disclosed under an agreement that is at least as favorable to us as the confidentiality agreement between Avnet and us) and discuss or negotiate the acquisition proposal with the person making it if our Board concludes in good faith (after consultation with our financial advisor and outside counsel) that the failure to take such actions would be inconsistent with its fiduciary duties to our shareholders under applicable law. We will not disclose any non-public information to any person making such an acquisition proposal without entering into a confidentiality agreement with such person on terms no less favorable in the aggregate to us than those contained and having a standstill at least as long as that provided in our confidentiality agreement with Avnet, except that any such standstill may permit such person to submit an acquisition proposal to our Board at its invitation or make a non-public offer or proposal to our Board with respect to an acquisition proposal that is or could reasonably be expected to result in a superior proposal.

A “superior proposal” is a bona fide written acquisition proposal to acquire all or substantially all of our equity or assets, not solicited or initiated in violation of the Merger Agreement,

•

that our Board determines in good faith (after consultation with our financial advisor and outside counsel) to be more favorable from a financial point of view to our shareholders than, and would result in receipt by our shareholders of consideration economically superior to the consideration they would receive in, the transactions provided for in the Merger Agreement and any bona fide amendment offered or proposed by Avnet;

•

that in the good faith judgment of our Board (after consultation with our financial advisor and outside counsel) is reasonably capable of being completed timely on the proposed terms, taking into account all financial, regulatory, legal and other aspects of the proposal; and

•	for which any required financing is unconditionally committed in writing.

We will promptly (and in no event later than 24 hours following receipt), and prior to providing any non-public information to any person making another acquisition proposal, notify Avnet and Merger Sub in the event that we receive another acquisition proposal or any communication from a person indicating that it is considering making another acquisition proposal and will keep Avnet and Merger Sub informed as to the status and any material developments, discussions and negotiations concerning such acquisition proposal, including prompt written notice to Avnet of any determination by our Board (or a special committee thereof) that a superior proposal has been made.

Change in Board Recommendation. Except as the Merger Agreement permits, our Board will not (1) amend, withdraw, modify, change, condition or qualify in any manner adverse to Avnet or Merger Sub, or publicly propose to withdraw or modify in any manner adverse to Avnet or Merger Sub, our Board’ recommendation that our shareholders approve the Merger Proposal, (2) approve or recommend another acquisition proposal or publicly propose to do so or (3) make any public statement or take any other action inconsistent with the recommendation that our shareholders approve the Merger Proposal.

In response to a superior proposal that does not result from our breach of our nonsolicitation and related obligations under the Merger Agreement, our Board may withdraw, modify, change, condition or qualify its recommendation that our shareholders approve the Merger Proposal in a manner that is adverse to Avnet and Merger Sub at any time before our shareholders approve the Merger Proposal if all of the following conditions are met:

•

we have complied with our obligations under the Merger Agreement relating to solicitation, responding to other acquisition proposals and changing the board’s recommendation, which are described briefly in this section;

•	five business days have elapsed since Avnet actually received notice of the superior proposal;

•

Avnet has not made a good faith written proposal in response to the superior proposal on or before the expiration of the five business day period, or our Board concludes in good faith (after consulting with our financial advisor and outside legal counsel) following the receipt of the proposal from Avnet within the five business day period that the superior proposal that we gave Avnet notice of continues to be a superior proposal; and

•

our Board determines in good faith (after consultation with our financial advisor and outside legal counsel) that the failure to change its recommendation that our shareholders approve the Merger Proposal would be inconsistent with its fiduciary duties under applicable law.

At any time before our shareholders approve the Merger Proposal, our Board may cause us to terminate the Merger Agreement and concurrently with or after such termination enter into an acquisition agreement relating to a superior proposal, as long as:

•	we have complied in all material respects with our obligations under the Merger Agreement relating to solicitation, responding to other acquisition proposals and changing our Board’ recommendation;

•

five business days elapse after Avnet receives notice from us (a) advising Avnet of our receipt of a superior proposal and its material terms and conditions, (b) attaching the related agreement and its related documents, (c) identifying the person making the superior proposal and (d) stating our intention to terminate the Merger Agreement; and

•

Avnet has not made a good faith written proposal in response to the superior proposal on or before the expiration of the five business day period, or our Board concludes in good faith (after consulting with our financial advisor and outside legal counsel) following the receipt of the matching bid from Avnet within the five business day period that the superior proposal that we gave Avnet notice of continues to be a superior proposal.

Under certain circumstances in which our Board changes its recommendation or we terminate the Merger Agreement, we may have to reimburse Avnet for up to $750,000 of its fees and expenses related to the transaction and, in some cases, pay to Avnet a termination fee of $1 million (less any such fees and expenses we already paid). See “Termination Fee, Expenses” beginning on page 55.

Access to Information

Under the Merger Agreement, we will, and will cause each of our subsidiaries to, afford to Avnet and its directors, officers, employees, investment bankers, attorneys, accountants or other agents, advisors or representatives reasonable access to all of our properties, books, records, contracts, commitments and personnel and furnish Avnet with all data and information as Avnet may request. We will use our commercially reasonable efforts to secure for Avnet access to and copies of the work papers of our independent public accountants. We will also use our reasonable best efforts to cause our accountants to allow Avnet access to our accountants’ work papers.

Notwithstanding the obligations described above, any such exchange of information shall not affect, in any way, each party’s relative competitive position to the other party or to other entities, and we may deny access to any information if we believe that providing access to such information would violate antitrust laws.

Conditions to Completing the Merger

Conditions to Each Party’s Obligation. The respective obligations of Avnet and Merger Sub, on the one hand, and us, on the other, to complete the Merger and the other transactions contemplated by the Merger Agreement are subject to the satisfaction or waiver of each of the following conditions:

•	the Merger Proposal will have been approved by a majority vote of our shareholders;

•

no order issued by a court or agency of a competent jurisdiction making it illegal for Avnet or its subsidiaries to hold shares of our common stock or otherwise preventing the completion of the Merger will be in effect; and

•	all consents, approvals, licenses, permits, orders and authorizations of any governmental authority that are required pursuant to the Merger Agreement shall have been obtained.

Conditions to the Obligation of Avnet and Merger Sub to Effect the Merger. The obligation of Avnet and Merger Sub to effect the Merger is subject to the satisfaction, or waiver by Avnet and Merger Sub, of the following additional conditions:

•

our representations and warranties will have been true and correct (without giving any effect to any qualification as to materiality or material adverse effect contained in any specific representation or warranty) on the date of the Merger Agreement and at the effective time, as if made at and as of that time, except:

•	representations and warranties that address matters only as of a particular date, need to be true and correct only as of that date; and

•	where the failure of such representations and warranties to be true and correct would not have a material adverse effect, as described below.

•	we will have performed in all material respects all of the obligations and complied with the agreements and covenants required to be performed by us under the Merger Agreement;

•	since the date of the Merger Agreement there will not have been any material adverse effect in relation to us;

•

there will be no law, proceeding, action, suit, litigation or order by any government authority pending that: (a) imposes or seeks to impose any limitation on the ability of Avnet, Merger Sub or us, or any of their or our respective affiliates, to acquire or hold, or which requires any of the parties to dispose of or hold separately, any material portion of their assets or business; (b) imposes material limitations on the ability of any of them to conduct, own or operate their business or assets; or (c) imposes or seeks to impose any limitation upon Avnet’s full rights of ownership of the surviving corporation after the closing;

•	certain of the Company’s key employees shall have entered into an employment agreement with Avnet;

•	the Company shall have entered into agreements to terminate any outstanding options or warrants to purchase Company stock;

•

the Company shall not have, at any time since July 26, 2011, drawn any amounts, or otherwise borrowed any money, under its line of credit with Wells Fargo Bank, National Association that has not been consented to by Avnet;

•	the Company shall not have, at any time since July 26, 2011, declared or paid, or made any commitment to declare or pay, any dividends with respect to any securities of the Company;

•	the Company will have terminated its line of credit with Wells Fargo Bank, National Association and shall have received customary lien releases related to certain Company indebtedness; and

•	the Company shall have received consent from the landlord of its leased properties with respect to the Merger.

Conditions to the Obligation of PDSi to Effect the Merger. Our obligation to complete the Merger is subject to the satisfaction, or waiver by us, of the following additional conditions:

•

the representations and warranties of Avnet and Merger Sub will have been true and correct (without giving any effect to any qualification as to materiality contained in any specific representation or warranty) on the date of the Merger Agreement and at the effective time, as if made at and as of that time, except:

•	representations and warranties that address matters only as of a particular date, need to be true and correct only as of that date; and

•

where the failure of such representations and warranties to be true and correct would not have a material adverse effect on the ability of Avnet to complete the transactions contemplated by the Merger Agreement; and

•	Avnet and Merger Sub will have performed in all material respects all of the obligations and complied with the agreements and covenants required to be performed by them under the Merger Agreement.

Material Adverse Effect. A material adverse effect in relation to us means any fact, change, event, circumstance, occurrence, development or effect that has or would reasonably be expected to have a materially adverse effect on our business, assets, operations, condition or results of operations or prevents the completion of the transactions contemplated by the Merger Agreement. But no fact, change, event, circumstance, occurrence, development or effect resulting from the following will be considered a material adverse effect or be taken into account when determining whether a material adverse effect has occurred or would be reasonably expected to exist:

•

changes affecting any industry or industries in which we or any of our subsidiaries operate, except to the extent the change materially disproportionately affects us relative to other companies in our industry;

•

changes in the U.S. economy or the financial markets in regions of the world in which we, or our subsidiaries operate, except to the extent the change materially disproportionately affects us relative to other companies in our industry;

•

general financial, credit or capital market conditions, including interest rates or exchange rates, or any changes therein, except to the extent the conditions or change materially disproportionately affects us relative to other companies in our industry;

•	the announcement or pendency of the Merger;

•	our compliance with the terms of the Merger Agreement, any action contemplated by the Merger Agreement or any action taken, or failure to act, to which Avnet has consented;

•

acts of war, acts of armed hostility, sabotage or terrorism or other international or national calamity or any material worsening of such conditions threatened or existing as of the date of the Merger Agreement, except to the extent any such event materially disproportionately affects us relative to other companies in our industry;

•	changes in GAAP or applicable law after the date of the Merger Agreement, except to the extent the change materially disproportionately affects us relative to other companies in our industry;

•	our failure to meet internal or analysts’ estimates of projections; or

•	a decline in the price of our common stock.

Termination

The Merger Agreement may be terminated and the Merger abandoned at any time prior to the effective time, whether before or after obtaining approval of the Merger Proposal by shareholders of us or Merger Sub, as follows:

•	by mutual written consent of Avnet and us;

•	by either Avnet or us:

•

if the Merger is not completed by February 29, 2012, which we refer to in this proxy statement as the “end date,” except that neither Avnet nor PDSi may terminate the Merger Agreement on this basis if its breach of its obligations under the Merger Agreement caused the failure of the Merger to be completed by the end date;

•

if any law or order has been enacted, issued, promulgated, enforced or entered by a governmental entity that makes illegal, permanently enjoins or otherwise permanently prohibits the completion of the Merger , and the law is final and nonappealable, except that neither Avnet nor PDSi may terminate the Merger Agreement on this basis if its breach of its obligations under the Merger Agreement caused the issuance, promulgation, enforcement or entry of such law or order; or

•	if our shareholders do not approve the Merger Proposal at the Special Meeting or at any adjournment or postponement thereof;

•	by Avnet:

•

if (1) our Board changes its recommendation that our shareholders approve the Merger Proposal; (2) we enter into, or publicly announce our intention to enter into, an agreement relating to another acquisition proposal; (3) we materially breach our obligation not to solicit another acquisition proposal or otherwise fail to comply in material respects with our obligations relating to our receipt of other acquisition proposals; (4) after a request from Avnet, our Board fails to reaffirm its recommendation that our shareholders approve the Merger Proposal within ten business days after the date another acquisition proposal is publicly disclosed; (5) a tender offer or exchange offer relating to our common stock is commenced by a person not affiliated with Avnet and our Board fails to reaffirm its recommendation that our shareholders approve the Merger Proposal and to recommend that our shareholders not tender their shares in such tender or exchange offer within ten business days; or (6) we or our Board publicly announce our intention to take any of these actions;

•

upon 15 days prior written notice, if there is a breach of any representation, warranty, covenant or agreement on our part such that the conditions to the closing of the Merger that our representations and warranties be true and correct or that we will have performed all of the obligations and complied with the agreements and covenants required to be performed by us under the Merger Agreement would not be satisfied, and the breach cannot be cured by the end date; or

•	if there shall have occurred a Material Adverse Effect (as defined in the Merger Agreement).

•	by us:

•

If, before our shareholders approve the Merger Proposal, our Board authorizes our management, in compliance with the Merger Agreement, to enter into an acquisition agreement in respect of a superior proposal, as long as we pay Avnet’s fees and expenses as described under “Termination Fee, Expenses” below; or

•

upon 15 days prior written notice, if there is a breach of any representation, warranty, covenant or agreement on the part of Avnet or Merger Sub such that the conditions to the closing of the Merger that Avnet or Merger Sub’s representations and warranties be true and correct or that Avnet or Merger Sub will have performed all of the obligations and complied with the agreements and covenants required to be performed by it under the Merger Agreement would not be satisfied, and the breach cannot be cured by the end date.

Termination Fee, Expenses

Except for the payment of the expenses and the termination fee described below, each party shall bear all fees and expenses incurred by it in connection with the negotiation and performance of the Merger Agreement, and no party may recover any such fees and expenses from the other parties upon any termination of the Merger Agreement.

We must pay Avnet for up to $750,000 of its fees and expenses related to the transaction and in some cases pay to Avnet a termination fee of $1 million (less any such fees and expenses we already paid) under the following circumstances:

•

if another acquisition proposal is made and Avnet terminates the Merger Agreement for either of the reasons it can unilaterally terminate the Merger Agreement, as described under “Termination” beginning on page 54, then we will pay Avnet’s expenses, and, if concurrently with Avnet’s termination or at any time within 12 months thereafter we enter into an agreement for another acquisition proposal or another acquisition proposal is completed, then we will pay the termination fee (except if at the time Avnet terminates the Merger Agreement we had the right to unilaterally terminate the Merger Agreement, as described under “Termination” beginning on page 54);

•

if we terminate the Merger Agreement because our shareholders did not approve the Merger Proposal, then we will pay Avnet’s expenses, and, if another acquisition proposal is made after the date of the Merger Agreement and within 12 months after Avnet’s termination we enter into an agreement for or complete that acquisition proposal, then we will pay the termination fee;

•

if before our shareholders approve the Merger Proposal our Board authorizes us, in compliance with the Merger Agreement, to enter into an acquisition agreement in respect of a superior proposal, then we will pay the termination fee; and

•

if Avnet terminates the Merger Agreement because there is a breach of any representation, warranty, covenant or agreement on the part of us such that the conditions to the closing of the Merger that our representations and warranties be true and correct or that we will have performed all of the obligations and complied with the agreements and covenants required to be performed by us under the Merger Agreement would not be satisfied, then we will pay Avnet’s expenses.

For the purpose of determining whether we must pay Avnet the expenses or termination fee described above, the definition of acquisition proposal is modified so that “15%,” in the references to the acquisition of 15% or more of our outstanding capital stock or the acquisition of assets constituting 15% or more of our net revenues, net income, EBITDA or consolidated total assets, is replaced with “50%.” See “No Solicitation, Acquisition Proposals” beginning on page 49. We will not be required to pay Avnet the expenses or termination fee described above on more than one occasion, nor will we be required to pay Avnet an amount greater than the termination fee described above. Avnet will be required to reimburse the Company for up to $750,000 of our fees and expenses related to the Merger in the event that we terminate the Merger Agreement if there is a breach of any representation, warranty, covenant or agreement on the part of Avnet or Merger Sub such that the conditions to the closing would not be satisfied, and the breach cannot be cured by the end date.

Amendment

At any time before the effective time, the Merger Agreement may be amended by Avnet, Merger Sub and us, except that after approval of the Merger Proposal by our shareholders, no such amendment will be made without further approval of our shareholders if applicable law requires such approval.

THE STOCKHOLDER AGREEMENTS

Concurrently with the execution and delivery of the Merger Agreement, on November 10, 2011, Avnet entered into a stockholder agreement with each of our directors. We refer to the persons who entered into a stockholder agreement in this proxy statement as a “named shareholder.” Approximately 1,233,194 shares, or 15.6%, of our common stock outstanding at the close of business on the record date are subject to stockholder agreements. We refer to these shares in this proxy statement as the “covered shares.” Mr. Bair beneficially owns approximately 1.1 million of the covered shares.

The following is a summary description of the stockholder agreements, a form of which is included as Annex B to this proxy statement.

Agreement to Vote and Irrevocable Proxy

Each named shareholder has agreed to vote all of his shares of our common stock at the Special Meeting as follows:

•	in favor of the Merger and the Merger Agreement;

•	against another acquisition proposal;

•

against any action, proposal, transaction or agreement which would reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of us under the Merger Agreement or of the named shareholder under the stockholder agreement to which he is a party; and

•

against any action, proposal, transaction or agreement that could reasonably be expected to impede, interfere with, delay, discourage, adversely affect or inhibit the timely completion of the Merger or the fulfillment of Avnet’s, Merger Sub’s or our conditions under the Merger Agreement or change in any manner the voting rights of any class of our shares.

Each named shareholder has also granted to Avnet an irrevocable proxy and irrevocably appointed Avnet and any individual designated by Avnet as the named shareholder’s proxy and attorney-in-fact to vote the covered shares at the Special Meeting (and any adjournment or postponement thereof) as described above.

Transfer Restrictions

In addition, each named shareholder has agreed that he generally will not, directly or indirectly, transfer, sell, offer, exchange, assign, pledge or otherwise dispose of or encumber (such actions being a “transfer”) any of his covered shares or enter into any option or other contract with respect to, or consent to, a transfer of any of his covered shares or his voting or economic interest in his covered shares. In addition, if he acquires beneficial ownership of additional PDSi common stock, those shares will also be covered shares of him.

Termination

Each stockholder agreement terminates upon the earliest of (1) the agreement of Avnet and the named shareholder, (2) the effective time and (3) the termination of the Merger Agreement pursuant to its terms.

No Limitation on Fiduciary Duty

Each named shareholder entered into his stockholder agreement with Avnet only as a shareholder of PDSi and not in his capacity as a director or officer of PDSi. The stockholder agreement does not limit or affect his actions or omissions as a director or officer and is not to be construed to prohibit, limit or restrict him from exercising his fiduciary duties as a director or officer to PDSi or its shareholders.

MARKET PRICE OF COMMON STOCK

Our common stock is currently traded on NYSE Amex under the symbol “PNS.” The table below sets forth the high and low sale prices of our common stock as reported by NYSE Amex for each of the periods indicated.

	Price Per Share
	High	Low
Fiscal Year ended December 31, 2009
First Quarter	$0.55	$0.30
Second Quarter	$0.60	$0.40
Third Quarter	$0.79	$0.48
Fourth Quarter	$0.76	$0.43
Fiscal Year ended December 31, 2010
First Quarter	$0.75	$0.46
Second Quarter	$1.26	$0.66
Third Quarter	$1.30	$0.88
Fourth Quarter	$1.44	$1.05
Fiscal Year ended December 31, 2011
First Quarter	$1.50	$1.26
Second Quarter	$1.40	$1.19
Third Quarter	$2.35	$1.22
Fourth Quarter (through November 9, 2011)	$1.27	$1.13

The closing price of our common stock on NYSE Amex on November 9, 2011, which was the last trading day before we announced that we entered into the Merger Agreement, was $1.14 per share, compared to which the per share Merger Consideration of $2.40 per share represents a premium of approximately 111%.

On December 14, 2011, the last trading day before the date of this proxy statement, the closing price for the Company’s common stock on NYSE Amex was $2.37 per share. You are encouraged to obtain current market quotations for the Company’s common stock in connection with voting your shares.

As of December 9, the record date, there were approximately 70 registered holders of the Company’s common stock.

We have never declared or paid cash dividends on our common stock. Our current policy is to retain earnings for use in our business. Following the Merger, there will be no further market for our common stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables present information regarding the beneficial ownership of the shares of our common stock as of December 9, 2011 with respect to:

•	each of our directors;

•	our chief executive officer and the two other most highly compensated executive officers for fiscal 2010 (the “named executive officers”);

•	all current directors and executive officers as a group; and

•	persons beneficially owning more than 5% of our common stock.

Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power over securities. Except in cases where community property laws apply or as indicated in the footnotes to this table, we believe that each shareholder identified in the table possesses sole voting and sole dispositive power over all shares of common stock shown as beneficially owned by the shareholder. Shares of common stock subject to options that are currently exercisable or will become exercisable within sixty (60) days of this proxy statement, are considered outstanding and beneficially owned by the person holding the options.

Directors and Named Executive Officers

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)(2)		Percent of Ownership
Carl J. Aschinger, Jr.	53,000		*
John D. Bair	1,404,344	(3)	17.2%
Benjamin Brussell	38,000		*
Hugh C. Cathey	28,850		*
Timothy J. Harper	142,000		1.8%
Thomas M. O’Leary	91,000		1.1%
Ralph V. Roberts	33,000		*
Nicholas J. Tomashot	75,000		1.0%
All directors and executive officers (8 persons)	1,868,194		23.1%

*	Less than one percent.
(1)	Unless otherwise indicated below, the persons listed in the table noted above have the sole right to vote and to dispose of the common shares of the Company listed in that person’s name.
(2)

Includes shares issuable pursuant to stock options exercisable within 60 days of this proxy statement as follows: Mr. Aschinger, 38,000; Mr. Bair, 255,000; Mr. Brussell, 38,000; Mr. Cathey, 28,000; Mr. Harper, 140,000; Mr. O’Leary, 28,000; Mr. Roberts, 28,000; Mr. Tomashot, 75,000; all directors and executive officers as a group, 630,000.

(3)	Includes 8,000 shares held by Joy S. Bair, the spouse of John D. Bair.

Five Percent Holders

The following table sets forth information regarding the number and percentage of shares of common stock held by all persons and entities known by us to beneficially own more than five percent of our outstanding common stock. The information regarding beneficial ownership of common stock by the entities identified below is included in reliance on reports filed by such entities with the SEC, except that the percentage is based upon our calculations made in reliance upon the number of shares reported to be beneficially owned by each entity in such reports and the number of shares of common stock outstanding on December 9, 2011.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)		Percent of Ownership
John D. Bair	1,404,344	(2)	17.2%
6600 Port Road
Groveport, OH 43125

(1)	Except as otherwise indicated below, the person listed above has the sole right to vote and to dispose of the common shares of the Company listed in his name.
(2)

Based on Schedule 13G dated February 1, 2011, as filed with the SEC by John D. Bair. Includes 255,000 shares that may be acquired by Mr. Bair upon the exercise of options that are currently exercisable or exercisable within 60 days of this proxy statement, and 8,000 shares held by Joy S. Bair, the spouse of John D. Bair.

DISSENTERS’ RIGHTS

As a holder of shares of the Company’s common stock you have the statutory right to dissent from the proposed Merger, and to demand that the Company pay you the fair cash value of your shares instead of receiving the Merger Consideration that is being offered to all of the Company’s shareholders in connection with the proposed Merger.

Your rights as a dissenting shareholder are available to you pursuant to Section 1701.84 of the Ohio Revised Code (“ORC”). The procedural requirements that you must follow in order to properly effectuate such rights are contained in Section 1701.85 of the ORC, a copy of which has been attached hereto as Annex D. Please note that if you wish to exercise your rights as a dissenting shareholder, you must strictly comply with all of the procedural and other requirements contained in Section 1701.85, or those rights will not be available to you. The material terms of Section 1701.85 are summarized below; however, this is not a complete summary of Ohio law relating to dissenters’ rights and is qualified in its entirety by the reference to the text of the relevant provisions of Ohio law, which are attached to this proxy statement as Annex D.

In order to perfect your rights as a dissenting shareholder upon the approval of the proposed Merger, you must: (a) be a record holder of the shares of the Company’s common stock and be entitled to vote such shares at the Special Meeting; (b) not have voted your shares of the Company’s common stock in favor the proposed Merger; and (c) deliver to the Company, not later than 10 days after the Special Meeting, a written demand for payment of the fair cash value of the shares as to which you are seeking relief. The written demand must state your name and address, the number and class of the shares as to which you are seeking relief and the amount that you deem to be the fair cash value of such shares.

Any written demand for payment should be mailed or delivered to Nicholas J. Tomashot, Corporate Secretary of the Company, 6600 Port Road, Groveport, Ohio 43125. Please note that any written demand must be delivered to the Company within the 10-day period following the Special Meeting, and therefore you are encouraged to send any demand by certified or registered mail, return receipt requested, so that you are able to confirm that you have made a timely delivery of your demand.

Upon the receipt of a written demand, the Company may choose to send a dissenting shareholder, at the address specified in his or her demand, a request for the certificate(s) representing his or her shares. If you receive such a request from the Company, you must deliver the certificate(s) to the Company within 15 days of the date on which the request was sent. Each certificate the Company receives will be endorsed with a legend that indicates that the shareholder has demanded the fair cash value of the shares represented by the certificate(s). After endorsing each certificate, the Company will promptly return such certificates to the dissenting shareholder. If the Company sends you a request for your certificates and you fail to deliver such certificates to the Company within 15 days of the request, the Company may terminate your rights as a dissenting shareholder, in which case you will only be entitled to the Merger Consideration. If the Company decides to terminate your rights as a dissenting shareholder, it must notify you that it has elected to do so within 20 days after the lapse of the 15-day period.

If you properly exercise your rights as a dissenting shareholder and are unable to come to an agreement with the Company as to the fair cash value of your shares, either you or the Company may, within three months after the date upon which you made your demand, file a petition in the Court of Common Pleas of Franklin County, Ohio requesting a determination as to the fair cash value of your shares. If the court determines that you are entitled to be paid the fair cash value of any shares, it may appoint one or more appraisers to recommend the amount of the fair cash value that is to be paid.

Any determination of the fair cash value of your shares will be made as if being valued on the day prior to the Special Meeting, and is to be calculated based upon the amount that a willing seller would accept and that a willing buyer would pay if neither was compelled to complete a sale of the shares. However, the fair cash value of your shares will not be permitted to exceed the amount that you have included in your written demand as the amount that you deem to be the fair cash value of such shares. In addition, a determination of the fair cash value for your shares will not include any appreciation or depreciation in market value of such shares that may have resulted from the announcement of the proposed Merger. Upon making its finding as to the fair cash value of your shares, the court will render a judgment against the Company for the payment of the fair cash value, which may, at the court’s discretion, include interest. The court will also be permitted to assess or apportion the costs of the proceedings and the compensation of the appraisers in a manner that it deems equitable.

Your rights as a dissenting shareholder will terminate in the event that: (a) you have not complied with all of the requirements of Section 1701.85, and the Board has not waived such failure; (b) the proposed Merger is not consummated; (c) you withdraw your written demand and the Board has consented to such withdrawal; or (d) an agreement on the fair cash value has not been reached and neither you nor the Company has timely filed a complaint with the appropriate court requesting a determination upon the fair cash value.

If you exercise your rights as a dissenting shareholder, all other rights with respect to your shares of the Company’s stock will be suspended until the Company has paid you the fair cash value of such shares, or the right to receive fair cash value is otherwise terminated. Such rights will be reinstated should the right to receive fair cash value be terminated other than by the purchase of the shares by the Company.

If you wish to exercise your dissenters’ rights, you must either: (a) not sign and return the proxy card; or (b) sign and return the proxy card, and vote against or abstain from voting on the proposed Merger.

In view of the complexity of the provisions of Ohio law relating to dissenters’ rights, if you wish to exercise dissenters’ rights or wish to preserve your right to do so, you should carefully read Section 1701.85, since failure to comply with the procedures set forth therein will result in the loss of such rights. If you wish to dissent, you should consult with your own legal counsel in connection with compliance under Section 1701.85.

If you have any questions regarding your right to exercise dissenters’ rights, you are strongly encouraged to seek the advice of legal counsel.

COMPENSATION PROPOSAL

Proposal

Section 951 of the Dodd-Frank Act and Rule 14a-21(c) under the Securities Exchange Act of 1934 require that we seek an advisory (non-binding) vote from our shareholders to approve certain “golden parachute” compensation that our “named executive officers” may receive in connection with the Merger. Accordingly, we are asking our shareholders to approve the following resolution:

“RESOLVED, that the shareholders approve, on an advisory (non-binding) basis, the agreements or understandings with and items of compensation payable to the named executive officers of Pinnacle Data Systems, Inc. that are based on or otherwise relate to the Merger, as disclosed in the section of the proxy statement entitled ‘Compensation Proposal.’”

Golden Parachute Compensation to Our Named Executive Officers

We are asking our shareholders to indicate their approval of the various change of control payments which our named executive officers will or may be eligible to receive in connection with the Merger. These payments are set forth in the table entitled “Golden Parachute Payments” in the section of this proxy statement entitled “The Merger—Interests of PDSi’s Directors and Executive Officers in the Merger” beginning on page 38.

Vote Required and Board Recommendation

Approval of the Compensation Proposal requires the affirmative vote of the holders of at least a majority of the shares of our common stock entitled to vote and present in person or represented by proxy at the Special Meeting.

Failure to attend the Special Meeting, in person or by proxy, and broker non-votes will have no effect on the outcome of the vote on the approval of the Compensation Proposal. Abstentions will have the same effect as a vote “AGAINST” the approval of the Compensation Proposal. Any signed proxies received by us in which no voting instructions are provided on this matter will be voted “FOR” the Compensation Proposal.

Approval of the Compensation Proposal is not a condition to completion of the Merger. Therefore, if the Merger is approved by our shareholders and completed, the compensation described above may be payable to our named executive officers regardless of whether our shareholders approve the Compensation Proposal.

Our Board recommends that you vote “FOR” the Compensation Proposal.

AUTHORITY TO ADJOURN THE SPECIAL MEETING

Proposal

If at the Special Meeting of shareholders, our Board determines it is necessary or appropriate to adjourn the Special Meeting, we intend to move to adjourn the Special Meeting. For example, our Board may make such a determination if the number of shares of our common stock represented and voting in favor of the Merger Proposal in person or by proxy at the meeting is insufficient to adopt that proposal under applicable law, in order to enable our Board to solicit additional proxies in respect of such proposal. If our Board determines that it is necessary or appropriate, we will ask our shareholders to vote only upon the adjournment proposal, and not the Merger Proposal.

In this proposal, we are asking you to vote in favor of adjournment of the Special Meeting to a later date or time, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of such adjournment to approve the Merger Proposal. If the shareholders approve the adjournment proposal, we could adjourn the Special Meeting and any adjourned session of the Special Meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from shareholders that have previously voted. Among other things, approval of the adjournment proposal could mean that, even if we had received proxies representing a sufficient number of votes against the approval of the Merger Proposal to defeat that proposal, we could adjourn the Special Meeting without a vote on the Merger Proposal and seek to convince the holders of those shares to change their votes and to vote in favor of the Merger Proposal.

Vote Required and Board Recommendation

The proposal to adjourn the Special Meeting requires the affirmative vote of a majority of the shares of our common stock represented and voting at the Special Meeting.

Our Board recommends that you vote “FOR” the adjournment proposal.

SHAREHOLDER PROPOSALS

If the Merger is completed, we will no longer have public shareholders and there will be no public participation in any future meetings of shareholders. However, if the Merger is not completed or we are otherwise required to do so under applicable law, we will hold a 2011 annual meeting of shareholders. Proposals of shareholders intended to be presented at the 2011 Annual Meeting of shareholders must have been received by the Company for inclusion in the proxy statement and form of proxy on or before November 20, 2011, which is 120 days in advance of the first anniversary of the date of the proxy statement for the Company’s 2010 annual meeting, in accordance with the requirements of Rule 14a-8 promulgated under the Exchange Act.

For any proposal that is not submitted for inclusion in next year’s proxy statement, but instead is sought to be presented directly at next year’s Annual Meeting, SEC rules permit management to vote proxies in its discretion if (a) the Company receives notice of the proposal at least 45 days before the one year anniversary of the date this proxy was mailed and advises shareholders in next year’s proxy statement about the nature of the matter and how management intends to vote on such matter, or (b) the Company does not receive notice of the proposal prior to 45 days before the one year anniversary of the date this proxy was mailed.

OTHER MATTERS

No business may be transacted at the Special Meeting other than the matters set forth in this proxy statement.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that we file with the SEC at the SEC public reference room at the following location: Public Reference Room, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. These SEC filings are also available to the public from commercial document retrieval services and at the website maintained by the SEC at www.sec.gov.

* * *

You should rely only on the information contained in this proxy statement. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. In addition, information on our website is not part of this document and you should not rely on that information in deciding whether to adopt and approve the Merger Agreement and the Merger, unless that information is also included in this document or in a document that is incorporated by reference in this document. This proxy statement is dated December 16, 2011. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date. Neither the mailing of this proxy statement to shareholders nor the issuance of cash in the Merger creates any implication to the contrary.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE A PROXY SOLICITATION IN SUCH JURISDICTION. THE DELIVERY OF THIS PROXY STATEMENT SHALL NOT UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH OR INCORPORATED INTO THIS PROXY STATEMENT BY REFERENCE OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE OF THIS PROXY STATEMENT.

Annex A

Execution Version

AGREEMENT AND PLAN OF MERGER

By and Among

AVNET, INC.,

AIR ACQUISITION CORP.

and

PINNACLE DATA SYSTEMS, INC.

Dated as of November 10, 2011

A-i

(continued)

A-ii

(continued)

Exhibit A – Articles of Incorporation

A-iii

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”), dated as of November 10, 2011, is entered into by and among Avnet, Inc., a New York corporation (“Parent”), AIR Acquisition Corp., an Ohio corporation and a wholly owned subsidiary of Parent (“Purchaser”), and Pinnacle Data Systems, Inc., an Ohio corporation (the “Company”).

WHEREAS, the respective Boards of Directors of Parent, Purchaser and the Company have determined that it would be advisable and in the best interests of their respective stockholders for Parent to acquire the Company upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, to effectuate such acquisition, Purchaser will be merged with and into the Company, with the Company continuing as the surviving corporation in the merger (the “Merger”);

WHEREAS, in the Merger, upon the terms and subject to the conditions of this Agreement, each outstanding share of common stock, without par value, of the Company (the “Company Common Stock”) will be converted into the right to receive the Merger Consideration (as defined below);

WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and inducement to Parent’s and Purchaser’s willingness to enter into this Agreement, each director of the Company owning Company Common Stock (collectively, the “Director Stockholders”) and Parent and Purchaser are entering into stockholder agreements dated as of the date hereof in respect of shares of Company Common Stock beneficially owned by the Director Stockholders (collectively, the “Stockholder Agreements”);

WHEREAS, the Board of Directors of Purchaser has unanimously approved this Agreement;

WHEREAS, the Board of Directors of the Company has (i) determined that the Merger is fair to, and in the best interest of, the Company and its stockholders; (ii) declared the advisability of and approved this Agreement and the Stockholder Agreements and the transactions contemplated hereby and thereby, including the Merger, in accordance with the General Corporation Law of the State of Ohio (the “OGCL”); and (iii) resolved to recommend that the holders of the shares of Company Common Stock approve this Agreement and the Merger, including the principal terms of the Merger; and

WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and the transactions contemplated by this Agreement and also to prescribe certain conditions to the Merger;

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, Parent, Purchaser and the Company agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. As used in this Agreement, the following terms have the respective meanings set forth below:

“Acceptable Confidentiality Agreements” has the meaning set forth in Section 6.2(b).

“Acquisition Agreement” has the meaning set forth in Section 9.1(c)(i).

“Acquisition Proposal” means any inquiry, proposal or offer by any Person other than Parent, Purchaser or any of their respective Affiliates relating to, or that is reasonably likely to lead to, directly or indirectly (i) a merger, consolidation, dissolution, sale of substantial assets, tender offer, exchange offer, joint venture, liquidation, recapitalization, share exchange, business combination or other similar transaction involving the Company or any of its Subsidiaries, (ii) the acquisition by any Person in any manner of a number of shares of any class of equity securities of the Company or any Subsidiary equal to or greater than 15% of the number of such shares outstanding before such acquisition, or (iii) the acquisition by any Person in any manner, directly or indirectly, of assets that constitute 15% or more of the net revenues, net income, EBITDA or the consolidated total assets of the Company, in each case other than the transactions contemplated by this Agreement; provided, however, that solely for purposes of Section 9.3, the references to 15% in this definition shall be replaced by 50%.

“Affiliate” has the meaning set forth in Rule 405 promulgated under the Securities Act.

“Affiliated Group” has the meaning set forth in Section 4.11(a).

“Agreement” has the meaning set forth in the first paragraph hereof.

“Bid” means any outstanding quotation, bid, proposal or grant application by the Company or any of its Subsidiaries that, if accepted or awarded, would lead to a Government Contract.

“Business Day” has the meaning set forth in Rule 14d-1(g)(3) promulgated under the Exchange Act.

“Certificate” has the meaning set forth in Section 3.2(a).

“Certificate of Merger” has the meaning set forth in Section 2.3.

“Change in Board Recommendation” has the meaning set forth in Section 6.2(d).

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.2.

“COBRA” means Section 4980B of the Code and Sections 601 through 608 of ERISA.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the first paragraph hereof.

“Company Balance Sheet” means the balance sheet of the Company included in the Company Financial Statements most recently filed with the SEC as part of the Company SEC Reports.

“Company Board” means the Board of Directors of the Company.

“Company Common Stock” has the meaning set forth in the recitals hereof.

“Company Confidential Information” means all of the Company’s proprietary formulations, know-how, show-how, confidential business information, trade secrets, research and development results, compositions, techniques, methodologies, processes, technical data, designs, drawings, diagrams, specifications, catalogs, customer and supplier lists and contact information, pricing and cost information, information related to employees, business and marketing plans and proposals, and manufacturing, engineering, quality control, testing, operations, logistical, maintenance and other technical information and technology.

“Company Disclosure Schedule” has the meaning set forth in the introductory paragraph to Article IV.

“Company Employee Plans” has the meaning set forth in Section 4.14(a).

“Company Financial Statements” has the meaning set forth in Section 4.4(b).

“Company Intellectual Property” means any Intellectual Property that is owned by, or exclusively licensed to, Company or any of its Subsidiaries.

“Company Leases” has the meaning set forth in Section 4.12(b).

“Company Person” means an officer, director, employee, consultant, contractor, subcontractor or agent of the Company or any of its Subsidiaries.

“Company Preferred Stock” means preferred stock of the Company, without par value.

“Company SEC Reports” has the meaning set forth in Section 4.4(a).

“Company Stock Award” means each restricted unit award and other right, contingent or accrued, to acquire or receive shares of Company Common Stock or benefits measured by the value of such shares, and each award of any kind consisting of shares of Company Common Stock that may be held, awarded, outstanding, payable or reserved for issuance under any Company stock award plan, other than Company Stock Options.

“Company Stock Option” has the meaning set forth in Section 3.3(a).

“Company Stock Option Holder” has the meaning set forth in Section 3.3(a).

“Company Stock Plans” has the meaning set forth in Section 4.2(b).

“Company Stockholders Meeting” has the meaning set forth in Section 7.2(a).

“Company’s Knowledge” means the actual knowledge of any Key Employee or officer, or any of their direct reports, after due inquiry of any officer or employee of the Company having responsibility for such matter.

“Continuing Employees” has the meaning set forth in Section 7.8(a).

“Contract” means written or oral contract, note, bond, mortgage, indenture, lease, license, purchase order or other legally binding agreement, instrument, commitment, guarantee, executory commitment, understanding or obligation.

“Data Protection Legislation” has the meaning set forth in Section 4.21.

“Demand Notice” has the meaning set forth in Section 3.1(c)(i).

“Director Stockholders” has the meaning set forth in the recitals hereof.

“Directors’ Plan Options” has the meaning set forth in Section 3.3(b)(ii).

“Dissenting Share” has the meaning set forth in Section 3.1(c)(i).

“Dodd-Frank Act” means the Dodd-Frank Wall Street Reform and Consumer Protection Act (2010).

“Effective Time” has the meaning set forth in Section 2.3.

“Employee Benefit Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and any other written or oral plan, agreement, arrangement, policy or practice involving direct or indirect compensation, including insurance coverage, severance benefits, vacation, paid time-off, disability benefits, deferred compensation, bonuses, allowances, educational assistance, loans, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive or retention compensation or post-retirement compensation and all unexpired severance and retention agreements, written or otherwise, for the benefit of, or relating to, any current or former Company Person or any current or former Company Person of an ERISA Affiliate.

“End Date” means February 29, 2012.

“Environmental Law” means any applicable Law, Permit or Order relating to (A) the protection, investigation or restoration of the environment, human health and safety as affected by the environment or natural resources or (B) the handling, use, storage, treatment, manufacture, transportation, management, disposal, release or threatened release of any Hazardous Substance.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity which is, or at any applicable time was, a member of (A) a controlled group of corporations (as defined in Section 414(b) of the Code), (B) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (C) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included the Company or a Subsidiary.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, together with the rules and regulations thereunder.

“Exchange Fund” has the meaning set forth in Section 3.2(a).

“Expenses” means documented out-of-pocket fees and expenses incurred or paid by or on behalf of (a) Parent and/or Purchaser or (b) the Company, in each case in connection with the Merger or the consummation of any of the transactions contemplated by this Agreement, including all fees and expenses of law firms, accountants, experts and consultants; provided, however, that solely for purposes of Section 9.3, Expenses of a party shall not exceed $750,000.

“Fairness Opinion” has the meaning set forth in Section 4.23.

“Financial Advisor” means GBQ Consulting, LLC, the financial advisor to the Company.

“Foreign Export and Import Laws” has the meaning set forth in Section 4.20(a).

“Fully Diluted Basis” means, as of any applicable date, without duplication, the number of shares of Company Common Stock outstanding together with the shares of Company Common Stock which the Company may be required to issue pursuant to obligations outstanding under the Company Stock Plans or similar benefit plans, the conversion or exchange of all outstanding securities convertible or exchangeable into, shares of Company Common Stock, or otherwise, in each case whether or not vested, exercisable, exercised or converted at the time of determination.

“GAAP” means generally accepted accounting principles in the United States.

“Government Contract” means any Contract entered into by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries is bound, directly or indirectly through any reseller, with any Governmental Authority or with any prime contractor or subcontractor relating to a Contract where any Governmental Authority is a party thereto.

“Governmental Authority” means any government, any governmental or quasi-governmental authority or entity or municipality or political or other subdivision thereof, department, commission, board, regulatory or administrative or self-regulating authority, bureau, branch, authority, official, agency or instrumentality, and any court, tribunal, arbitrator or judicial body, in each case, whether federal, state, city, municipal, county, local, provincial, foreign, international or multinational.

“Hazardous Substance” means any substance that is (A) listed, classified or regulated as a “hazardous substance,” “hazardous material,” “hazardous chemical” or “hazardous waste” pursuant to any Environmental Law or the federal Occupational Safety and Health Act; (B) a petroleum product or by-product, asbestos-containing material, polychlorinated biphenyl, radioactive material or radon; or (C) any other substance which is regulated by any applicable Governmental Authority pursuant to any applicable Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Insurance Policies” has the meaning set forth in Section 4.7(e).

“Intellectual Property” means any or all of the following and all rights, whether or not protected, in, arising out of, or associated therewith: (i) all copyrightable works (whether registered or unregistered) and all copyrights (whether registered or unregistered), including all applications, registrations and renewals thereof; (ii) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, provisional applications, patent disclosures, and invention disclosure statements, together with all reissuances, divisions, continuations, continuations-in-part, substitutes, extensions, renewals and reexaminations thereof, any confirmation patent, patent of addition and registration patent, as well as any foreign counterparts of any of the foregoing; (iii) all Confidential Information; (iv) all mask works and all applications, registrations and renewals in connection therewith; (v) all Software; (vi) all trade names, fictional business names, trade dress rights, trademarks and service marks including all applications, registrations and renewals thereof and logos, including any Internet domain names, and applications therefor and the goodwill associated with the foregoing, together with all translations, adaptations, derivations and combinations and like intellectual property rights; (vii) all industrial designs and any registrations and applications therefor throughout the world; (viii) all databases and data collections and all rights therein throughout the world; (ix) all moral and economic rights of authors and inventors, however denominated, throughout the world; and (x) any similar or equivalent rights to any of the foregoing anywhere in the world.

“ITAR” means the International Traffic in Arms Regulations.

“Key Employees” has the meaning set forth in Section 6.1(o).

“Law” means any federal, state, local, municipal, foreign, international, multinational or administrative Order, constitution, law, common law, ordinance, judicial decision, writ, injunction, license, Permit, regulation, rule, code, plan, statute or treaty of a Governmental Authority.

“Liens” means any mortgage, pledge, lien (statutory or otherwise), assessment, assignment, security interest, charge, levy, easement, right of way, claim or encumbrance of any kind (including any conditional sales or other title retention agreement, any lease in the nature thereof and any agreement to give any of the foregoing) and any option or other arrangement having the practical effect of any of the foregoing.

“Matching Bid” has the meaning set forth in Section 6.2(e).

“Material Adverse Effect” means any fact, change, event, circumstance, occurrence, development or effect (each, an “Effect”) that (i) has or could reasonably be expected to have a materially adverse effect on the historical, near-term or long-term projected business, assets, operations, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries taken as a whole, or (ii) prevents the consummation of the transactions contemplated by this Agreement before the End Date, provided, however, that no Effect directly resulting from the following shall be deemed to constitute a Material Adverse Effect or shall be taken into account when determining whether a Material Adverse Effect has occurred or would be reasonably expected to exist: (a) change affecting the industry or industries in which the Company and its Subsidiaries operate; (b) changes in the United States economy or the financial markets of the United States or elsewhere in regions of the world in which the Company or any of its Subsidiaries operates; (c) the announcement, pendency or consummation of the Merger; (d) any changes (after the date hereof) in GAAP or applicable Law, other than those that materially and adversely would impair the ability of Parent or an entity similarly situated to Parent to continue the business of the Company substantially as conducted as of the date of this Agreement; (e) the taking of any specific action, or refraining from taking any specific action, in each case at the direction of or with the consent from Parent or as expressly required by this Agreement; (f) any failure by the Company to meet internal or analysts’ estimates of projections (it being understood that any cause of any such failure may be taken into consideration when determining whether a Material Adverse Effect has occurred); (g) general financial, credit or capital markets conditions, including interest rates or exchange rates, or any changes therein; (h) acts of war (whether or not declared), acts of armed hostility, sabotage or terrorism or other international or national calamity or any material worsening of such conditions threatened or existing as of the date of this Agreement; or (i) a decline in the price of the Company’s Common Stock on the NYSE Amex Stock Market (it being understood that any cause of any such failure may be taken into consideration when determining whether a Material Adverse Effect has occurred); provided that the changes and conditions described in (a), (b), (d), (g) and (h) above do not adversely affect the Company or any of its Subsidiaries in a materially disproportionate manner relative to other similarly situated participants in the industries or markets in which it operates.

“Material Customer” has the meaning set forth in Section 4.7(b).

“Material Supplier” has the meaning set forth in Section 4.7(b).

“Merger” has the meaning set forth in the recitals hereof.

“Merger Consideration” has the meaning set forth in Section 3.1(a)(i).

“Modified Superior Proposal” has the meaning set forth in Section 6.2(e).

“NDA” means the nondisclosure letter agreement dated April 13, 2011 between Parent and the Company.

“Notice of Superior Proposal” has the meaning set forth in Section 6.2(e).

“OGCL” has the meaning set forth in the recitals hereof.

“Open Government Contract” means a Government Contract as to which final payment has not yet been made by the applicable Governmental Authority.

“Order” means any order, award, injunction, writ, judgment, stipulation, decree or determination entered, issued, promulgated, made or rendered by or with any Governmental Authority.

“Ordinary Course of Business” means the ordinary course of business of the Company and its Subsidiaries consistent with past practice.

“Parent” has the meaning set forth in the first paragraph hereof.

“Parent Benefit Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and any other written or oral plan, agreement, arrangement, policy or practice involving direct or indirect compensation, including insurance coverage, severance benefits, vacation, paid time-off, disability benefits, deferred compensation, bonuses, allowances, educational assistance, loans, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive or retention compensation or post-retirement compensation that is maintained or sponsored by, or contributed to by, Parent.

“Paying Agent” has the meaning set forth in Section 3.2(a).

“Permit” means any permit, license, franchise, concession, variance, exemption, certificate, approval and/or other similar authorization from a Governmental Authority.

“Permitted Actions” has the meaning set forth in Section 6.2(b).

“Person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), joint stock company, organization, trust, association, entity, or government, political subdivision, agency or instrumentality of a government.

“Personal Information” has the meaning set forth in Section 4.21.

“Post-Signing Returns” has the meaning set forth in Section 6.3(a).

“Proceeding” means an action, audit, suit, proceeding, claim, arbitration or investigation.

“Proxy Statement” has the meaning set forth in Section 7.2(b).

“Purchaser” has the meaning set forth in the first paragraph hereof.

“Recommendation” has the meaning set forth in Section 4.3(e).

“Release” or “Released” means the spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment (including the abandonment or disposing of barrels, containers and other closed receptacles containing any Hazardous Substance), whether intentional or unintentional, of any Hazardous Substance. The term “Release” shall include any threatened release.

“Representatives” has the meaning set forth in Section 6.2(a).

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Software” means computer software and firmware (including object code, source code, data and related documentation).

“Stockholder Agreements” has the meaning set forth in the recitals hereof.

“Stockholder Approval” has the meaning set forth in Section 7.2(a).

“Subsidiary” means, with respect to the Company, any corporation, partnership, limited liability company or other business association or entity, whether incorporated or unincorporated, of which (i) the Company or any other subsidiary of the Company is a general partner or a managing member, (ii) the Company and/or one or more of its Subsidiaries holds voting power to elect a majority of the board of directors or other governing body performing similar functions, or (iii) the Company and/or one or more of its Subsidiaries, directly or indirectly, owns or controls more than 50% of the equity, membership, partnership or similar interests.

“Superior Proposal” means any bona fide written Acquisition Proposal not solicited, procured, obtained or initiated in violation of this Agreement to acquire all or substantially all of the equity securities or assets of the Company, pursuant to a tender or exchange offer, a merger, a sale of its assets or other similar transaction, (i) on terms and conditions that the Company Board concludes in good faith after consultation with the Financial Advisor and based on the advice of its outside legal counsel to be more favorable from a financial point of view to the holders of Company Common Stock than the transactions contemplated by this Agreement and which transaction would result in the receipt by the holders of Company Common Stock of consideration for their shares of Company Common Stock having aggregate value that is materially higher than such holders are to receive in the transactions contemplated by this Agreement, taking into account all the terms and conditions of such Acquisition Proposal (but excluding any impact on the Director Stockholders of the terms of any stockholders agreement or the absence thereof included as a facet thereof) and this Agreement and the Stockholder Agreements (including any bona fide offer or proposal by Parent to amend the terms of this Agreement and/or the Stockholder Agreements), (ii) that in the good faith judgment of the Company Board (after consultation with the Financial Advisor and outside legal counsel) is reasonably capable of being completed timely on the terms proposed, taking into account all financial, regulatory, legal and other aspects of such proposal and (iii) for which financing, to the extent required, is then unconditionally committed in writing.

“Surviving Corporation” has the meaning set forth in Section 2.1.

“Takeover Law” means any state “moratorium,” “control share acquisition,” “business combination,” “fair price” or other form of anti-takeover Law.

“Tax Returns” means all reports, returns, declarations, statements or other information required to be supplied (including electronically) to a taxing authority in connection with Taxes.

“Taxes” means all taxes, charges, fees, levies or other similar assessments or liabilities, including income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, services, transfer, withholding, employment, unclaimed property, payroll and franchise taxes imposed by any Governmental Authority and any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof, including liability for the payment of any Taxes as a result of being or having been a member of an Affiliated Group on or before the Effective Time, or a party to any agreement or arrangement whereby liability of the Company or any of its Subsidiaries for payments of such amounts was determined or taken into account with reference to the liability or income of any other Person.

“Termination Fee” means an amount equal to $1,000,000, less Expenses theretofore paid by the Company to Parent pursuant to Section 9.3(b).

“Third Party Intellectual Property” means any Intellectual Property owned by a third party to which the Company or its Subsidiaries have a license, sublicense or other agreement under which the Company and its Subsidiaries are authorized to use or is used in the manufacture of, incorporated in, or forms a part of any product or service sold by or expected to be sold by the Company or any of its Subsidiaries, including Software used for internal business processes and operations.

“U.S. Export and Import Laws” has the meaning set forth in Section 4.20(a).

“Warrants” has the meaning set forth in Section 3.4.

1.2 Construction. Unless expressly specified otherwise, whenever used in this Agreement, the terms “Annex,” “Appendix,” “Article,” “Exhibit,” “Schedule” and “Section” refer to annexes, appendices, articles, exhibits, schedules and sections of this Agreement. Whenever used in this Agreement, the terms “hereby,” “hereof,” “herein” and “hereunder” and words of similar import refer to this Agreement as a whole, including all articles, sections, schedules and exhibits hereto. Whenever used in this Agreement, the terms “include,” “includes” and “including” mean “include, without limitation,” “includes, without limitation” and “including, without limitation,” respectively. Whenever the context of this Agreement permits, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa. “Days” means calendar days unless otherwise specified. Any reference to any Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise, and also shall be deemed to refer to such Laws as they may be amended after the date of this Agreement. The table of contents and headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. For purposes of this Agreement, the Company shall not be deemed to be an Affiliate or Subsidiary of Purchaser or Parent. No summary of this Agreement prepared by any party shall affect the meaning or interpretation of any provision of this Agreement. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party (or any Affiliate thereof) by virtue of the authorship of any of the provisions of this Agreement.

ARTICLE II

THE MERGER

2.1 The Merger. Upon the terms and subject to the conditions of this Agreement, and in accordance with the OGCL, Purchaser shall be merged with and into the Company at the Effective Time. At the Effective Time, the separate corporate existence of Purchaser shall cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”) and, in accordance with the OGCL, shall succeed, without other transfer, to all the rights and property of Purchaser and shall be subject to all the debts and liabilities of Purchaser in the same manner as if the Surviving Corporation had itself incurred them.

2.2 Closing. Upon the terms and subject to the conditions set forth in this Agreement, the closing of the merger (the “Closing”) shall take place at 10:00 a.m. on January 30, 2012, subject to the satisfaction or (to the extent permitted by applicable Law) waiver of the conditions set forth in Article VIII (other than those that by their terms cannot be satisfied until the time of the Closing but subject to the fulfillment or waiver of such conditions), at the offices of Squire, Sanders & Dempsey (US) LLP, 1 E. Washington Street, Suite 2700, Phoenix, Arizona 85004, or at such other time, date or place agreed to by Parent and the Company. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

2.3 Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date a Certificate of Merger (the “Certificate of Merger”) shall be duly executed by the parties in accordance with the relevant provisions of the OGCL and filed with the Secretary of State of the State of Ohio. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Ohio or at such subsequent time or date as Parent and the Company shall agree and specify in the Certificate of Merger. The time at which the Merger becomes effective is referred to in this Agreement as the “Effective Time.”

2.4 Effects of the Merger. The Merger shall have the effects set forth in Section 1701.78 of the OGCL.

2.5 Articles of Incorporation and Code of Regulations. At the Effective Time, the Articles of Incorporation of the Company, as amended, shall be amended in its entirety to read as set forth on Exhibit A hereto, and as so amended shall be the articles of incorporation of the Surviving Corporation, until thereafter amended as provided therein and by applicable Law, and the Code of Regulations of Purchaser in effect immediately prior to the Effective Time shall be the Code of Regulations of the Surviving Corporation, until thereafter amended as provided therein and by applicable Law.

2.6 Directors and Officers. The directors and officers of Purchaser immediately prior to the Effective Time will be the initial directors and officers of the Surviving Corporation until their successors are elected and qualified. Prior to the Effective Time, the Company shall cause each member of the Company Board to execute and deliver a letter effectuating his or her resignation as a director of the Company effective upon the Effective Time.

ARTICLE III

CONVERSION OF SECURITIES IN THE MERGER

3.1 Effect of Merger on Capital Stock.

(a) Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Purchaser, the Company, the Surviving Corporation or the holder of any of the following securities:

(i) each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Company Common Stock to be cancelled pursuant to Section 3.1(a)(ii) and any Dissenting Shares) shall be automatically cancelled and extinguished and be converted into and become the right to receive from the Surviving Corporation $2.40 in cash per share without any interest thereon (the “Merger Consideration”), and all other rights of the holder thereof with respect thereto shall cease to exist;

(ii) each share of Company Common Stock issued and outstanding immediately prior to the Effective Time that is owned by Parent, Purchaser or the Company or any Subsidiary of the Company shall automatically be cancelled, and no payment shall be made with respect thereto; and

(iii) each share of Purchaser’s capital stock issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of the same class of capital stock of the Surviving Corporation.

(b) Adjustments. Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur, including by reason of any reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend or distribution paid in stock, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted to reflect such change.

(c) Dissenting Shares.

(i) Notwithstanding anything in this Agreement to the contrary, any share of Company Common Stock that is issued and outstanding immediately prior to the Effective Time and which is held by a holder who: (a) is entitled to demand and who has made written demand upon the Company for the purchase of such shares and payment in cash of the “fair market value” thereof in the manner prescribed by Section 1701.85 of the OGCL (the “Demand Notice”); and (b) has perfected such holder’s rights in accordance with Section 1701.85 of the OGCL, shall be deemed a “Dissenting Share.”

(ii) No holder of any Dissenting Share shall be entitled to payment of the Merger Consideration in respect of such Dissenting Shares, and at the Effective Time all such Dissenting Shares shall no longer be outstanding and shall be automatically cancelled and shall cease to exist and, except as otherwise provided by applicable Law, each holder of any such Dissenting Shares shall cease to have any rights with respect to the Dissenting Shares, other than such rights as are granted by Section 1701.85 of the OGCL.

(iii) Notwithstanding anything to the contrary herein, if a holder of any Dissenting Shares shall fail to perfect or otherwise waives, withdraws or loses such holder’s rights under Section 1701.85 of the OGCL or a court of competent jurisdiction determines that such holder is not entitled to relief under Section 1701.85 of the OGCL, then any such shares shall be deemed to have been converted at the Effective Time into, and shall have become, the right to receive the Merger Consideration as set forth in Section 3.1(a)(i), without any interest thereon.

(iv) The Company shall give Parent (A) prompt notice of any Demand Notice received by the Company, withdrawals thereof and any other instruments served pursuant to Section 1701.85 of the OGCL and received by the Company, and (B) the opportunity to direct all negotiations and proceedings with respect to the exercise of any rights of the holder of Dissenting Shares under Section 1701.85 of the OGCL. The Company shall not, except with the prior written consent of Parent or as otherwise required by applicable Law, make any payment with respect to any such exercise of any such rights of the holder of Dissenting Shares under Section 1701.85 of the OGCL or offer to settle or settle any such rights. The parties hereto agree that they will not, and this Agreement does not, confer or work to confer upon any holder of Company Common Stock any dissenters rights or appraisal rights greater than those provided by Section 1701.85 of the OGCL or otherwise expand or seek to expand the rights provided by Section 1701.85 of the OGCL.

3.2 Exchange of Certificates.

(a) Paying Agent. Prior to the Effective Time, Parent shall select a bank or trust company (or such other Person as shall be reasonably acceptable to the Company) to act as agent (the “Paying Agent”) for the payment after the Effective Time of the Merger Consideration upon surrender of stock certificates that immediately prior to the Effective Time represented outstanding shares of Company Common Stock that were converted into the right to receive Merger Consideration pursuant to Section 3.1(a)(i) (each, a “Certificate”) (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit and bond, if required, in the manner provided in Section 3.2(g)). As of the Effective Time, Parent shall provide, or cause the Surviving Corporation to provide, to the Paying Agent, the aggregate cash necessary for payment of the Merger Consideration pursuant to Section 3.1(a)(i) upon surrender of Certificates (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit and bond, if required, in the manner provided in Section 3.2(g)) (such cash being hereinafter referred to as the “Exchange Fund”).

(b) Exchange Procedure. As soon as reasonably practicable after the Effective Time, but in any event not later than the fifth Business Day following the Effective Time, the Paying Agent shall mail to each holder of record of a Certificate (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificate shall pass, only upon receipt of the Certificate by the Paying Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificate in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and properly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash into which the shares of Company Common Stock formerly represented by such Certificate shall have been converted pursuant to Section 3.1(a)(i) into the right to receive the Merger Consideration, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock that is not registered in the stock transfer records of the Company, payment may be made to a Person other than the Person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 3.2, each Certificate shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender the amount of cash, without interest, into which the shares of Company Common Stock formerly represented by such Certificate have been converted pursuant to Section 3.1(a). No interest shall be paid or shall accrue on the cash payable upon surrender of any Certificate.

(c) No Further Ownership Rights in Company Capital Stock. The Merger Consideration paid upon the surrender of a Certificate in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificate. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificates are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be canceled and exchanged as provided for in this Article III.

(d) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Certificates on the six-month anniversary of the Effective Time shall, upon demand, be delivered by the Paying Agent to Parent, and any holder of a Certificate who has not theretofore complied with this Article III shall thereafter look only to Parent for payment of the Merger Consideration, but shall have no greater rights against Parent than may be accorded to a general unsecured creditor of Parent under applicable Law.

(e) No Liability. None of Parent, its Affiliates, Purchaser, the Company, the Surviving Corporation or the Paying Agent or their respective Representatives shall be liable to any Person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate has not been surrendered prior to the five-year anniversary of the Effective Time (or immediately prior to such earlier date on which the Merger Consideration in respect of such Certificate would otherwise escheat to or become the property of any Governmental Authority), any such cash in respect of such Certificate shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

(f) Investment of Exchange Fund. The Paying Agent shall invest any cash included in the Exchange Fund as directed by Parent. Any interest and other income resulting from such investments shall be paid to Parent and each Company Stock Option that remains unexercised as of the Effective Time shall be cancelled as of the Effective Time without payment of consideration of any kind to the Company Stock Option Holder holding such unexercised Company Stock Option.

(g) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, the Paying Agent shall pay to such holder the Merger Consideration required pursuant to Section 3.1(a)(i) in exchange for such lost, stolen or destroyed Certificate, upon the making by the holder thereof of an affidavit of such loss, theft or destruction with such assurances as Parent, in its discretion and as a condition precedent to the payment of the Merger Consideration, may require of the holder of such lost, stolen or destroyed Certificate, and upon posting by such holder of a bond in such reasonable amount as Parent may direct as indemnity against any claim in respect thereof.

(h) Withholding Rights. Each of Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement such amounts as it reasonably determines that it is required to deduct and withhold with respect to the making of such payment under the Code or any other applicable Law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority by Parent, the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by Parent, the Surviving Corporation or the Paying Agent. If and to the extent that amounts so withheld are not paid to a taxing authority, such amount shall be tendered to the former holder of the shares of Company Common Stock in respect of which such deduction and withholding were made by Parent, the Surviving Corporation or the Paying Agent.

3.3 Stock Options and Other Stock-based Compensation.

(a) Notice Regarding Company Stock Options. No later than five Business Days following the execution of this Agreement, the Company shall deliver written notice, in a form acceptable to Parent, to each holder of any option to acquire shares of capital stock of the Company (each, a “Company Stock Option” and each holder thereof a “Company Stock Option Holder”) that is outstanding at such time, which written notice shall inform each Company Stock Option Holder of the following treatment of the Company Stock Options held by the Company Stock Option Holders and that neither Parent nor Company nor the Surviving Corporation is assuming any Company Stock Options. All other Company Stock Options will be cancelled as described below in this Section 3.3.

(b) Payment for Certain Company Stock Options.

(i) At the Effective Time by virtue of the Merger and without any action on the part of the Company Stock Option Holders, each Company Stock Option (other than a Directors’ Plan Option) that is issued and outstanding immediately prior to the Effective Time, whether or not then exercisable, and which has an exercise price less than the Merger Consideration, will become fully vested and exercisable immediately prior to, and then will be canceled automatically at, the Effective Time and will thereafter represent, and will be converted into, only the right to receive an amount of cash (without interest), equal to the product of (A) the excess of the Merger Consideration over the exercise price of the Company Common Stock subject to such Company Stock Option and (B) the number of shares of Company Common Stock that have vested under such Company Stock Option immediately prior to its cancellation (the “Company Stock Option Consideration”). Parent will, or will cause the Surviving Corporation to, pay to holders of vested and exercisable Company Stock Options with an exercise price less than the Merger Consideration the Company Stock Option Consideration without any interest thereon as soon as practicable after the Effective Time and in any case within ten Business Days thereafter.

(ii) By virtue of the Merger and without any action on the part of the Company Stock Option Holders, each Company Stock Option granted under the Company’s 2000 Directors Stock Option Plan that is issued and outstanding immediately prior to the Effective Time (“Directors’ Plan Options”), whether or not then exercisable, will become fully vested and exercisable immediately prior to, and then will be canceled automatically at, the Effective Time and will thereafter represent, and will be converted into, only the right to receive an amount of cash, if any (without interest), equal to the product obtained by multiplying (x) the aggregate number of shares of Company Common Stock that were issuable upon exercise of such award immediately prior to the Effective Time and (y) the Merger Consideration, less any per share exercise price of award. Parent will, or will cause the Surviving Corporation to, pay to holders of Director’s Options such amounts, if any, as soon as practicable after the Effective Time and in any case within ten Business Days thereafter. For the avoidance of doubt, no amounts will be payable in respect of Directors’ Plan Options with an exercise price per share equal to or in excess of the per share Merger Consideration and all such Director’s Options will be canceled automatically at the Effective Time without any payment therefor.

(c) Vesting and Exercise of Other Company Stock Options. By virtue of the Merger and without any action on the part of the Company Stock Option Holders, each Company Stock Option (other than a Directors’ Plan Option) that is issued and outstanding immediately prior to the Effective Time, whether or not then exercisable, which has an exercise price per share equal to or greater than the Merger Consideration and which has not been exercised prior to the Effective Time, will become fully vested and exercisable immediately prior to, and then will be canceled automatically at, the Effective Time. For the avoidance of doubt, no consideration will be payable in respect of Company Stock Options with an exercise price per share equal to or greater than the Merger Consideration as of immediately prior to the Effective Time, and all such Company Stock Options will be canceled automatically at the Effective Time without any payment therefore.

(d) Necessary Actions. At or prior to the Effective Time, the Company, the Company Board and the compensation committee of the Company Board, as applicable, shall adopt any resolutions and take any actions (including obtaining any employee consents) that may be necessary to effectuate the provisions of paragraphs (a), (b) and (c) of this Section 3.3. Neither Parent nor Company nor the Surviving Corporation shall assume, and the parties hereby agree neither Party nor Company nor the Surviving Corporation is assuming, any Company Stock Options.

(e) Withholding. All amounts payable pursuant to this Section 3.3 shall be subject to any required withholding of Taxes and shall be paid without interest.

(f) Termination of Company Stock Plans. Prior to the Effective Time, the Company shall take all requisite action so that (i) all of the Company Stock Plans shall terminate as of the Effective Time, (ii) the provisions in any other Company Employee Plan providing for the issuance, transfer or grant of any capital stock of the Company or any interest in respect of any capital stock of the Company shall terminate and be deleted as of the Effective Time, and (iii) following the Effective Time no holder of a Company Stock Option or any participant in any Company Stock Plan or other Company Employee Plan shall have any right thereunder to acquire any capital stock of the Company or the Surviving Corporation.

3.4 Warrants. Prior to the Effective Time, the Company shall take all requisite action so that, at the Effective Time, each warrant to purchase shares of capital stock of the Company, all of which are listed on Section 3.4 of the Company Disclosure Schedule (collectively, the “Warrants”) and that is issued and outstanding immediately prior to the Effective Time, whether or not then vested or exercisable, shall be, by virtue of the Merger and without any action on the part of Parent, Purchaser, the Company, the holder of that Warrant or any other Person, cancelled and converted into the right to receive from Parent and the Surviving Corporation, as promptly as reasonably practicable after the Effective Time, an amount in cash, without interest, equal to the product of (x) the aggregate number of shares of Company Common Stock subject to such Warrant, multiplied by (y) the excess, if any, of the Merger Consideration over the per share purchase price under such Warrant. Each Warrant that remains unexercised as of the Effective Time shall be cancelled as of the Effective Time without payment of consideration of any kind to the holder of such Warrant.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and Purchaser that the statements contained in this Article IV are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article IV), except as set forth in the disclosure schedule delivered by the Company to Parent and Purchaser on the date hereof (the “Company Disclosure Schedule”). Nothing in the Company Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein, however, unless the Disclosure Schedule identifies the exception with particularity and describes the relevant facts in detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty pertains to the existence of the document or other item itself). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Article IV.

4.1 Organization, Standing and Power; Subsidiaries.

(a) Organization, Standing and Power. Each of the Company and its Subsidiaries is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite corporate or other organizational power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and as proposed to be conducted. Each of the Company and its Subsidiaries is duly qualified to do business and is in good standing as a foreign entity in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, except for such failures to be so qualified or in good standing, individually or in the aggregate, which have not had, and are not reasonably likely to have, a Material Adverse Effect. Set forth in Section 4.1(a) of the Company Disclosure Schedule is a complete and accurate list of jurisdictions in which the Company and each of its Subsidiaries is qualified or licensed to do business.

(b) Subsidiaries. Section 4.1(b) of the Company Disclosure Schedule sets forth a complete and accurate list of all of the Company’s Subsidiaries as of the date hereof, the jurisdiction of organization or incorporation of each such Subsidiary, and the Company’s direct or indirect equity interest therein. Except as so listed, none of the Company or any of its Subsidiaries directly or indirectly owns any equity, membership, partnership or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity, membership, partnership or similar interest in, any corporation, partnership, joint venture, limited liability company or other business association or entity, whether incorporated or unincorporated. None of the Company or any of its Subsidiaries has at any time been a general partner or managing member of any general partnership, limited partnership, limited liability company or other entity.

(c) Organizational Documents. The Company has delivered to Parent complete and accurate copies of the Articles of Incorporation and Code of Regulations of the Company, each as amended, and the charter, bylaws or other organizational documents of each Subsidiary of the Company, each as amended. All of such organizational documents are in full force and in effect as of the date hereof in the form delivered to Parent.

4.2 Capitalization.

(a) Authorized and Outstanding Capitalization. The authorized capital stock of the Company consists of 25,000,000 shares of Company Common Stock and 4,000,000 shares of Company Preferred Stock. As of September 30, 2011, 7,888,349 shares of Company Common Stock were issued and outstanding, and no shares of Company Common Stock have been issued since such date and the Company has not repurchased any share of Company Common Stock since such date. No shares of Company Common Stock are held in the treasury of the Company and no shares of Company Common Stock are held by Subsidiaries of the Company, and no shares of Company Preferred Stock are issued and outstanding. No issued and outstanding shares of Company Common Stock are subject to a repurchase or redemption right or right of first refusal or condition of forfeiture in favor of the Company.

(b) Options and Other Shares Reserved for Issuance. Section 4.2(b)(i) of the Company Disclosure Schedule lists (1) the number of shares of Company Common Stock reserved for future issuance pursuant to Company Stock Options, Company Stock Awards and Warrants granted and outstanding as of the date of this Agreement, and (2) the plans or other arrangements under which such Company Stock Options and Company Stock Awards were granted (collectively, the “Company Stock Plans”). Section 4.2(b)(i) of the Company Disclosure Schedule also sets forth a complete and accurate list of all holders of outstanding Company Stock Options or Company Stock Awards, indicating with respect to each Company Stock Option and Company Stock Award, (1) the number of shares of Company Common Stock subject to such Company Stock Option or Company Stock Award, (2) the exercise price, date of grant and expiration date of such Company Stock Option or Company Stock Award, (3) any acceleration provisions or milestones / vesting dates applicable to such Company Stock Option or Company Stock Award, and (4) whether the exercisability of such Company Stock Option or Company Stock Award will be accelerated in any way by the transactions contemplated by this Agreement (and if so, under which Company Stock Plan and to what extent). Attached as Section 4.2(b)(i)-I of the Company Disclosure Schedule are copies of the forms of option grant and award grant under each Company Stock Plan and a list of option and awards differing from such forms. Except as set forth in Section 4.2(a) and this Section 4.2(b), (i) there are no equity securities of any class of the Company or any of its Subsidiaries, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding and (ii) there are no options, warrants, securities, calls, rights, commitments, instruments or agreements of any kind or character to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound, obligating the Company or any of its Subsidiaries to issue, exchange, transfer, deliver or sell, or cause to be issued, exchanged, transferred, delivered or sold, additional shares of capital stock or other equity interests of the Company or any of its Subsidiaries or any security or rights convertible into or exchangeable or exercisable for any such shares or other equity interests, or obligating the Company or any of its Subsidiaries to grant, extend, accelerate the vesting of, otherwise modify or amend or enter into any such option, warrant, equity security, call, right, commitment or agreement, except as expressly contemplated by this Agreement. None of the Company or any of its Subsidiaries has outstanding any stock appreciation rights, phantom stock, performance based rights or similar rights or obligations. Other than the Stockholder Agreements, none of the Company or any of its Subsidiaries is a party to or is bound by any, and to the Company’s Knowledge, there are no, agreements or understandings with respect to the voting (including voting trusts and/or proxies) or sale or transfer (including agreements imposing transfer restrictions) or registration rights agreements of any shares of capital stock or other equity interests of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is a party to or bound by any rights agreement, “poison pill” anti-takeover plan or other agreement or understanding with respect to any equity security of any class of the Company or any of its Subsidiaries or with respect to any equity security, partnership interest or similar ownership interest of any class of any of its Subsidiaries. The Company has made available to Parent accurate and complete copies of all Company Stock Plans and has made available forms of all agreements evidencing Company Stock Options, Company Stock Awards or Warrants.

(c) Status of Shares. All outstanding shares of Company Common Stock are, and all shares of Company Common Stock subject to issuance as specified in Section 4.2(b), upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the OGCL, the Company’s Articles of Incorporation or Code of Regulations, each as amended, or any agreement to which the Company is a party or is otherwise bound. There are no obligations, contingent or otherwise, of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Company Common Stock or the capital stock of the Company or any of its Subsidiaries or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in the Company or any Subsidiary of the Company or any other Person. There are no issued and outstanding bonds, debentures, notes or other indebtedness having general voting rights (including the right to vote upon any of the matters contemplated hereby, including the Merger and the election of directors) (or convertible into, or exchangeable for, securities having such rights) of the Company or any of its Subsidiaries.

(d) Capital Stock of Subsidiaries. All of the outstanding shares of capital stock and other equity securities or interests of each of the Company’s Subsidiaries are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and all such shares are owned, of record and beneficially, by the Company free and clear of all Liens, agreements, limitations in the Company’s voting rights, charges or other encumbrances of any nature.

4.3 Authority; No Conflict; Required Filings and Consents.

(a) Power and Authority; Execution and Delivery. The Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Merger (other than, in connection with the Merger, approval of this Agreement by the holders of a majority of the outstanding shares of Company Common Stock and the filing and recordation of appropriate merger documents as and to the extent such may be required by the OGCL). This Agreement has been duly executed and delivered by the Company and, assuming due and valid authorization, execution, and delivery by the other parties to this Agreement, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of specific performance, injunctive relief or other equitable remedies is subject to general principles of law and equity and the discretion of the court before which any proceeding may be brought).

(b) Absence of Conflicts. The execution and delivery of this Agreement by the Company does not, and the consummation of the transactions contemplated by this Agreement will not, (i) conflict with or result in any violation or breach of any provision of the Articles of Incorporation or Code of Regulations of the Company, each as amended, or the charter, bylaws, or other organizational document of any Subsidiary of the Company, (ii) except as set forth in Section 4.3(b) of the Company Disclosure Schedule, conflict with or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit or creation of any material obligation) under, or require a consent, waiver, approval, authorization or notice under, constitute a change in control under, require the payment of a penalty under or result in the imposition of any Lien on the Company’s or any of its Subsidiaries’ assets under, any of the terms, conditions or provisions of any Contract to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties or assets are bound, or (iii) subject to compliance with the requirements specified in clauses (i) through (v) of Section 4.3(c), conflict with or violate any Permit, Order or Law applicable to the Company or any of its Subsidiaries or any of its or their properties or assets, except in the cases of clauses (ii) and (iii) of this Section 4.3(b) for any of the matters referenced in such clauses which, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect.

(c) Absence of Required Consents. No consent, approval, license, Permit, Order or authorization of, or registration, declaration, notice or filing with any (x) Governmental Authority or (y) Person (other than a Governmental Authority) is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Ohio and appropriate corresponding documents with the Secretaries of State of other states in which the Company is qualified as a foreign corporation to transact business, (ii) filings or consents under and compliance with the Exchange Act as may be required in connection with this Agreement and the Merger, (iii) such consents, approvals, Orders, authorizations, registrations, declarations and filings as may be required under applicable state securities Laws, (iv) filings with the NYSE Amex Stock Market, and (v) the consents, approvals, licenses, Permits, Orders, authorizations, registrations, declarations, notices and filings set forth in Section 4.3(c) of the Company Disclosure Schedule.

(d) Required Vote. The affirmative vote for adoption of this Agreement by the holders of a majority of the outstanding shares of Company Common Stock on the record date for the Company Stockholders Meeting is the only vote of the holders of any class or series of the Company’s capital stock or other securities necessary to adopt this Agreement and for the consummation by the Company of the Merger and the other transactions contemplated by this Agreement.

(e) Actions by the Company Board. The Company Board, at a meeting duly called and held, has, by the unanimous vote of all members of the Company Board (i) determined that each of the transactions contemplated by this Agreement, including the Merger, and the Stockholder Agreements are fair to, and in the best interests of, the Company and its stockholders, (ii) declared the advisability of and duly adopted and approved this Agreement, the Stockholder Agreements, and the transactions contemplated hereby and thereby, including the Merger, which adoption and approval are sufficient to satisfy the requirements for director actions under Sections 1701.78 and 1701.831 of the OGCL, (iii) resolved to recommend adoption and approval of this Agreement and the Merger by all holders of shares of Company Common Stock (the “Recommendation”), and (iv) determined to waive any rights the Company may have under any Contract or otherwise to object to the execution and delivery of the Stockholder Agreements, and none of the aforesaid actions by the Company Board has been amended, rescinded or modified. Except for Sections 1701.83 and 1701.831 of the OGCL, no Takeover Law is applicable to the Merger or the transactions contemplated by this Agreement.

4.4 SEC Filings; Financial Statements; Information Provided.

(a) Company SEC Reports. The Company has filed with the SEC all registration statements, forms, reports and other documents required to be filed by the Company with the SEC since January 1, 2005 (including all certifications required pursuant to the Sarbanes-Oxley Act), and copies of all registration statements, forms, reports and other documents filed by the Company with the SEC since such date are publicly available. All such registration statements, forms, reports, certificates and other documents (including those that the Company may file after the date hereof until the Closing) are referred to herein as the “Company SEC Reports.” The Company SEC Reports (i) were, except as set forth in Section 4.4(a) of the Company Disclosure Schedule, filed on a timely basis, (ii) at the time filed, or if amended, as of the time of the last such amendment prior to the date of this Agreement, were prepared in compliance in all material respects with the applicable requirements of the Securities Act, the Exchange Act, the Dodd-Frank Act and/or the Sarbanes-Oxley Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Reports, and (iii) did not at the time they were filed, or if amended, as of the time of the last such amendment prior to the date of this Agreement, contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Company SEC Reports or necessary in order to make the statements in such Company SEC Reports, in the light of the circumstances under which they were made, not misleading. No Subsidiary of the Company is subject to the reporting requirements of Section 15(d) of the Securities Act or Section 13(a) of the Exchange Act. Except for the Contracts disclosed in the Company’s Form 8-K filed with the SEC on March 29, 2011, neither the Company nor any of its Subsidiaries is a party to or is bound by, and neither the Company’s nor its Subsidiaries’ assets or properties are subject to, any Contract required to be disclosed in a Form 10-K, Form 10-Q or Form 8-K that is not disclosed in the Company’s Form 10-K filed with the SEC on March 11, 2011.

(b) Financial Statements. Except as disclosed in the Company’s SEC Reports, each of the consolidated financial statements (including, in each case, any related notes and schedules) (the “Company Financial Statements”) contained in the Company SEC Reports (i) complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by the SEC on Form 10-Q under the Exchange Act), (iii) fairly presented the consolidated financial condition of the Company and its Subsidiaries as of the dates thereof and the consolidated results of its operations and cash flows for the periods indicated, consistent with the books and records of the Company and its Subsidiaries, and (iv) were prepared from, are in accordance with and accurately reflect in all material respects, the Company’s books and records as of the times and for the periods referred to therein. The accounts receivable of the Company and its Subsidiaries reflected on the Company Balance Sheet arose from bona fide sales of goods and services in the Ordinary Course of Business, are not subject to any set-offs or counterclaims and have not been revalued in any material respect since the date of the Company Balance Sheet.

(c) Sarbanes-Oxley Act. The Company and each of its senior financial officers have consulted with the Company’s independent auditors and with the Company’s outside counsel with respect to, and are familiar with, the requirements of the Sarbanes-Oxley Act. The Company and its Subsidiaries are, and have been, in compliance with the applicable provisions of the Sarbanes-Oxley Act. Each of the principal executive officer of the Company and the principal financial officer of the Company has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the Company SEC Reports, and the statements contained in such certifications were accurate as of the date they were made. For purposes of this Agreement, “principal executive officer” and “principal financial officer” have the meanings given to such terms in the Sarbanes-Oxley Act. Neither the Company nor any Subsidiary has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of the Sarbanes-Oxley Act. Neither the Company nor any Subsidiary is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among the Company or any Subsidiary, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC)). The Company has adopted a code of ethics, as defined by Item 406(b) of Regulation S-K, applicable to its principal executive officer, principal financial officer, principal accounting officer or controller, and individuals performing similar functions. Except as disclosed in Company SEC Reports, there has not been any change in or waiver of the Company’s code of ethics, and to the Company’s Knowledge, there have been no violations of the Company’s code of ethics by its principal executive officer, principal financial officer, principal accounting officer or controller, individuals performing similar functions, or other senior executive officers. The Company is in compliance with all applicable provisions of the Sarbanes-Oxley Act and the applicable listing and corporate governance rules of the NYSE Amex Stock Market, except for any non-compliance that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(d) Internal Controls. The Company and each of its Subsidiaries has established and maintains a system of “internal controls over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is sufficient to provide reasonable assurance (i) regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, (ii) that receipts and expenditures are executed only in accordance with the authorization of management and the Company Board and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s and its Subsidiaries’ assets that could have a material effect on the Company Financial Statements. No material weakness was identified in management’s assessment of internal controls as of December 31, 2010 (nor has any such material weakness since been identified). The Company has disclosed, based on its most recent evaluation of such disclosure controls and procedures prior to the date of this Agreement, to the Company’s auditors and the audit committee of the Company Board and on Section 4.4(d) of the Company Disclosure Schedule (x) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that could adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information, and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. For purposes of the foregoing, the terms “significant deficiency” and “material weakness” have the meaning assigned to such terms in Public Company Accounting Oversight Board Auditing Standard 5, as in effect on the date of this Agreement. The audit committee of the Company Board includes an Audit Committee Financial Expert, as defined by Item 401(h)(2) of Regulation S-K. The Company and each Subsidiary has retained and maintained records, transcripts, pricing and trade data and other information required to be retained and maintained under the Dodd-Frank Act and the regulations thereunder in respect of its derivatives transactions entered into prior to and after enactment of the Dodd-Frank Act, except for such non-compliance as would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

(e) Disclosure Controls and Procedures. The Company’s and its Subsidiaries’ “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are designed to ensure that (x) all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and (y) all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the principal executive officer and principal financial officer of the Company required under the Exchange Act with respect to such reports.

(f) No Resignation. Without limiting the generality of the foregoing, McGladrey & Pullen LLP has not resigned or been dismissed as the independent registered public accounting firm of the Company as a result of or in connection with any disagreement with the Company on a matter of accounting practices which materially impacts or would require the restatement of any previously issued financial statements, covering one or more years or interim periods for which the Company is required to provide financial statements, such that they should no longer be relied upon.

4.5 Indebtedness; Absence of Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any liability for borrowed money, other than trade payables incurred in the Ordinary Course of Business. Except (a) as disclosed in the Company Financial Statements, (b) for normal or recurring liabilities incurred since December 31, 2010 in the Ordinary Course of Business, or (c) liabilities or obligations incurred as a direct result of this Agreement and set forth in Section 4.5 of the Company Disclosure Schedule, neither the Company nor its Subsidiaries have incurred any liabilities, either accrued, contingent or otherwise (whether or not required to be reflected in financial statements in accordance with GAAP).

4.6 Absence of Certain Changes or Events. Except as set forth in Section 4.6 of the Company Disclosure Schedule and except for actions taken pursuant to this Agreement in connection with the consummation of the Merger, since December 31, 2010, the Company and its Subsidiaries have conducted their respective businesses only in the Ordinary Course of Business and, since such date, there has not been (a) any change, event, circumstance, development or effect that individually or in the aggregate, has had, or is reasonably likely to have, a Material Adverse Effect or (b) any other action or event (other than actions or events in anticipation of or required in connection with the transactions contemplated by this Agreement) that would have required the consent of Parent pursuant to Section 6.1 had such action or event occurred at a time when the Company was subject to such restrictions.

4.7 Agreements, Contracts and Commitments; Insurance.

(a) All of the Contracts required to be set forth in paragraphs (b), (c) and (e) of Section 4.7 of the Company Disclosure Schedule are valid, subsisting, in full force and effect, binding upon the Company or one of its Subsidiaries, as applicable, and, to the Company’s Knowledge, binding upon the other parties thereto in accordance with their respective terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of specific performance, injunctive relief or other equitable remedies is subject to general principles of law and equity and the discretion of the court before which any proceeding may be brought), and each of the Company and/or its Subsidiaries, as applicable, has paid in full or accrued substantially all amounts now due from it thereunder, and has satisfied in full or provided for all of its liabilities and obligations thereunder which are presently required to be satisfied or provided for and is not in default under any of them, nor does any condition exist that with notice or lapse of time or both would constitute a material default by the Company and/or any of its Subsidiaries, as applicable, thereunder, nor, to the Company’s Knowledge, is any other party to any such Contract in material default thereunder, nor does any condition exist that with notice or lapse of time or both would constitute a material default thereunder. The Company has made available to Parent true and complete copies of all of the Contracts referred to in paragraphs (b), (c) and (e) of this Section 4.7. Notwithstanding anything to the contrary set forth in this Section 4.7, solely for purposes of this Section 4.7, the term “Contract” shall not include any Government Contract.

(b) Section 4.7(b) of the Company Disclosure Schedule sets forth a list of (i) each of the Contracts between the Company (or any of its Subsidiaries) and (A) each customer of the Company or any of its Subsidiaries that constituted one of the Company’s ten largest customers based upon consolidated revenues in the fiscal year ended December 31, 2010 (each, a “Material Customer”) or (B) each supplier of the Company, or of any of the Company’s Subsidiaries, that constituted one of the Company’s ten largest suppliers in the fiscal year ended December 31, 2010 (each a “Material Supplier”); (ii) each employment agreement between the Company (or any of its Subsidiaries) and any of its employees; and (iii) all change in control agreements to which the Company or any of its Subsidiaries is a party.

(c) Except as set forth in Section 4.7(c) of the Company Disclosure Schedule, no executive officer or director of the Company or any of its Subsidiaries or any Person owning 5% or more of the outstanding shares of Company Common Stock (or any of such Person’s immediate family members or Affiliates or associates) is a party to any Contract with or binding upon the Company or any of its Subsidiaries or any of their respective assets, rights or properties or has any interest, directly or indirectly, in any property owned by the Company or any of its Subsidiaries (except as a stockholder of the Company) or any competitor, customer, supplier or agent of the Company, of any of the Company’s Subsidiaries or of any Person that is currently a party to any material Contract with the Company or has engaged in any transaction with any of the foregoing within the last 12 months. Complete and accurate copies of all Contracts set forth in Section 4.7(c) of the Company Disclosure Schedule have heretofore been furnished or otherwise made available to Parent. Neither the Company nor any of its Subsidiaries has entered into any transaction with any Company Person or any transaction that would be subject to proxy statement disclosure pursuant to Item 404 of Regulation S-K.

(d) Neither the Company nor any of its Subsidiaries is a party or subject to a non-competition or other similar Contract or Order that has or could reasonably be expected to have the effect of prohibiting or impairing the conduct of the business by the Company or any of its Subsidiaries in any material respect. Neither the Company nor any of its Subsidiaries has entered into (or is otherwise bound by) any agreement under which it or any of its Subsidiaries or their respective successors is restricted in any material respect from selling, licensing or otherwise distributing any of its technology or products, or providing services to, customers or potential customers or any class of customers, in any geographic area, during any period of time or any segment of the market or line of business. None of the Company or any of its Subsidiaries is a guarantor or otherwise liable for any liability or obligation (including indebtedness) of any other Person other than the Company or its Subsidiaries.

(e) Each of the Company and its Subsidiaries maintains insurance policies (the “Insurance Policies”) with reputable insurance carriers against all risks of a character and in such amounts as are usually insured against by similarly situated companies in the same or similar businesses. Section 4.7(e) of the Company Disclosure Schedule lists each Insurance Policy (including Insurance Policies providing property, casualty, liability and workers’ compensation coverage and bond and surety arrangements) to which the Company or any Subsidiary is currently a named insured. With respect to each Insurance Policy: (A) the policy is legal, valid, binding, enforceable (except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally) and in full force and effect; (B) the policy will continue to be legal, valid, binding, enforceable (except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally) and in full force and effect on identical terms immediately following the consummation of the transactions contemplated hereby; (C) neither the Company nor any of its Subsidiaries, nor, to Company’s Knowledge, any other party to the policy, is in breach or default thereof (including with respect to the payment of premiums or the giving of notices), and no event has occurred that, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification or acceleration, under the policy; and (D) to the Company’s Knowledge, no party to the policy has repudiated any provision thereof. Section 4.7(e) of the Company Disclosure Schedule describes any self-insurance arrangements affecting the Company or any of its Subsidiaries.

4.8	Government Contracts.

(a) Government Contracts and Bids. Set forth in Section 4.8(a) of the Company Disclosure Schedule is a listing of all Government Contracts involving performance of services or delivery of goods or materials by any Person of an amount or value in excess of $2,500 (i) to which Contract the Company or any of its Subsidiaries is currently a party or to which the Company or any of its Subsidiaries is currently bound, or (ii) under which Contract the last payment was made within the two years prior to the date of this Agreement. The Company and its Subsidiaries have complied with all material terms and conditions of each Government Contract and Bid to which it is a party or subject. Further, all representations and certifications made by the Company or any of its Subsidiaries with respect to any Government Contract or Bid were complete and accurate as of their effective date and the Company and its Subsidiaries and Affiliates have complied in all material respects with all such representations and certifications.

(b) Undue Influence. None of the Company, any of its Subsidiaries nor any of their current (or, to the Company’s Knowledge, former) Company Persons, or any Person associated with or acting for or on their behalf, has directly or indirectly made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of what form, whether in money, property, or services (i) to obtain or pay for favorable treatment for business or Government Contracts (regardless of whether such favorable treatment or Government Contracts were actually awarded) or other Contracts secured, (ii) to obtain special concessions or for special concessions already obtained, or (iii) otherwise in violation of any Law. No payment or other benefit has been made or conferred by the Company or by any of its Subsidiaries or by any

Person on behalf of the Company or any of its Subsidiaries in connection with any Government Contract or Bid in violation of applicable Laws (including procurement Laws, the Foreign Corrupt Practices Act (15 U.S.C. §78dd-1 et seq.) or international anti-bribery conventions and local anti-corruption and bribery Laws). Neither the Company nor any of its Subsidiaries has received any communication that alleges that the Company or any of its Subsidiaries or any agent thereof has violated or is in violation of, or has liability under, any such Laws.

(c) Small Business Awards. Except as set forth in Section 4.8(c) of the Company Disclosure Schedule, no Open Government Contract was awarded to Company or its Subsidiaries pursuant to the Small Business Innovative Research program or any set-aside program (small business, small disadvantaged business, 8(a), woman owned business, etc.) or as a result of the Company’s or its Subsidiaries’ “small business” or other preferred status under applicable Law.

4.9 Litigation. Except as set forth in Section 4.9 of the Company Disclosure Schedule, there are no Proceedings pending or, to the Company’s Knowledge, threatened against or affecting the Company or any of its Subsidiaries, or any of their material properties, assets or rights. To the Company’s Knowledge, there is no fact or circumstance that individually or in the aggregate is reasonably likely to result in a Proceeding which, if successful, could reasonably be expected to have a Material Adverse Effect. Except as set forth in Section 4.9 of the Company Disclosure Schedule, none of the Company or any of its Subsidiaries is subject to any Order, whether temporary, preliminary or permanent. No claims have been asserted or, to the Company’s Knowledge, threatened against or affecting the Company or any of its Subsidiaries relating to underwriting compensation in connection with securities offerings by the Company or any of its Subsidiaries.

4.10	Environmental Matters.

(a) Compliance. Except as set forth in Section 4.10(a) of the Company Disclosure Schedule:

(i) the Company and each of its Subsidiaries are currently in material compliance with, and have at all times during the past five years been in material compliance with, all applicable Environmental Laws;

(ii) there was no Release or, to the Company’s Knowledge, threatened Release of any Hazardous Substances at the properties currently owned, leased or operated by the Company or any of its Subsidiaries which is required to be reported under applicable Environmental Laws or that could give rise to liability for fines, penalties, response costs, corrective action costs, remediation, personal injury, property damage, natural resources damages or attorneys fees, pursuant to Environmental Laws;

(iii) there was no Release or, to the Company’s Knowledge, threatened Release of any Hazardous Substances by the Company or any of its Subsidiaries at the properties formerly owned, leased or operated by the Company or any of its Subsidiaries during the period of time such properties were owned, leased or operated by the Company or any of its Subsidiaries;

(iv) none of the Company or any of its Subsidiaries has received any notice, demand, letter, claim or request for information, nor is the Company or any of its Subsidiaries aware of any pending or, to the Company’s Knowledge, threatened notice, demand, letter, claim or request for information, alleging that the Company or any of its Subsidiaries is or may be liable for violations under any Environmental Law or for any loss or damages or potential loss or damages regarding or arising out of the presence or Release of any Hazardous Substances; and

(v) none of the Company or any of its Subsidiaries is subject to any pending or, to the Company’s Knowledge, threatened Orders issued by any Governmental Authority or any indemnity or other agreement entered with any other Person, including leases for real property, imposing liabilities or obligations on the Company or any of its Subsidiaries under any Environmental Law (other than standard lease indemnities or obligations to adhere to Environmental Laws or Hazardous Substance control requirements).

(b) Environmental Reports. Section 4.10(b) of the Company Disclosure Schedule sets forth a list of all reports of investigations or audits regarding environmental, human health and safety as affected by the environment, or natural resources relating to premises currently or previously owned, leased or operated by the Company or any of its Subsidiaries (whether conducted or created by or on behalf of the Company or one of its Subsidiaries or a third party, and whether done at the initiative of the Company or one of its Subsidiaries or directed by a Governmental Authority or other third party) which were issued, created or conducted during the past five years and of which the Company or any of its Subsidiaries has possession or which is known to and reasonably accessible by the Company or any of its Subsidiaries. A complete and accurate copy of each such document has been provided to Parent.

4.11	Taxes.

(a) Filing of Tax Returns and Payment of Taxes; Definitions. The Company and each of its Subsidiaries and any affiliated, consolidated, combined, unitary or aggregate group (each, an “Affiliated Group”) of which the Company or any of its Subsidiaries is or was a member has timely filed all Tax Returns that it was required to file, and all such Tax Returns were correct and complete in all material respects. The Company and each of its Subsidiaries have paid on a timely basis all material Taxes that are or were due and payable regardless of whether they were shown as payable on the applicable Tax Return. The unpaid Taxes of the Company and its Subsidiaries for Tax periods through the date of the Company Balance Sheet do not exceed the accruals and reserves for Taxes set forth on the Company Balance Sheet (other than any accruals and reserves for “deferred taxes” or similar items that reflect timing differences between Tax and financial accounting principles). All material Taxes that the Company or any of its Subsidiaries is or was required by Law to withhold or collect (including withholding of Taxes pursuant to Sections 1441, 1442, 3121 and 3402 of the Code or similar provisions under any other Laws) have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Authority.

(b) Deficiencies and Audits. The Company has delivered to Parent correct and complete copies of all federal income Tax Returns for all periods from and after January 1, 2009, together with related examination reports and statements of deficiencies assessed against or agreed to by the Company or any of its Subsidiaries for all periods from and after January 1, 2008. The federal income Tax Returns of the Company and each of its Subsidiaries have been audited by the Internal Revenue Service or are closed by the applicable statute of limitations for all taxable years through the taxable year specified in Section 4.11(b) of the Company Disclosure Schedule. The Company has made available to Parent correct and complete copies of all other Tax Returns of the Company or its Subsidiaries for all periods from and after January 1, 2009, together with all related examination reports and statements of deficiency for all periods from and after January 1, 2008. No examination or audit of any Tax Return of the Company or any of its Subsidiaries by any Governmental Authority is currently in progress or, to the Company’s Knowledge, threatened or contemplated. Neither the Company nor any of its Subsidiaries has waived any statute of limitations with respect to Taxes or agreed to an extension of time with respect to a Tax assessment or deficiency.

(c) FIRPTA. Neither the Company nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code.

(d) Change in Accounting Method. There are no adjustments under Section 481 of the Code (or any similar adjustments or any provision of the Code or the corresponding federal, state or local Laws related to Taxes) that are required to be taken into account by the Company or any of its Subsidiaries by reason of a change in method of accounting in any taxable period ending on or before the Closing Date.

(e) Absence of Group Memberships and Tax Agreements. Neither the Company nor any of its Subsidiaries (i) is or has ever been a member of an Affiliated Group, other than a group of which only the Company and its Subsidiaries are or were members or (ii) is a party to or bound by any Tax indemnity, Tax sharing, Tax allocation or similar agreement, or is liable for the Taxes of any other Person (other than the Company or any of its Subsidiaries) as a transferee or successor, by Contract, or otherwise.

(f) Section 355. Neither the Company nor any of its Subsidiaries has distributed to its stockholders or security holders stock or securities of a controlled corporation, nor has stock or securities of the Company or any of its Subsidiaries been distributed, in a transaction to which Section 355 of the Code applies (i) in the two years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the transactions contemplated by this Agreement.

(g) Tax Shelters; Disclosure Statements. None of the Company or any of its Subsidiaries has ever entered into or been a party to (i) a transaction subject to registration pursuant to Code Section 6111 as a “reportable transaction” within the meaning of Code Section 6111(b)(2) or a “tax shelter” as defined in former Code Section 6111(c) or (d), (ii) a transaction subject to the list requirements of Code Section 6112, or (iii) a tax shelter within the meaning of Code Section 6662(d). None of the Tax Returns filed by the Company or any of its Subsidiaries contained a disclosure statement under Sections 6011 or 6662 of the Code (or any predecessor statute) or any similar provision of any other Law.

(h) Liens. There are no Liens for Taxes upon the assets of the Company or any of its Subsidiaries other than for current Taxes not yet due and payable or for Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP have been made in the Company Financial Statements.

(i) Tax Jurisdictions. No claim has ever been made in writing by any taxing authority in a jurisdiction where the Company and its Subsidiaries do not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to Tax in that jurisdiction.

(j) Tax Rulings. Neither the Company nor any of its Subsidiaries has requested or is the subject of or bound by any private letter ruling, technical advice memorandum or similar ruling or memorandum with any taxing authority with respect to any material Taxes, nor is any such request outstanding.

(k) Ownership Changes. Without regard to this Agreement, neither the Company nor any of its Subsidiaries has undergone an “ownership change” within the meaning of Section 382 of the Code.

(l) Post-Closing Tax Items. The Company and its Subsidiaries will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date, (ii) installment sale or open transaction disposition made on or prior to the Closing Date or (iii) prepaid amount received on or prior to the Closing Date.

4.12	Real Property; Assets.

(a) Owned Property. Except as disclosed in Section 4.12(a) of the Company Disclosure Schedule, none of the Company or its Subsidiaries has ever owned any real property.

(b) Leased Real Properties. Section 4.12(b) of the Company Disclosure Schedule sets forth a complete and accurate list of all real properties leased, subleased or licensed by the Company or its Subsidiaries (collectively “Company Leases”) and the location, lessor(s) and lessee(s) of such real properties. None of the Company or any of its Subsidiaries, nor, to the Company’s Knowledge, any other party to any Company Lease, has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both would constitute a material default under the provisions of any Company Lease. Except as set forth in Section 4.12(b) of the Company Disclosure Schedule, each of the Company Leases is in full force and effect and is enforceable in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of specific performance, injunctive relief or other equitable remedies is subject to general principles of law and equity and the discretion of the court before which any proceeding may be brought) and shall not cease to be in full force and effect as a result of the transactions contemplated by this Agreement. None of the Company or any of its Subsidiaries leases, subleases or licenses any real property to any Person. The Company has made available to Parent complete and accurate copies of the Company Leases.

(c) Assets. The Company and its Subsidiaries have good and marketable title to, or a valid leasehold interest in, all buildings, plants, machinery, equipment and other tangible assets used by them, reflected on the Company Balance Sheet or acquired after the date thereof, except for properties and assets disposed of in the Ordinary Course of Business since the date of the Company Balance Sheet, and all such properties and assets (i) together are sufficient for the continued conduct of such businesses immediately after the Closing in substantially the same manner as conducted immediately prior to the Closing, (ii) are structurally sound in all material respects, (iii) are in good operating condition and repair, normal wear and tear excepted, and (iv) are adequate for the uses to which they are being put, and none of such assets is in need of maintenance or repairs, except for ordinary, routine maintenance and repairs that are not material in nature or cost or for which the Company or its Subsidiaries is not liable. All of such properties and assets are owned free and clear of all Liens, except for Liens which individually and in the aggregate, do not materially interfere with the ability of the Company and its Subsidiaries to conduct their business as currently conducted.

4.13	Intellectual Property.

(a) Schedule of Company Intellectual Property. Section 4.13(a) of the Company Disclosure Schedule is a complete and accurate list of all Company Intellectual Property and specifies, where applicable, the jurisdictions in which each such item of Company Intellectual Property has been issued or registered.

(b) Company Intellectual Property Rights. The Company or its Subsidiaries own, license or otherwise possess legally enforceable rights to use, without any obligation to make any fixed or contingent payments (except as provided in license agreements or support agreements related to Third Party Intellectual Property, including any royalty payments or honorariums, all as identified on Section 4.13(b) of the Company Disclosure Schedule), all Company Intellectual Property as necessary to permit the Company and its Subsidiaries to conduct their businesses as currently conducted and as proposed to be conducted. Except as set forth in Section 4.13(b) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries have previously licensed, assigned, transferred or otherwise conveyed any right, title or interest in, to or under any of the Company Intellectual Property to any other Person. Neither the Company nor its Subsidiaries are under any obligation to transfer ownership of, or grant any exclusive license with respect to any Company Intellectual Property to any third party. The Company Intellectual Property is free and clear of all Liens or rights of any other Person to possession or use. To the extent that any Company Intellectual Property has been developed or created by a third party for the Company (or its Subsidiaries), the Company (or its Subsidiaries) has a written agreement with such third party with respect thereto and the Company (or its Subsidiaries) either (i) has obtained ownership of and is the exclusive owner of, or (ii) has obtained a license (sufficient for the conduct of its business as currently conducted and as proposed to be conducted) to all such third party’s Intellectual Property by operation of Law or by valid assignment.

(c) Third Party Intellectual Property Rights. The execution and delivery of this Agreement and consummation of the Merger will not result in the breach of, or create on behalf of any other Person the right to terminate or modify, (i) any license, sublicense or other agreement relating to any Company Intellectual Property or (ii) any license, sublicense and other agreement relating to Third Party Intellectual Property. Section 4.13(c) of the Company Disclosure Schedule identifies each material license or material agreement pursuant to which the Company and its Subsidiaries have licensed, distributed or otherwise been granted any rights to any Third Party Intellectual Property (except for any off-the-shelf Software subject to a shrinkwrap or clickwrap license). All such Third Party Intellectual Property will be available for use by the Surviving Corporation on substantially identical terms and conditions following the Closing.

(d) Valid Rights; No Infringement By Others. The Company’s ownership or rights to all Company Intellectual Property are valid and subsisting. To the Company’s Knowledge, no other Person is infringing, violating or misappropriating any of the Company Intellectual Property or Third Party Intellectual Property; and, except as provided in Section 4.13(d) of the Company Disclosure Schedule, the Company Intellectual Property is not subject to any Proceeding or any threatened Proceeding or outstanding Permit, Contract or Order restricting in any manner the use, transfer, or licensing thereof by the Company or its Subsidiaries, or which may affect the validity, use, transfer, licensing or enforceability of such Company Intellectual Property. Neither the Company nor its Subsidiaries are investigating any potential infringement or misappropriation of the Company Intellectual Property.

(e) No Infringement By the Company. To the Company’s Knowledge, the operation of the business of the Company and its Subsidiaries as such business currently is conducted (including products previously or currently sold, licensed or distributed by the Company or any of its Subsidiaries and business or activities previously or currently conducted by the Company or any of its Subsidiaries) has not, does not, and will not infringe, violate or misappropriate any Intellectual Property right or other right of any third party, nor constitute unfair trade practices under the Laws of any jurisdiction. Neither the Company nor any of its Subsidiaries has received any complaint, claim or notice alleging any such infringement, violation or misappropriation.

(f) Assignment of Rights. The Company and each of its Subsidiaries have taken reasonable steps using reasonable business judgment to protect their respective rights in their respective Intellectual Property (including confidential information and trade secrets) and any proprietary information of third parties provided to the Company and each of its Subsidiaries.

(g) No Intellectual Property Contracts Affecting Parent. The Company is not party to any Contract under which any other Person would be entitled to receive a license or any other right to Intellectual Property of Parent or any of its Affiliates (other than the Company) following the Closing.

4.14	Employee Benefit Plans.

(a) Company Employee Plans; Definitions. Section 4.14(a) of the Company Disclosure Schedule sets forth a complete and accurate list of all Employee Benefit Plans currently maintained, contributed to, or sponsored, by the Company, any of the Company’s Subsidiaries or any of their ERISA Affiliates and any other Employee Benefit Plans with respect to which the Company, any of the Company’s Subsidiaries or any of their ERISA Affiliates have contingent or ongoing liabilities or obligations (together, the “Company Employee Plans”).

(b) Documentation Relating to Company Employee Plans. With respect to each Company Employee Plan, the Company has furnished to Parent, a complete and accurate copy of (i) such Company Employee Plan (or a written summary of any unwritten plan), (ii) the most recent annual report (Form 5500) (with respect to those plans for which such form is legally required) filed with the United States Department of Labor – Employee Benefits Security Administration, (iii) each trust agreement, group annuity contract and summary plan description, if any, relating to such Company Employee Plan, and (iv) the most recent financial statements for each Company Employee Plan that is funded.

(c) Administration of Company Employee Plans. Each Company Employee Plan has been administered in all material respects in accordance with all applicable Laws (including, where applicable, ERISA and the Code) and in accordance with its terms and each of the Company, the Company’s Subsidiaries and their ERISA Affiliates has in all material respects met its obligations with respect to such Company Employee Plan and has made all required contributions thereto (or reserved such contributions on the Company Balance Sheet). All filings and reports as to each Company Employee Plan required to have been submitted to the Internal Revenue Service, the Department of Labor or any other Governmental Authority under applicable Law have been timely submitted. With respect to the Company Employee Plans, no event has occurred, and there exists no condition or set of circumstances, in connection with which the Company or any of its Subsidiaries could be subject to any liability under ERISA, the Code or any other applicable Law.

(d) Benefit Obligations. With respect to the Company Employee Plans, there are no benefit obligations for which contributions have not been made or properly accrued as required by such Company Employee Plan or applicable Law, and there are no benefit obligations which have not been accounted for by reserves, or otherwise properly footnoted in accordance with GAAP, on the Company Financial Statements. The assets of each Company Employee Plan which is funded are reported at their fair market value on the books and records of such Company Employee Plan if so required under the terms of such Company Employee Plan or applicable Law.

(e) Qualification of Company Employee Plans. Each Company Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a determination, opinion, or advisory letter, as applicable, from the Internal Revenue Service to the effect that such Company Employee Plan is qualified and the plan and trust related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code. If a determination, opinion or advisory letter has been issued with respect to any Company Employee Plan, such determination, opinion or advisory letter has not been revoked and revocation has not been threatened, and such Company Employee Plan has not been amended or operated since the date of its most recent determination, opinion or advisory letter in any respect that, in any case, would adversely affect its qualification, and, no act or omission has occurred, that, in any case, would adversely affect its qualification. Each Company Employee Plan that is required to satisfy Section 401(k)(3) or Section 401(m)(2) of the Code has been tested for compliance with, and satisfies the requirements of Section 401(k)(3) and Section 401(m)(2) of the Code (taking into consideration any corrective action taken with respect to such test), as the case may be, for each plan year ending prior to the Closing Date.

(f) Absence of Certain Obligations. None of the Company, any Company Subsidiary or any ERISA Affiliate has ever maintained a Company Employee Plan which was ever subject to Section 412 of the Code or Title IV of ERISA. No Company Employee Plan is funded by a “voluntary employee’s beneficiary association” within the meaning of Section 501(c)(9) of the Code. No Company Employee Plan holds securities issued by the Company, any of its Subsidiaries or any of their ERISA Affiliates.

(g) Ability to Amend or Terminate. Except as set forth in Section 4.14(g) of the Company Disclosure Schedule, the Company or a Subsidiary of the Company, as applicable, may amend or terminate each Company Employee Plan sponsored or maintained by the Company or the Subsidiary at any time without liability to the Company or the Subsidiary, and any of the Company’s Subsidiaries which are a party thereto may terminate their participation therein in accordance with the applicable Company Employee Plan documents at any time without liability to the Company or its Subsidiary, and subject to applicable Law. No Company Employee Plan, plan document or agreement, summary plan description or other written communication distributed generally to Company Persons by its terms prohibits the Company or any of its Subsidiaries from amending or terminating any Company Employee Plan sponsored or maintained principally by such Company or Subsidiary, as applicable, in accordance with the Company Employee Plan document. Except as set forth in Section 4.14(g) of the Company Disclosure Schedule the investment vehicles used to fund the Company Employee Plans may be changed at any time without incurring a material sales charge, surrender fee or other similar expense that would be payable in whole or in part by the Company.

(h) Employment Related Agreements. Except as set forth in Section 4.14(h) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to (i) any agreement with any current or former stockholder or Company Person (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company or any of its Subsidiaries of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment, compensation or benefit guarantee; or (C) providing severance benefits or other benefits after the termination of employment of such individual (except as may be required by COBRA); (ii) any agreement, plan or arrangement under which any “disqualified individual,” as defined in Section 280G(c) of the Code, may receive payments from the Company or any of its Subsidiaries that may be subject to the tax imposed by Section 4999 of the Code or included in the determination of such individual’s “parachute payment” under Section 280G of the Code, without regard to Section 280G(b)(4); or (iii) any agreement or plan binding the Company or any of its

Subsidiaries, including any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan or severance benefit plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement. The Company has provided to Parent the information necessary to calculate any excise tax due under Section 4999 of the Code as a result of the transactions contemplated by this Agreement for which the Company or Parent may directly or indirectly become liable and the amount of deductions that may be disallowed under Section 280G of the Code as a result of the transactions contemplated by this Agreement. Except for severance obligations imposed by applicable Law, Section 4.14(h) of the Company Disclosure Schedule sets forth a complete list of all individuals to whom the Company or any of its Subsidiaries is obligated to make severance payments, whether pursuant to an Employee Benefit Plan, Contract or otherwise, together with the name of the documents or other instruments under which such payments are made, the monthly amounts payable, and the dates of expiration of the Company’s or Subsidiaries’ payment obligations in connection therewith. Section 4.14(h) of the Company Disclosure Schedule lists all Company Persons with a compensation guarantee, the amount of such guaranteed payment, the date(s) on which it is due, and any milestones/requirements applicable to such compensation guarantees. The Company has, prior to the date hereof, made available to Parent a complete and accurate copy of all of the Contracts referred to in Section 4.14(h) of the Company Disclosure Schedule.

(i) Retiree Benefits. None of the Company Employee Plans promises or provides retiree medical or other retiree welfare benefits to any Person, except as required by COBRA.

(j) No Violation. To the Company’s Knowledge, no Company Person is in violation of any term of any patent disclosure agreement, non-competition agreement, or any restrictive covenant of a former employer or contracting entity relating to the right of any such Company Person to be employed or retained by the Company or any of its Subsidiaries because of the nature of the business conducted or presently proposed to be conducted by the Company or any of its Subsidiaries or to the use of trade secrets or proprietary or confidential information of others. No Key Employee or other executive officer of the Company or Person performing an equivalent function for any of the Company’s Subsidiaries has given notice to the Company or any of its Subsidiaries that such employee intends to terminate his or her employment with the Company or its Subsidiaries, as applicable, and neither the Company nor any of its Subsidiaries have given notice of intention to terminate the employment of any such employee.

(k) Multiemployer Plan. No Company Employee Plan is a “multiemployer plan,” as that term is defined in ERISA Section 4001(a)(3). Neither the Company, nor any of its Subsidiaries, nor any of their ERISA Affiliates has ever had an obligation to contribute to any multiemployer plan.

(l) Section 409A Compliance. From January 1, 2007 to the date hereof, each Company Employee Plan that is subject to Section 409A of the Code has been operated in material compliance with such section and all applicable regulatory guidance (including, without limitation, proposed regulations, notices, rulings, and final regulations).

(m) Health Care Compliance. Each of the Company and its Subsidiaries complies in all material respects with the applicable requirements of COBRA or any similar state statute with respect to each Company Employee Plan that is a group health plan within the meaning of Section 5000(b)(1) of the Code or such state statute.

4.15 Permits. The Company and each of its Subsidiaries have all Permits required to conduct their businesses as now being conducted, except for such Permits the absence of which, individually or in the aggregate, have not resulted in, and are not reasonably likely to result in, a Material Adverse Effect. No suspension or cancellation of any Permits of the Company or any of its Subsidiaries is pending or, to the Company’s Knowledge, threatened, except for any such suspension or cancellation which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company and its

Subsidiaries are in compliance with the terms of all such Permits except for such failures to so comply which, individually or in the aggregate, have not had, and are not reasonably likely to have, a Material Adverse Effect. To the Company’s Knowledge, no such Permit will cease to be effective as a result of the consummation of any of the transactions contemplated by this Agreement.

4.16 Compliance With Laws. The Company and each of its Subsidiaries has complied with, is not in violation of, and has not received any notice alleging any violation with respect to, any applicable provision of any Law with respect to the conduct of its business, or the ownership or operation of its properties or assets, except which, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect.

4.17 Labor Matters.

(a) None of the Company, any of its Subsidiaries or their respective Company Persons is a party to or otherwise bound by any collective bargaining agreement or other Contract with a labor union or labor organization. Since January 1, 2005, neither the Company nor any of its Subsidiaries has been or is the subject of any Proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practice or seeking to compel it to bargain with any labor union or labor organization, or any union organizing activity, labor strike, dispute, walkout, work stoppage, slow-down, grievance or lockout involving the Company or any of its Subsidiaries, nor, to the Company’s Knowledge, have any such Proceedings or actions been threatened. Section 4.17(a) of the Company Disclosure Schedule lists all Company Persons who are not citizens or permanent resident aliens of the United States who are working for the Company in the United States and identifies the basis for their employment in the United States. The Company and each of its Subsidiaries is in material compliance with all Laws regarding employment practices, including Laws relating to workers’ safety and health, sexual harassment, discrimination, equal pay, immigration, wages and hours (including classification of exempt employees) or workers’ compensation. The Company and each of its Subsidiaries is involved in no pending or threatened Proceedings involving labor and employment matters and has not received any notice alleging any violation with respect to any applicable provision of any Law with respect to labor and employment matters.

(b) Section 4.17(b) of the Company Disclosure Schedule sets forth a true and accurate list of the name of each officer, director and employee of the Company or its Subsidiaries, together with such individual’s position or function. Except as disclosed in Section 4.17(b) of the Company Disclosure Schedule, all employees performing work for the Company or its Subsidiaries are at-will employees.

(c) All individuals who are or were performing consulting or other services for the Company or its Subsidiaries are or were correctly classified by the Company as either “independent contractors” or “employees” as the case may be, and, at the Closing Date, will qualify for such classification. There are no pending or, to the Company’s Knowledge, threatened Proceedings against the Company or its Subsidiaries by or on behalf of or related to any individuals currently or formerly classified by the Company or its Subsidiaries as “independent contractors” or “consultants” and there is, to the Company’s Knowledge, no basis for any such Proceedings.

4.18 Customers and Suppliers. Section 4.18 of the Company Disclosure Schedule lists each Material Customer, and except as disclosed in such Section, no Material Customer has given oral or written notice to the Company or any of its Subsidiaries that it intends to stop or decrease the rate of buying materials, products or services from the Company or any of its Subsidiaries. Section 4.18 of the Company Disclosure Schedule lists each Material Supplier. No Material Supplier of the Company or any of its Subsidiaries has indicated to the Company or any of its Subsidiaries that it will stop or decrease the rate of supplying materials, products or services to the Company or its Subsidiaries.

4.19 Inventory. The inventory of the Company and its Subsidiaries consists of (a) finished goods, substantially all of which are good and merchantable, and of a quality and quantity useable and saleable for the needs of the business of the Company and its Subsidiaries in accordance with past practice, and (b) parts, which are good and of a quality useable for the needs of the Company and its Subsidiaries in accordance with past practice, and which are recorded on the Company Balance Sheet at the lower of cost and fair market value, subject to an adequate reserve for obsolescence.

4.20 Export and Import Laws and Regulations Compliance.

(a) (i) The Company and each Subsidiary is and has been in compliance in all material respects with all applicable U.S. export and import Laws, including the Arms Export Control Act (22 U.S.C. 2778), the ITAR, the Foreign Corrupt Practices Act (15 U.S.C. § 78 et seq.), the Trading With the Enemy Act (50 U.S.C. 5), the Export Administration Act (P.L. 96-72), the International Emergency Economic Powers Act (50 U.S.C. 1701), the Export Administration Regulations (15 C.F.R. 730 et seq.), the Customs Regulations (19 C.F.R. 141 et seq.) and associated executive orders, and the Laws implemented by the Office of Foreign Assets Control, United States Department of the Treasury (collectively, “U.S. Export and Import Laws”), and there are no claims, complaints, charges, investigations, requests for information or disclosures, or proceedings pending or, to the Company’s Knowledge, expected or threatened between the Company, any of the Company’s Subsidiaries and the United States government alleging non-compliance with or liability under U.S. Export and Import Laws. (ii) The Company and each of its Subsidiaries is in compliance in all material respects with all currently applicable non-U.S. export and import laws (“Foreign Export and Import Laws”), and there are no claims, complaints, charges, investigations or proceedings pending or expected or threatened between the Company, any of the Company’s Subsidiaries and a foreign government alleging non-compliance with or liability under Foreign Export and Import Laws.

(b) No product or service provided by the Company or any of its Subsidiaries during the last five years has been, directly or indirectly, sold to or performed on behalf of Cuba, Iran, North Korea, Sudan, Syria or any other country against which the United States has maintained economic sanctions or an arms embargo at any time during the last five years.

4.21 Data and Records. For the purposes of this Section 4.21, “Data Protection Legislation” means the Laws concerning the protection and/or processing of Personal Information, and “Personal Information” means information about an individual who can be identified by the Person who holds that information.

(a) To the Company’s Knowledge, the Company and each of its Subsidiaries has complied in all material respects with all applicable requirements of Data Protection Legislation, including (i) the data protection principles, (ii) requests from data subjects for access to data, and (iii) notification to, or registration with, applicable data protection regulators.

(b) Neither the Company nor any of its Subsidiaries has received any notice from any data protection regulator, a data controller or a data subject (i) alleging non-compliance with any Data Protection Legislation, (ii) requiring the Company or any of its Subsidiaries to change or delete any data (other than as requested by data subjects in Ordinary Course of Business) or (iii) prohibiting any transfer of data to a place outside the relevant jurisdiction or the European Economic Area.

(c) No individual has claimed or, to the Company’s Knowledge, has the right to claim compensation from the Company or any of its Subsidiaries under any Data Protection Legislation, including for unauthorized or erroneous processing or loss or unauthorized disclosure of data.

4.22 Proxy Statement. None of the information included or incorporated by reference in the Proxy Statement, letter to the stockholders, notice of meeting or forms of proxy to be filed with the SEC in connection with the Merger, will, at the date it is first mailed to the Company’s stockholders or at the time of the Company Stockholders Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Purchaser expressly for inclusion or incorporation by reference in the Proxy Statement. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act.

4.23 Opinion of Financial Advisor. The Financial Advisor has delivered to the Company a written opinion dated the date of this Agreement to the effect, as of such date, that, on the basis of and subject to the assumptions set forth therein, the cash consideration of $2.40 per share of Company Common Stock to be received by holders of shares of Company Common Stock pursuant to the Merger is fair to the holders of shares of Company Common Stock from a financial point of view (the “Fairness Opinion”), and the Fairness Opinion has not been withdrawn, revoked or modified. The Company has delivered to Parent and Purchaser a signed copy of the Fairness Opinion, and the Financial Advisor has granted permission for the Company to include the Fairness Opinion in the Proxy Statement.

4.24 Brokers. No agent, broker, investment banker, financial advisor or other Person is or shall be entitled, or has claimed entitlement to, or is party to a Contract or commitment of the Company regarding any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with any of the transactions contemplated by this Agreement, except the Financial Advisor, whose fees and expenses will be paid by the Company. The Company has delivered to Parent a complete and accurate copy of all agreements pursuant to which the Financial Advisor is entitled to any fees and expenses in connection with any of the transactions contemplated by this Agreement.

a-ARTICLE V

REPRESENTATIONS AND WARRANTIES

OF PARENT AND PURCHASER

Parent and Purchaser each represent and warrant to the Company, as of the date of this Agreement and as of the Closing Date, as follows:

5.1 Organization, Standing and Power. Each of Parent and Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the failure to be so qualified or in good standing, individually or in the aggregate, would materially impair its ability to perform its obligations hereunder.

5.2 Authority; No Conflict; Required Filings and Consents.

(a) Power and Authority; Execution and Delivery. Each of Parent and Purchaser has all requisite corporate power and authority to enter into this Agreement and subject to the approval of this Agreement and the transactions contemplated by this Agreement by the Board of Directors of Parent, to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Parent and Purchaser and, subject to the approval of the transactions contemplated by this Agreement by the Board of Directors of Parent, the consummation by Parent and Purchaser of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of each of Parent and Purchaser. This Agreement has been duly executed and delivered by each of Parent and Purchaser and assuming due and valid authorization, execution, and delivery by the Company, constitutes the valid and binding obligation of each of Parent and Purchaser, enforceable in accordance with its terms, except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of specific performance, injunctive relief or other equitable remedies is subject to the general principles of law and equity and discretion of the court before which any proceeding may be brought.

(b) Absence of Conflicts. The execution and delivery of this Agreement by each of Parent and Purchaser does not, and the consummation by Parent and Purchaser of the transactions contemplated by this Agreement will not, (i) conflict with, or result in any violation or breach of, any provision of the Certificate of

Incorporation or Bylaws of Parent, each as amended, or the Articles of Incorporation or Code of Regulations of Purchaser, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, or require a consent or waiver under, any of the terms, conditions or provisions of any Contract to which Parent or Purchaser is a party or by which either of them or any of their respective properties or assets may be bound, or (iii) subject to compliance with the requirements specified in clauses (i) through (v) of Section 5.2(d), conflict with or violate any Permit, Order or Law applicable to Parent or Purchaser or any of their respective properties or assets, except in the case of clauses (ii) and (iii) of this Section 5.2(b) for any such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations or losses which, individually or in the aggregate, would not materially impair the ability of Parent or Purchaser to perform their respective obligations hereunder.

(c) Board Recommendation. The Board of Directors of Purchaser have declared the advisability of and duly adopted and approved this Agreement, the Stockholder Agreements, and the transactions contemplated hereby and thereby, including the Merger.

(d) Absence of Required Consents. No consent, approval, license, Permit, Order or authorization of, or registration, declaration, notice or filing with any Governmental Authority is required by or with respect to Parent or Purchaser in connection with the execution and delivery of this Agreement or the consummation by Parent or Purchaser of the transactions contemplated by this Agreement, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Ohio and appropriate corresponding documents with the Secretaries of State of other states in which the Company is qualified as a foreign corporation to transact business, (ii) filings or consents under and compliance with the Securities Act or the Exchange Act as may be required in connection with this Agreement and the Merger, (iii) such consents, approvals, Orders, authorizations, registrations, declarations and filings as may be required under applicable state securities Laws, (iv) filings with the New York Stock Exchange, and (v) such consents, approvals, licenses, Permits, Orders, authorizations, registrations, declarations, notices and filings the failure of which to make or obtain would not individually or in the aggregate materially impair the ability of Parent or Purchaser to perform their respective obligations hereunder.

5.3 Interim Operations of Purchaser. Purchaser was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has not engaged in any other business activities and has conducted its operations only as contemplated hereby.

5.4 Litigation. There are no Proceedings pending, or, to the knowledge of Parent, threatened against, relating to or affecting Parent or any of its subsidiaries or any of their respective properties before any Governmental Authority or any arbitrator that could reasonably be expected to materially restrict or enjoin the consummation of the transactions contemplated by this Agreement or prevent or materially delay the ability of Parent or Purchaser to consummate the transactions contemplated by this Agreement or for Parent or Purchaser to perform their respective obligations hereunder.

5.5 Brokers. No agent, broker, investment banker, financial advisor or other firm or Person is or shall be entitled, or has claimed entitlement to, or is party to a Contract or commitment of Parent or Purchaser regarding any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with any of the transactions contemplated by this Agreement.

5.6 Financial Capability. Parent has or will have, and will cause Purchaser to have, prior to the Effective Time, sufficient funds from cash on hand and available to it under existing commercial financing arrangements and lines of credit to pay the aggregate Merger Consideration contemplated by this Agreement and to perform the other obligations of Parent and Purchaser contemplated by this Agreement.

ARTICLE VI

CONDUCT OF BUSINESS

6.1 Conduct Prior to Effective Time. Except as expressly contemplated by this Agreement or with the prior written consent of Parent, from and after the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms or the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, act in the Ordinary Course of Business, and use commercially reasonable efforts to maintain and preserve its and each Subsidiary’s business organization, assets, and properties, keep available the services of its present Company Persons and preserve its advantageous business relationships with customers, strategic partners, suppliers, distributors and others having business dealings with it to the end that its goodwill and ongoing business shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing, from and after the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms or the Effective Time, the Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, without the prior written consent of Parent:

(a) (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities or other property) in respect of, any of its capital stock; (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or any of its other securities; or (iii) purchase, redeem or otherwise acquire any shares of its capital stock or any other securities or any rights, warrants or options (other than the forfeiture (at no cost to the Company or its Subsidiaries) of Company Stock Options pursuant to any Company Stock Plan, by employees in connection with the termination of such employee’s employment) to acquire any such shares or other securities or securities the value of which is measured by such securities;

(b) issue, deliver, sell, grant, pledge or otherwise dispose of or encumber any shares of its capital stock, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities, “phantom” stock, “phantom” stock rights, stock appreciation rights or stock-based performance units or securities the value of which is measured by such securities (other than the issuance of shares of Company Common Stock upon the exercise of Company Stock Options outstanding on the date of this Agreement in accordance with their present terms), or amend the terms of any of the foregoing, except as expressly contemplated by Section 3.3;

(c) amend its Articles of Incorporation, Code of Regulations or other comparable charter or organizational documents, except as expressly provided by this Agreement;

(d) acquire (A) by merging or consolidating with, or by purchasing all or a substantial portion of the assets or any stock of, or by any other manner, any business or any other Person or division thereof or (B) subject to Section 6.1(j), any assets that are material, in the aggregate, to the Company and its Subsidiaries, taken as a whole, except purchases of inventory and components in the Ordinary Course of Business;

(e) except in the Ordinary Course of Business, sell, lease, license, pledge, or otherwise dispose of or encumber any properties or assets of the Company or of any of its Subsidiaries;

(f) except for sales of inventory in the Ordinary Course of Business, sell, dispose of, or otherwise transfer any assets material to the Company and its Subsidiaries, taken as a whole (including any accounts, leases, Contracts or Intellectual Property or any assets or the stock of any Subsidiaries);

(g) adopt or implement any stockholder rights plan, or other device or plan designed or intended to impede, impair or prevent the transactions contemplated hereby;

(h) except as contemplated by Sections 6.2(e) and 9.1(d)(i), enter into a Contract with respect to any merger, consolidation, liquidation, dissolution, restructuring, recapitalization or other reorganization or business combination, or any acquisition or disposition of all or any substantial portion of the assets or securities of the Company or any of its Subsidiaries;

(i) (i) incur or suffer to exist any indebtedness for borrowed money other than such indebtedness reflected on the Company Balance Sheet and trade and accounts payable in the Ordinary Course of Business or guarantee any such indebtedness of another Person, (ii) issue, sell or amend any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, (iii) make any loans or advances (in each case other than for employee travel or other business purposes or for employee tuition reimbursement in each case in the Ordinary Course of Business) or capital contributions to, or investments in, any other Person, other than the Company or any of its Subsidiaries or (iv) enter into any hedging agreement or other financial agreement or arrangement the value of which may change with fluctuations in commodities or equities, prices or exchange rates or other derivative instruments;

(j) make any capital expenditures or other expenditures with respect to property, plant or equipment in excess of $80,000 in the aggregate for the Company and its Subsidiaries, taken as a whole;

(k) make any change in its accounting methods, principles or practices, or change any assumption underlying, or method of calculating, any bad debt, contingency or other reserve or revalue any assets, or make any change in its fiscal year, except for any election to adopt the goodwill impairment annual testing rules under GAAP and except as may be required by GAAP or applicable Law;

(l) (i) other than in the Ordinary Course of Business, pay, discharge, settle, satisfy, fund or accept any claims, liabilities, disputes, audit or investigation finding or result or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than in accordance with their terms as in effect on the date of this Agreement, of claims, liabilities or obligations reflected or reserved against in, the most recent consolidated financial statements (or the notes thereto) of the Company included in the Company SEC Reports filed prior to the date of this Agreement (to the extent so reflected or reserved against), or (ii) waive any material benefits of, modify in any adverse respect, fail to enforce, or consent to any matter with respect to which its consent is required under, any confidentiality, standstill or similar Contracts to which the Company or any of its Subsidiaries is a party;

(m) terminate any material Contract to which the Company or any of its Subsidiaries is party (other than any such Contract that expires pursuant to its terms), or waive, release or assign any material rights or claims (including any write-off or other compromise of any accounts receivable of the Company or any of its Subsidiaries), or except in the Ordinary Course of Business modify or amend any material Contract to which the Company or any of its Subsidiaries is party;

(n) (i) except in the Ordinary Course of Business, enter into, or modify the terms of, any Contract relating to the rendering of services or the distribution, sale or marketing by third parties of the products of, or products licensed by, the Company or any of its Subsidiaries or (ii) license, or modify the terms of any license of, any material intellectual property rights to or from any third party, other than non-exclusive licenses which may be canceled without penalty by the Company or its Subsidiaries upon written notice of 30 days or less;

(o) except as expressly provided by Section 3.3, (i) take any action with respect to, adopt, enter into, terminate or amend any employment, severance or similar agreement, policy, practice or arrangement or benefit plan or compensation for the benefit or welfare of any current or former Company Person or any collective bargaining agreement, (ii) increase in any material respect the compensation or benefits of, or pay any bonus to, any Company Person, (iii) amend or accelerate the right to payment or vesting of any compensation or benefits, including any outstanding options or any restricted stock awards, (iv) pay any material benefit not provided for as of the date of this Agreement under any Company Employee Plan, (v) adopt, grant any awards under, or otherwise expand the benefits of or the Persons entitled to participate in, any bonus, incentive, performance, severance or other compensation plan or arrangement or benefit or compensation plan, policy, practice or arrangement, including the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock, or the removal of existing restrictions in any benefit plans or agreements or awards made thereunder, (vi) terminate the employment or take other adverse actions with respect to any of the Company executives and other employees identified in Section 6.1(o) of the Company Disclosure Schedule (the “Key Employees”), (vii) employ or offer to employ or promote or offer to promote, terminate or give notice of intent to terminate, any Key Employee or other executive officer of the Company or Person performing an equivalent function for any of the Company’s Subsidiaries, or (viii) take any action (other than in the Ordinary Course of Business with respect to payment of compensation) to fund or in any other way secure the payment of compensation or benefits under any Employee Benefit Plan or Contract; provided, however, that notwithstanding the foregoing, the Company (I) may change the administrator or payor, but not materially increase the benefits or otherwise increase the amounts paid by the Company, under the Company Employee Plan that is a group health plan within the meaning of Section 5000(b)(1) of the Code and (II) pay in the aggregate up to $5,000 in cash bonuses to employees who are not Key Employees;

(p) (i) make or rescind any Tax election, (ii) settle or compromise any Tax liability, (iii) amend any Tax Return, (iv) make a request for a written ruling of a taxing authority relating to Taxes or file a request for a pre-filing agreement or similar procedure or (v) enter into a legally binding agreement with a taxing authority with respect to Taxes;

(q) close (except pursuant to the existing terms of leases entered into prior to the date of this Agreement disclosed in Section 4.12(b) of the Company Disclosure Schedule (and without giving effect to the transactions contemplated by this Agreement)) or open (except the opening of the Company’s facility in Singapore as contemplated as of the date of this Agreement) any material facility or office, or initiate, compromise or settle any material Proceeding;

(r) permit any transfer or exercise of rights with respect to shares of Company Common Stock in violation of the Stockholder Agreements;

(s) fail to maintain insurance at levels substantially comparable to levels existing as of the date of this Agreement or to timely file claims thereunder (provided that the Company shall not pay or incur liability for any materially increased premium without Parent’s consent, not to be unreasonably withheld);

(t) fail to pay accounts payable and other obligations in the Ordinary Course of Business;

(u) agree to any covenant of the Company or any of its Subsidiaries not to compete or other covenant of the Company or any of its Subsidiaries restricting the development, manufacture, marketing or distribution of the products or services of the Company or any of its Subsidiaries or otherwise limiting the freedom of the Company or any of its Subsidiaries to compete in any line of business or with any Person or in any area or to own, operate, sell, transfer, pledge or otherwise dispose of or encumber any material assets or that would so limit the freedom of Parent or any of its affiliates after the consummation of the Merger; or

(v) authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions or any action which would cause any representation or warranty of the Company set forth in this Agreement to be inaccurate under the applicable standard included in Section 8.2(a) or would materially impair or prevent the satisfaction of any condition in Article VIII.

6.2 Acquisition Proposals.

(a) Subject to Section 6.2(b), the Company agrees that, following the date of this Agreement and prior to the Effective Time or, if earlier, the termination of this Agreement in accordance with Article IX, none of the Company, the Company’s Subsidiaries or any of their respective directors, officers, employees, investment bankers, attorneys, accountants or other agents, advisors or representatives (such directors, officers, employees, investment bankers, attorneys, accountants, other agents, advisors and representatives collectively, “Representatives”) shall, directly or indirectly, (i) initiate, solicit, procure, encourage (including by way of providing information), facilitate or induce the submission of any inquiries, proposals or offers that constitute or may reasonably be expected to lead to any Acquisition Proposal, (ii) engage or participate in any discussions or negotiations regarding, or provide or cause to be provided any non-public information relating to the Company or any of its Subsidiaries in connection with, or have any discussions with any Person relating to, an actual or proposed Acquisition Proposal, or otherwise encourage or facilitate any effort or attempt to make or implement an Acquisition Proposal, (iii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Acquisition Proposal, (iv) approve, endorse or recommend, or publicly announce an intention to approve, endorse or recommend, or, except for the waivers and releases permitted by clause (v) below, enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar Contract relating to any Acquisition Proposal, or (v) amend, terminate, waive, release or fail to enforce, or grant any consent under, any confidentiality, standstill or similar agreement that relates to a business combination, merger or similar transaction involving the Company (provided, that the Company shall be permitted to grant waivers or releases under any such agreement solely to permit the counterparty thereto to make a non-public offer or proposal to the Company Board (or to a special committee of the Company Board) with respect to an Acquisition Proposal). The Company shall, promptly after receipt (and in no event later than 24 hours following such receipt), advise Parent of the identity of each Person who makes an actual or proposed Acquisition Proposal or requests a waiver or release from any confidentiality, standstill or similar agreement and the material terms of any such Acquisition Proposal. Without limiting the foregoing, it is understood and agreed that any violation of the foregoing restrictions by any Subsidiary of the Company or by any Representative of the Company or any of its Subsidiaries shall be deemed to be a breach of this Section 6.2 by the Company and also that any breach or deemed breach of this Section 6.2 by the Company shall be a material breach of this Agreement. The Company shall immediately cease and cause to be terminated any solicitation, encouragement, discussion or negotiation with any Persons conducted heretofore by the Company, its Subsidiaries or any of their respective Representatives with respect to any Acquisition Proposal and shall use its (and will cause the Representatives of the Company and its Subsidiaries to use their) commercially reasonable efforts to require the other parties thereto to promptly return or destroy in accordance with the terms of such agreement any confidential information previously furnished by the Company, the Company’s Subsidiaries or any of their respective Representatives and its Subsidiaries’ Representatives thereunder. The Company shall ensure that its Representatives are aware of the provisions of this Section 6.2.

(b) Notwithstanding anything to the contrary contained in Section 6.2(a), if at any time following the date of this Agreement and prior to the Stockholder Approval, (i) the Company receives an unsolicited written Acquisition Proposal that did not result from or arise in connection with a breach of Section 6.2(a) and that the Company Board believes in good faith to be bona fide and (ii) the Company Board determines in good faith, after consultation with the Financial Advisor and based on the advice of outside legal counsel, that such Acquisition Proposal constitutes or could reasonably be expected to result in a Superior Proposal, then the Company may, prior to the Stockholder Approval and subject to compliance with the provisions of this Section 6.2, (A) furnish information with respect to the Company and its Subsidiaries to the Person and its Representatives making such Acquisition Proposal and (B) participate in discussions or negotiations with the Person and its Representatives making such Acquisition Proposal regarding such Acquisition Proposal (“Permitted Actions”) if the Company Board concludes in good faith, after consultation with the Financial Advisor and based on the advice of outside legal counsel, that, as a result of such Acquisition Proposal, the failure to take such Permitted Actions would violate its fiduciary duties under applicable Law; provided, that the Company will not, and will not allow its or its Subsidiaries’ Representatives to, disclose any non-public information to such Person without entering into one or more confidentiality agreements with such Person on terms no less favorable in the aggregate to the Company than those contained in the NDA and with a standstill of duration no shorter than and with exceptions to such standstill not materially broader than those contained in the NDA, except that any such standstill may explicitly permit such Person to submit an Acquisition Proposal to the Company Board at the invitation of the Company Board (“Acceptable Confidentiality Agreements”) and will promptly provide Parent with a copy of such fully executed Acceptable Confidentiality Agreement; and provided further that the Company shall have delivered written notice to Parent at least three Business Days in advance of taking any Permitted Actions. The Company shall promptly (and in no event later than 24 hours following receipt) notify Parent and Purchaser orally and in writing (which notice shall include the material terms and conditions of the

Acquisition Proposal and the Person submitting the same) in the event it receives an Acquisition Proposal (or any communication from a Person that such Person is considering making an Acquisition Proposal) from a Person and shall keep Parent and Purchaser reasonably informed orally and in writing as to the status and any material developments, discussions and negotiations concerning the same, including prompt written notice to Parent of any determination by the Company Board (or any special committee thereof) that a Superior Proposal has been made. Without limiting the generality of the foregoing, (1) the Company shall promptly notify Parent and Purchaser orally and in writing if it determines in accordance with this Section 6.2(b) to begin providing information or to engage in discussions or negotiations concerning an Acquisition Proposal received from a Person, (2) prior to providing any non-public information to such Person or entering into discussions or negotiations with such Person, the Company shall promptly notify Parent orally and in writing of any such Acquisition Proposal received by, and such information requested from, and any such discussions or negotiations sought to be initiated or continued with, the Company, any Subsidiary or any of their respective Representatives indicating, in connection with such notice, the material terms and conditions of the Acquisition Proposal and the identity of the Person making such Acquisition Proposal, and (3) the Company shall promptly provide Parent with copies of any material non-public information concerning the Company or any of its Subsidiaries that is provided to the Person making the Acquisition Proposal or such Person’s Representatives that was not previously provided or made available to Parent and copies of all documents and written communications relating to such Acquisition Proposal exchanged between the Company, any of its Subsidiaries or any of its or their Representatives, on the one hand, and the Person making such Acquisition Proposal, on the other hand. The Company shall also provide Parent with 48 hours prior notice (or such lesser prior notice as is provided to the members of the Company Board or any committee thereof) of any meeting of the Company Board or any committee thereof at which the Company Board or any committee thereof is reasonably expected to consider any Acquisition Proposal.

(c) Except as permitted by Section 6.2(d), neither the Company Board nor any committee thereof shall directly or indirectly (i) amend, withdraw, modify, change, condition or qualify in any manner adverse to Parent or Purchaser, or publicly propose to withdraw or modify in any manner adverse to Parent or Purchaser, the Recommendation, (ii) approve or recommend or publicly propose to approve or recommend, any Acquisition Proposal, or (iii) take any other action or make any other public statement inconsistent with the Recommendation. None of the Company Board, any committee thereof or the Company itself, shall agree with any Person to limit or not to give prior notice to Parent or Purchaser of its intention to effect a Change in Board Recommendation or to terminate this Agreement in light of a Superior Proposal.

(d) Notwithstanding Section 6.2(a)(iii), Section 6.2(a)(iv) and Section 6.2(c), at any time prior to the Stockholder Approval, in response to a Superior Proposal that did not result from a breach of this Section 6.2, the Company Board may withdraw, modify, change, condition or qualify the Recommendation in a manner adverse to Parent and Purchaser (“Change in Board Recommendation”); provided, however, that the Company Board may not effect a Change in Board Recommendation pursuant to this Section 6.2(d) (i) unless the Company has complied with this Section 6.2, (ii) until after the fifth Business Day following actual receipt by Parent of a Notice of Superior Proposal, (iii) unless either (A) on or before the expiration of the five Business Day period following the actual receipt by Parent of the Notice of Superior Proposal referred to in the foregoing clause (ii), Parent does not make a Matching Bid in response to such Superior Proposal or (B) following receipt of a Matching Bid within the five Business Day period, the Company Board concludes in good faith, after consultation with the Financial Advisor and based on the advice of outside legal counsel and after taking into consideration the Matching Bid, that the Superior Proposal to which the Notice of Superior Proposal relates continues to be a Superior Proposal, and (iv) unless the Company Board determines in good faith, after consultation with the Financial Advisor and based on the advice of outside legal counsel, that the failure to effect a Change in Board Recommendation would violate its fiduciary duties under applicable Law. Unless the Company Board has previously effected a Change in Board Recommendation, or is concurrently therewith withdrawing the Recommendation in accordance with this Section 6.2, and otherwise complies with Section 6.2(e), neither the Company Board nor any committee thereof shall recommend any Acquisition Proposal to the stockholders of the Company or, except as otherwise permitted by this Section 6.2, enter into any letter of intent, agreement in principle, merger, acquisition or similar agreement with respect to any Acquisition Proposal.

(e) Notwithstanding anything in this Section 6.2 to the contrary, at any time prior to the Stockholder Approval, the Company Board may, in response to a Superior Proposal that did not result from a breach of this Section 6.2, cause the Company to terminate this Agreement pursuant to Section 9.1(d)(i) and concurrently with such termination enter into a definitive agreement providing for the transactions contemplated by such Superior Proposal; provided, however, that the Company shall not terminate this Agreement pursuant to Section 9.1(d)(i), and any purported termination pursuant to Section 9.1(d)(i) shall be void and of no force or effect, unless the Company shall have complied with all the provisions of this Section 6.2, including the notification provisions in this Section 6.2(e) and with all applicable requirements of Section 9.3(b) (including the payment of the Termination Fee prior to or on the date of such termination), in connection with such Superior Proposal; and provided further, however, that the Company shall not exercise its right to terminate this Agreement pursuant to Section 9.1(d)(i): (A) until after the fifth Business Day following actual receipt by Parent of written notice from the Company advising Parent that the Company has received a Superior Proposal, specifying the material terms and conditions of the Superior Proposal and attaching the most current versions of the definitive agreement, all exhibits and other attachments thereto and agreements (such as stockholder agreements) ancillary thereto to effect such Superior Proposal, and identifying the Person making such Superior Proposal (a “Notice of Superior Proposal”) and stating that the Company intends to cause the Company to exercise its right to terminate this Agreement pursuant to Section 9.1(d)(i) (it being understood and agreed that, prior to any termination pursuant to Section 9.1(d)(i) taking effect, any amendment to the price or any other material term of a Superior Proposal (such amended Superior Proposal, a “Modified Superior Proposal”) shall require a new Notice of Superior Proposal and a new five Business Day period with respect to such Modified Superior Proposal) and (B) unless either (x) on or before the expiration of the five Business Day period following the actual receipt by Parent of any Notice of Superior Proposal, Parent does not make a good faith written proposal (a “Matching Bid”) in response to such Superior Proposal or (y) following receipt of a Matching Bid within the five Business Day period, the Company Board concludes in good faith, after consultation with the Financial Advisor and based on the advice of outside legal counsel and after taking into consideration the Matching Bid, that the Superior Proposal to which the Notice of Superior Proposal relates continues to be a Superior Proposal.

6.3	Certain Tax Matters.

(a) From the date hereof until the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, (i) timely prepare and file (including pursuant to timely filed extensions), consistent with past practice, all Tax Returns (“Post-Signing Returns”) required to be filed, (ii) timely pay all Taxes due and payable with respect to the taxable periods covered by such Post-Signing Returns, (iii) accrue a reserve in the books and records and financial statements of any such entity consistent with past practice for all Taxes payable by such entity for which no Post-Signing Return is due prior to the Effective Time, (iv) promptly notify Parent of any Proceeding pending against or with respect to the Company or any Subsidiaries in respect of any material Tax and not settle or compromise any such Proceeding or other action without Parent’s prior written consent, and (v) promptly provide to the Parent a written copy of any U.S. Federal income tax Post-Signing Return filed with the Internal Revenue Service.

(b) The Company shall not, and shall not permit any Subsidiary to, enter into or effect any transaction that would result in a material recognition of income or gain by the Company or any Subsidiary, other than transactions entered into or effected in the Ordinary Course of Business.

ARTICLE VII

ADDITIONAL AGREEMENTS

7.1	Efforts; Consents, Notices and Approvals.

(a)	General.

(i) Subject to the terms and conditions herein provided, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective, as promptly as practicable following the date of this Agreement, the Merger and the other transactions contemplated by this Agreement and the Stockholder Agreements, and to cooperate with each of the other parties hereto in connection with the foregoing, including using its reasonable best efforts: (A) to obtain all necessary waivers, consents and approvals from third parties, (B) to obtain all necessary consents, approvals and authorizations as are required to be obtained under any Laws, (C) to lift or rescind any Order adversely affecting the ability of the parties to consummate the transactions contemplated hereby, (D) to effect all necessary registrations, notifications, applications and filings with Governmental Authorities, as promptly as is reasonably practicable, and (E) to fulfill all conditions to this Agreement. The parties agree that that they will not make any Notification and Report Form filing pursuant to the HSR Act with respect to the transactions contemplated by this Agreement.

(ii) Notwithstanding anything to the contrary contained in this Agreement, in connection with any filing or submission required or action to be taken by either Parent or the Company to effect the Merger and to consummate the other transactions contemplated hereby, the Company shall not, without Parent’s prior written consent, commit to (and none of Parent, Purchaser, the Company or any of their respective Affiliates shall be required to) (a) propose or agree to accept any undertaking or condition, enter into any consent decree, divest or hold separate or otherwise take or commit to take any action that (1) limits its or its Affiliates’ freedom of action with respect to, or its ability to retain, the Company or any of the businesses, product lines or assets of the Company, Parent or any of Parent’s Affiliates; (2) otherwise would result in a change, event, circumstance, development or effect that is or is reasonably likely to have an adverse effect on the business, assets, liabilities, capitalization, prospects, condition (financial or other), or results of operations of Parent and/or Affiliates of Parent; or (3) would impose or result in any material limitation on the ability of Parent to exercise full rights of ownership with respect to the shares of the Surviving Corporation following the Closing; or (b) commence any litigation or Proceeding involving any Governmental Authority.

(iii) Without expanding its obligations hereunder, the obligation of Parent and Purchaser to use “reasonable best efforts” under Section 7.1(a)(i) to obtain waivers, consents and approvals to loan agreements, leases and other Contracts specifically shall not include any obligation to agree to, and neither the Company nor any of its Subsidiaries shall agree (without the prior consent of Parent) to, a modification of the terms of such documents, or to make any guaranty or monetary payment in consideration of such waiver, consent or approval.

(b) Notifications by Company. The Company shall confer with Parent on a regular and frequent basis as reasonably requested by Parent concerning operational matters and promptly advise Parent orally and in writing of any significant change or event, including any having, or which, insofar as reasonably can be foreseen, could have, a Material Adverse Effect. The Company shall promptly provide to Parent (or its counsel) copies of all filings made by the Company with any Governmental Authority in connection with this Agreement and the transactions contemplated hereby. Nothing contained in this Agreement shall give Parent or Purchaser, directly or indirectly, the right to control, direct or interfere with the operations of the Company prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, control and supervision over its business operations.

(c) State Takeover Law. Without limiting the generality of Section 7.1(a), if any Takeover Law or any state “blue sky” Law shall become applicable to the transactions contemplated by this Agreement or by the Stockholder Agreements, the Company and the Company Board shall grant such approvals and take such actions as are necessary so that the transactions contemplated hereby and thereby may be consummated as promptly as practicable on the terms contemplated hereby and thereby, and otherwise act to minimize the effects of such statute or regulation on the transactions contemplated hereby or thereby.

7.2	Company Stockholder Adoption of the Agreement.

(a) Calling of Company Stockholders Meeting. The Company shall, acting through the Company Board, duly call, give notice of, convene and hold a meeting of its stockholders (the “Company Stockholders Meeting”) for the purpose of obtaining the approval of this Agreement and the Merger by the stockholders of the Company (the “Stockholder Approval”), and shall retain a proxy solicitor, adjourn any Company Stockholders Meeting at which the Stockholder Approval is not obtained and duly call, give notice of, convene and hold a subsequent Company Stockholders Meeting for the purpose of obtaining the Stockholder Approval, and otherwise use its reasonable best efforts to procure the Stockholder Approval. Without limiting the generality of the foregoing, the Company agrees that its obligations pursuant to the first sentence of this Section 7.2(a) shall not be affected by (i) the commencement, public proposal, public disclosure or communication to the Company of any Acquisition Proposal or (ii) the withdrawal or modification by the Company Board of its approval or recommendation of this Agreement or the Merger.

(b) Preparation of Proxy Statement. The Company shall prepare as soon as practicable, and file with the SEC within ten Business Days of the date of this Agreement, a proxy or information statement (the “Proxy Statement”) in accordance with the Exchange Act and any other applicable Laws, and will use its commercially reasonable efforts to respond to any comments of the SEC or its staff and to cause the Proxy Statement to be mailed to the Company’s stockholders as promptly as practicable after responding to all such comments to the satisfaction of the staff. The Company shall not file the Proxy Statement with the SEC prior to obtaining Parent’s approval of the Proxy Statement, which approval shall not be unreasonably withheld. The Company shall notify Parent promptly upon the receipt of any comments from the SEC or its staff or any other government officials and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Proxy Statement or for additional information, and shall supply Parent with copies of all correspondence between the Company or any of its Representatives, on the one hand, and the SEC, or its staff, or any other government officials on the other hand with respect to the Proxy Statement. The Company shall consult with Parent and its counsel prior to responding to any comments from the SEC or its staff or any other government officials. If at any time prior to the Company Stockholders Meeting there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company shall promptly prepare and mail to its stockholders and file with the SEC any such amendment or supplement. The Company shall not mail any Proxy Statement, or any amendment or supplement thereto, to the Company’s stockholders unless it has first obtained the consent of Parent to such mailing, which consent shall not be unreasonably withheld.

7.3 Notification of Certain Matters. The Company shall give prompt written notice to Parent of (a) the inaccuracy of any representation or warranty made by the Company contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect, (b) the failure by the Company to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; or (c) a Material Adverse Effect occurring between the date of this Agreement and the Effective Date; provided, however, that no such notification shall be deemed to cure any breach or otherwise affect the representations, warranties, covenants or agreements of the Company or waive the conditions to the obligations of the parties hereunder. Without limiting the foregoing, the Company shall, promptly and in any event within 24 hours after it has notice of any of the following, give written notice to Parent of:

(i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(ii) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(iii) any Proceedings commenced or, to the Company’s Knowledge, threatened against, relating to or involving or otherwise affecting the Company or any Subsidiary which, if pending on the date of this Agreement would have been required to have been disclosed pursuant to this Agreement or which relate to the consummation of the transactions contemplated hereby.

7.4	Access to Information.

(a) Subject to compliance with applicable Laws, the Company shall, and shall cause each of its Subsidiaries and the Company’s and such Subsidiaries’ Representatives to, afford to Parent and its Representatives access, at all reasonable times, during the period prior to the Effective Time, to all of the Company’s and any of its Subsidiaries’ properties, books, records, Contracts, commitments and personnel and shall furnish Parent all financial, operating and other data and information as Parent may request. Unless otherwise required by Law, Parent will hold any such information which is non-public in confidence in accordance with the NDA. Without limiting the generality of the foregoing, the Company shall, within two Business Days of any request therefor, provide to Parent the information described in Rule 14a-7(a)(2)(ii) under the Exchange Act and any information to which a holder of Company Common Stock would be entitled under Chapter 1701 of the OGCL (assuming such holder met the requirements of such chapter). The Company shall use its commercially reasonable efforts to secure for Parent access to and copies of the work papers of its independent public accountants. No information or knowledge obtained in any investigation pursuant to this Section 7.4 or otherwise shall affect or be deemed to modify any representation or warranty contained in the Agreement or the conditions to the obligations of the parties to consummate the Merger. Notwithstanding anything to the contrary, it is understood and agreed to by each party that (i) any exchange of information under this Agreement shall not affect, in any way, each party’s relative competitive position to the other party or to other entities, and (ii) the Company and its Subsidiaries may deny access to any information if the Company believes, upon advice of outside counsel, that providing access to such information to Parent and its Representatives would violate applicable antitrust Laws.

(b) The parties acknowledge that Parent and the Company have previously executed the NDA, which shall continue in full force and effect in accordance with its terms, except as expressly modified herein.

7.5 Public Disclosure. Except as may be required by Law or applicable stock exchange rules, (a) the press release announcing the execution of this Agreement shall be issued only in such form as shall be mutually agreed by the Company and Parent, and (b) Parent and the Company shall each use its reasonable best efforts to consult with the other party before issuing, and provide each other with a reasonable opportunity to review and comment upon, any other press release with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release prior to using such efforts; provided, however, that nothing in this Section 7.5 shall be deemed to prohibit any party from making any disclosure which its counsel deems necessary in order to satisfy such party’s disclosure obligations imposed by Law or stock exchange rules. Parent and the Company shall each use its reasonable best efforts to consult with the other party before issuing, and provide each other with a reasonable opportunity to review and comment upon, any written communications to Company employees with respect to the transactions contemplated by this Agreement, including the Merger.

7.6 Stockholder Litigation. The Company shall keep Parent fully informed of any stockholder litigation against the Company and its directors relating to this Agreement, the Stockholder Agreements, the Merger or any other transactions contemplated hereby; provided, however, that no settlement of any such litigation shall be agreed to without Parent’s prior written consent.

7.7 Section 16 Matters. Prior to the Effective Time, the Company shall take all such steps as may be required to cause to be exempt under Rule 16b-3 promulgated under the Exchange Act any dispositions of shares of Company Common Stock (including derivative securities with respect to shares of Company Common Stock) that are treated as dispositions under such rule and result from the transactions contemplated by this Agreement by each director or officer of the Company who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company.

7.8	Employee Benefit Plan Matters. Subject to Section 7.8(c), Parent agrees as follows:

(a) From and after the Closing Date, with respect to employees of the Company or its Subsidiaries immediately before the Effective Time who continue employment with the Surviving Corporation or any Subsidiary of the Surviving Corporation following the Effective Time (the “Continuing Employees”), subject to the ability to do so under the terms of each Parent Benefit Plan and applicable Law, with respect to each Parent Benefit Plan in which any Continuing Employees will participate after the Closing Date, Parent shall, or shall cause the Surviving Corporation and its Subsidiaries to, recognize all service of the Continuing Employees with the Company or any of its Subsidiaries, as the case may be, for purposes of eligibility, participation and vesting and, in the case of any Parent Benefit Plan that provides vacation benefits or any other form of paid time-off benefits (but not for benefit accruals under any defined benefit pension plan), for purposes of levels of benefits and benefit accrual, in each case subject to the terms of the applicable Parent Benefit Plan and applicable Law.

(b) From and after the Closing Date, with respect to each Parent Benefit Plan that is an “employee welfare benefit plan” as defined in Section 3(1) of ERISA in which any Continuing Employee is or becomes eligible to participate, Parent shall use reasonable efforts to cause each such Parent Benefit Plan to waive all limitations as to pre-existing conditions, waiting periods and exclusions with respect to participation and coverage requirements applicable under such Parent Benefit Plan for such Continuing Employees and their eligible dependents, other than limitations or waiting periods that are already in effect with respect to such Employees and that have not been satisfied as of the Closing Date under any corresponding Company Employee Plan in which such Continuing Employee was a participant immediately prior to his or her commencement of participation in such Parent Benefit Plan, to the same extent that such pre-existing conditions, waiting periods and exclusions would not have applied or would have been waived under the corresponding Company Employee Plan in which such Continuing Employee was a participant immediately prior to his or her commencement of participation in such Parent Benefit, Plan but solely to the extent permitted under the terms and conditions of Parent’s applicable insurance contracts in effect as of the Closing Date; provided that for purposes of clarity, to the extent such benefit coverage includes eligibility conditions based on periods of employment Section 7.8(a) shall control.

(c) Parent, the Company and the Surviving Corporation acknowledge and agree that all provisions contained in this Section 7.8 are included for the sole benefit of the respective parties to this Agreement and shall not create any right in any other Person, including any employees, former employees, any participant in any Company Employee Plan or any beneficiary thereof or any right to continued employment with Parent, Company, the Surviving Corporation or any of their Affiliates. Nothing in this Section 7.8 shall be deemed to amend any Parent Benefit Plan or to require Parent, the Surviving Corporation or any of their Affiliates to continue or amend any particular benefit plan before or after the consummation of the transactions contemplated in this Agreement, and any such plan may be amended or terminated in accordance with its terms and applicable Law.

7.9 Further Assurances. From and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Purchaser, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Purchaser, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

ARTICLE VIII

CONDITIONS

8.1 Conditions to Obligation of Each Party to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction or, to the extent permitted by applicable Law, waiver by such party at or prior to the Effective Time of each of the following conditions:

(a) Company Stockholder Approval. This Agreement and the Merger shall have been approved and adopted by the requisite vote or consent of the stockholders of the Company under the OGCL and the Company’s Articles of Incorporation, as amended;

(b) No Injunctions, Restraints or Illegality. No Order issued by a court of competent jurisdiction or by any Governmental Authority nor any Law shall be in effect, which would make the acquisition or holding by Parent or its subsidiaries of the shares of Company Common Stock or shares of common stock of the Surviving Corporation illegal or otherwise prevent the consummation of the Merger; and

(c) Governmental Consents. All consents, approvals, licenses, Permits, Orders and authorizations of any Governmental Authority set forth in Section 4.3(c) of the Company Disclosure Schedule and required to consummate the Merger and the other transactions contemplated by this Agreement (other than the filing of the Certificate of Merger with the Secretary of State of the State of Ohio) shall have been obtained, free of any condition that would reasonably be expected to have a Material Adverse Effect on the Company or a material adverse effect on Parent’s or Purchaser’s ability to consummate the transactions contemplated by this Agreement.

8.2 Conditions to Obligations of Parent and Purchaser to Effect the Merger. The obligations of Parent and Purchaser to effect the Merger are also subject to the satisfaction or, to the extent permitted by applicable Law, waiver by Parent and Purchaser on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company set forth in Article IV shall be true and correct when made and as of immediately prior to the Effective Time, as if made at and as of such time (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date).

(b) Performance of Covenants. The Company shall have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by it hereunder.

(c) Company Material Adverse Effect. Since the date of this Agreement, there shall not have been any Material Adverse Effect.

(d) Officers Certificate. Parent shall have received a certificate, signed by an officer of the Company, certifying as to the matters set forth in Section 8.2(a), Section 8.2(b) and Section 8.2(c) hereof.

(e) FIRPTA Certificate. Parent shall have received from the Company a duly executed certificate of non-foreign status meeting the requirements of Treasury Regulation Section 1.1445-2(b)(2).

(f) No Restrictions. There shall be pending no Law, Proceeding, action, suit, litigation or Order by any Governmental Authority that is unacceptable to Parent in its sole discretion that (i) imposes or seeks to impose any limitation upon the ability of the Parent, Purchaser or Company or any of their respective Affiliates to acquire or hold, or which requires any of such parties to dispose of or hold separately, any material portion of their assets or business; (ii) imposes material limitations on the ability of any such parties to conduct, own or operate their business or assets; or (iii) imposes or seeks to impose any limitation upon the Parent’s full rights of ownership of the Surviving Corporation after the Closing.

(g) Key Employees. Each of the Key Employees shall have entered into and delivered to Parent an employment agreement with Parent in a form satisfactory to Parent.

(h) 1995 Options. Each holder of Company Stock Options granted pursuant to the Company’s 1995 Stock Option Plan shall have entered into an Agreement with the Company agreeing for the Company Stock Options granted under such plan to be treated as set forth in Section 3.3.

(i) Option Termination Agreements. Each holder of Company Stock Options or Director Stock Options issued and outstanding immediately prior to the Effective Time, which have an exercise price less than the Merger Consideration, will enter into an option termination agreement in form and substance satisfactory to Parent, terminating all Company Stock Options or Director Stock Options held by such holder, subject to the payment of the Company Stock Option Consideration for the options with an exercise price less than the Merger Consideration.

(j) Warrants. Each holder of Warrants shall have entered into and delivered to Company an agreement in form and substance satisfactory to Parent terminating the Warrants without payment of any consideration.

(k) Lien Releases. The Company shall have received customary lien releases, in form and substance reasonably satisfactory to Parent but conditioned upon the occurrence of the Effective Time, from Wells Fargo Bank, National Association, and Dell Financial Services, L.P and shall have terminated its line of credit with Wells Fargo Bank, National Association.

(l) No Change in Capitalization. There shall have been no change in the number of issued and outstanding (i) shares of Company Common Stock from 7,888,349 except as a result of the exercise of Company Stock Options or Director Stock Options since the date of this Agreement or (ii) Company Stock Options or Director Stock Options from the number set forth in Section 4.2(b)(i) of the Company Disclosure Schedule except as a result of the exercise of Company Stock Options or Director Stock Options since the date of this Agreement.

(m) No Draws on Line of Credit. The Company shall not have, at any time since July 26, 2011, drawn any amounts, or otherwise borrowed any money, under its line of credit with Wells Fargo Bank, National Association that have not been consented to by Parent.

(n) No Dividends. The Company shall not have, at any time since July 26, 2011, declared or paid, or made any commitment to declare or pay, any dividends with respect to any securities of the Company.

(o) Consent of Landlord. The Company shall have obtained from Duke Realty Ohio with respect to the Company Leases to the 6600 Port Road, Groveport, Ohio, and 6295 Commerce Center Drive, Groveport, Ohio, facilities leased by the Company consent to the Merger and an estoppel certificate with respect to the each such Company Lease.

8.3 Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger are also subject to the satisfaction or, to the extent permitted by applicable Law, waiver by the Company on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Parent and Purchaser set forth in Article V shall be true and correct when made and as of immediately prior to the Effective Time, as if made at and as of such time (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date).

(b) Performance of Covenants. Parent and Purchaser shall have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by them hereunder.

(c) Officers Certificate. The Company shall have received a certificate, signed by an officer of Parent, certifying as to the matters set forth in Section 8.3(a) and Section 8.3(b) hereof.

8.4 Frustration of Closing Conditions. None of Parent, Purchaser or the Company may rely on the failure of any condition set forth in Section 8.1, Section 8.2 or Section 8.3, as the case may be, to be satisfied if such failure was caused by such party’s failure to use its reasonable best efforts to consummate the transactions contemplated hereby, as required by and subject to Section 7.1.

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

9.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether prior to or after the approval of this Agreement by the stockholders of the Company or Purchaser, as follows:

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company:

(i) if the Merger has not been consummated on or before the End Date; provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(b)(i) shall not be available to any party whose breach of any representation, warranty, covenant or agreement set forth in this Agreement has been the cause of, or resulted in, the failure of the Merger to be consummated on or before the End Date;

(ii) if any Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order making illegal, permanently enjoining or otherwise permanently prohibiting the consummation of the Merger or the other transactions contemplated by this Agreement, and such Law or Order shall have become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(b)(ii) shall not be available to any party whose breach of any representation, warranty, covenant or agreement set forth in this Agreement has been the cause of, or resulted in, the issuance, promulgation, enforcement or entry of any such Law or Order; or

(iii) if this Agreement has been submitted to the stockholders of the Company for adoption at a duly convened Company Stockholders Meeting and the Stockholder Approval shall not have been obtained at such meeting (including any adjournment or postponement thereof);

(c) by Parent:

(i) if (A) a Change in Board Recommendation shall have occurred, (B) the Company shall have entered into, or publicly announced its intention to enter into, an agreement in principle, letter of intent, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other Contract relating to any Acquisition Proposal (an “Acquisition Agreement”) (other than an Acceptable Confidentiality Agreement), (C) the Company shall have breached or failed to perform in any material respect any of the covenants and agreements set forth in Section 6.2, (D) the Company Board fails to reaffirm (publicly, if so requested by Parent) the Recommendation within ten Business Days after the date any Acquisition Proposal (or material modification thereto) is first publicly disclosed by the Company or the Person making such Acquisition Proposal, (E) a tender offer or exchange offer relating to Company Common Stock shall have been commenced by a Person not Affiliated with Parent and the Company shall not have sent to its stockholders pursuant to Rule 14e-2 under the Securities Act, within ten Business Days after such tender offer or exchange offer is first published, sent or given, a statement reaffirming the Recommendation and recommending that stockholders reject such tender or exchange offer, or (F) the Company or the Company Board (or any committee thereof) shall publicly announce its intentions to do any of actions specified in this Section 9.1(c)(i);

(ii) if there shall have been a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement such that the conditions to the Closing of the Merger set forth in Section 8.1 or Section 8.2, as applicable, would not be satisfied and, in either such case, such breach is incapable of being cured by the End Date; provided that Parent shall have given the Company at least fifteen days’ written notice prior to such termination stating Parent’s intention to terminate this Agreement pursuant to this Section 9.1(c)(ii); or

(iii) if there shall have occurred a Material Adverse Effect, as determined by Parent in its reasonable discretion; provided, however that Parent shall give the Company notice prior to such termination stating Parent’s intention to terminate this Agreement pursuant to this Section 9.1(c)(iii) and, if any such Material Adverse Effect is capable of being cured, the Company may deliver to Parent a written certification that such Material Adverse Effect will be cured not later than 30 days following the date notice was delivered by Parent hereunder, in which case Parent shall not have the right to terminate this Agreement pursuant to this Section 9.1(c)(iii) unless such Material Adverse Effect is not cured within such 30-day period, at which time Parent may terminate this Agreement; or

(d) by the Company:

(i) if prior to the receipt of the Stockholder Approval at the Company Stockholders Meeting, the Company Board authorizes the Company, in full compliance with the terms of this Agreement to enter into an Acquisition Agreement (other than an Acceptable Confidentiality Agreement) in respect of a Superior Proposal; and provided that the Company shall have paid any amounts due pursuant to Section 9.3(b) hereof in accordance with the terms, and at the times, specified therein; and provided further that in the event of such termination, the Company substantially concurrently enters into such Acquisition Agreement; or

(ii) if there shall have been a breach of any representation, warranty, covenant or agreement on the part of Parent or Purchaser set forth in this Agreement such that the conditions to the Closing of the Merger set forth in Section 8.1 or Section 8.3, as applicable, would not be satisfied and, in either such case, such breach is incapable of being cured by the End Date; provided that the Company shall have given Parent at least fifteen days’ written notice prior to such termination stating the Company’s intention to terminate this Agreement pursuant to this Section 9.1(d)(ii).

9.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 9.1, all obligations and agreements of the parties set forth in this Agreement shall forthwith terminate and be of no further force or effect, and there shall be no liability on the part of Parent, Purchaser or the Company hereunder, except as set forth in Sections 4.24 and 9.3 and Article X, which provisions shall survive such termination; provided, however, that the foregoing shall not relieve any party for liability for an intentional misrepresentation or intentional breach of this Agreement.

9.3 Fees and Expenses.

(a) General. Except as otherwise provided in Section 9.2 or this Section 9.3, each party shall bear all of the fees and expenses incurred by it in connection with the negotiation and performance of this Agreement, and no party may recover any such fees and expenses from the other parties upon any termination of this Agreement.

(b) Payment of Fees by the Company. The Company shall pay to Parent the following amounts upon demand, in cash by wire transfer of same-day available funds under the circumstances and on the terms sets forth as follows if:

(i) after the date hereof an Acquisition Proposal shall have been made (whether or not conditional or subsequently withdrawn), and thereafter Parent terminates this Agreement pursuant to Section 9.1(c)(i), then (x) the Company shall pay the Expenses of Parent upon demand, and (y) if concurrently therewith or at any time within 12 months thereafter, the Company enters into a merger agreement, acquisition agreement or similar Contract (including a letter of intent) with respect to an Acquisition Proposal, or an Acquisition Proposal is consummated, then the Company shall pay the Termination Fee upon the earlier of the execution of such Contract or upon consummation of such Acquisition Proposal;

(ii) Parent terminates this Agreement pursuant to Section 9.1(c)(ii), or the Company or Parent terminates this Agreement pursuant to Section 9.1(b)(iii), then (x) the Company shall pay the Expenses of Parent upon demand, and (y) if concurrently therewith or at any time within 12 months thereafter, the Company enters into a merger agreement, acquisition agreement or similar Contract (including a letter of intent) with respect to an Acquisition Proposal, or an Acquisition Proposal is consummated, then the Company shall pay the Termination Fee upon the earlier of the execution of such Contract or upon consummation of such Acquisition Proposal; or

(iii) the Company terminates this Agreement pursuant to Section 9.1(d)(i), then the Company shall pay the Expenses of Parent upon demand and shall pay the Termination Fee on the date of and as a precondition to such termination.

(c) Payment of Company Expenses by Parent. Parent shall pay to the Company the Expenses of the Company upon demand, in cash by wire transfer of same-day available funds if the Company terminates this Agreement pursuant to Section 9.1(d)(ii).

9.4 Amendment. At any time prior to the Effective Time, the parties may amend, modify and supplement this Agreement in any and all respects, whether before or after any vote of the stockholders of the Company or Purchaser; provided however, after approval of this Agreement by the stockholders of the Company or Purchaser, no such amendment shall be made without further approval of such stockholders if applicable Law requires such further approval of such stockholders. Any such amendment, modification or supplement shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of each of the parties.

9.5 Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement, or (c) subject to the proviso in Section 9.4, waive compliance with any of the agreements or conditions of the other parties contained in this Agreement. The forbearance in any one or more instances of a party to insist upon performance of any of the terms, covenants or conditions of this Agreement or to exercise any right or privilege conferred by this Agreement shall not be construed as a waiver of any such terms, covenants, conditions, rights or privileges, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred. The waiver by a party of any breach of any of the terms, covenants or conditions of this Agreement or of any right or privilege conferred by this Agreement shall not be construed as a subsequent waiver of any such terms, covenants, conditions, rights or privileges or as a waiver of any other terms, covenants, conditions, rights or privileges. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party.

9.6 Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 9.1, an amendment, modification or supplement of this Agreement pursuant to Section 9.4 or an extension or waiver of this Agreement pursuant to Section 9.5 shall, in order to be effective, require, in the case of Purchaser or the Company, action by its Board of Directors or the duly authorized designee of its Board of Directors.

ARTICLE X

MISCELLANEOUS

10.1 Non-survival of Representations and Warranties. The respective representations and warranties of the Company, Parent and Purchaser contained in this Agreement shall expire with, and be terminated and extinguished upon, the Effective Time and the covenants of the Company, Parent, Purchaser and the Surviving Corporation that by their terms survive the Effective Time shall survive the Effective Time for the period specified in such covenants. This Section 10.1 shall have no effect upon any other obligation of the parties hereto, whether to be performed before or after the consummation of the Merger.

10.2 Notices. All notices required or permitted to be given hereunder shall be in writing and may be delivered by hand, by United States mail, by nationally recognized overnight private courier (for overnight delivery), or by facsimile. Except as provided otherwise herein, notices delivered by hand shall be deemed given upon receipt; notices delivered by United States mail shall be deemed given five Business Days after being deposited in the United States mail, postage prepaid, registered or certified mail, return receipt requested; notices delivered by nationally recognized overnight private courier shall be deemed given on the first Business Day following deposit with the private courier for overnight delivery; and notices delivered by facsimile shall be deemed given upon the sender’s receipt of confirmation of successful transmission. All notices shall be addressed as follows:

If to Parent or Purchaser:

Avnet, Inc.

2211 South 47th Street

Phoenix, Arizona 85034

Attention: David R. Birk, Senior Vice President & General Counsel

Facsimile No.: (480) 643-7877

with a copy (which shall not constitute notice) to:

Squire, Sanders & Dempsey (US) LLP

1 E. Washington Street, Suite 2700

Phoenix, Arizona 85004

Attention: Frank M. Placenti, Esq.

Facsimile No.: (602) 253-8129

If to the Company:

Pinnacle Data Systems, Inc.

6600 Port Road

Groveport, Ohio 43125

Attention: John D. Bair, President & CEO

Facsimile No.: (614) 409-1042

with a copy (which shall not constitute notice) to:

Schottenstein Zox & Dunn Co., L.P.A.

250 West Street, Suite 700

Columbus, Ohio 43215

Attention: Michael S. Jordan, Esq.

Facsimile No.: (614) 222-3448

and/or to such other respective addresses and/or addressees as may be designated by notice given in accordance with the provisions of this Section 10.2.

10.3 Entire Agreement. This Agreement and the Stockholder Agreements, together with all annexes, appendices, articles, exhibits, schedules hereto and thereto, constitutes the entire agreement among the parties hereto and supersedes any prior understandings, agreements or representations by or among the parties hereto, or any of them, written or oral, with respect to the subject matter hereof, including, without limitation, the Exclusivity Agreement dated July 20, 2011, by and between Parent and the Company, as amended by that certain Addendum to Exclusivity Agreement entered in as of September 21, 2011; provided, however, that, except as expressly stated otherwise herein, the NDA shall remain in effect in accordance with its terms.

10.4 No Third-Party Beneficiaries. This Agreement is not intended, and shall not be deemed, to confer any rights or remedies upon any other Person other than the parties hereto and their respective successors and permitted assigns, to create any agreement of employment with any Person or to otherwise create any third-party beneficiary hereto.

10.5 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of Law or otherwise by any of the parties hereto without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void, except that Parent and/or Purchaser may assign this Agreement or assign or delegate any of Parent’s and/or Purchaser’s rights, interests or obligations under this Agreement to any direct or indirect wholly owned subsidiary of Parent without the consent of the Company, provided that Parent and/or Purchaser, as the case may be, shall remain liable for all of its obligations under this Agreement. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.

10.6 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

10.7 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. Any signature page hereto delivered by facsimile machine or by e-mail (including in portable document format (pdf), as a joint photographic experts group (jpg) file, or otherwise) shall be binding to the same extent as an original signature page, with regard to any agreement subject to the terms hereof or any amendment thereto. Any party who delivers such a signature page agrees to later deliver an original counterpart to any party who requests it.

10.8 Governing Law. The formation, construction, and performance of this Agreement, including the rights and duties of the parties hereunder, shall be construed, interpreted, governed, applied and enforced in accordance with the laws of the State of Ohio applicable to agreements entered into and performed entirely therein by residents thereof, without regard to any provisions relating to conflicts of laws among different jurisdictions.

10.9 Submission to Jurisdiction. Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party(ies) hereto or its successors or assigns may be brought and determined in the Courts in the State of Ohio. Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to validly serve process, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (iii) to the fullest extent permitted by the applicable Law, any claim that (x) the suit, action or proceeding in such court is brought in an inconvenient forum, (y) the venue of such suit, action or proceeding is improper, or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

10.10 Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

10.11 WAIVER OF JURY TRIAL. EACH OF PARENT, PURCHASER AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF PARENT, PURCHASER OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

IN WITNESS WHEREOF, Parent, Purchaser and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

PARENT

AVNET, INC.

By:
Name:
Title:

PURCHASER

AIR ACQUISITION CORP.

By:
Name:
Title:

COMPANY

PINNACLE DATA SYSTEMS, INC.

By:
John D. Bair, President and CEO

Annex B

STOCKHOLDER AGREEMENT

This Stockholder Agreement (this “Stockholder Agreement”), dated as of November     , 2011, is entered into by and among the undersigned stockholder (the “Stockholder”) of Pinnacle Data Systems, Inc., an Ohio corporation (the “Company”), the Company, and Avnet, Inc., a New York corporation (“Parent”).

WHEREAS, concurrently with the execution and delivery of this Stockholder Agreement, the Company, Parent and AIR Acquisition Corp., an Ohio corporation and a wholly owned subsidiary of Parent (“Purchaser”), have entered into an Agreement and Plan of Merger (as the same may be amended from time to time, the “Merger Agreement”), providing for, among other things, the merger of Purchaser and the Company pursuant to the terms and conditions of the Merger Agreement (the “Merger”);

WHEREAS, as a condition to its willingness to enter into the Merger Agreement, Parent has required that Stockholder execute and deliver this Stockholder Agreement; and

WHEREAS, in order to induce Parent and Purchaser to enter into the Merger Agreement, Stockholder is willing to make certain representations, warranties, covenants and agreements with respect to the shares of common stock, without par value, of the Company (“Company Common Stock”) beneficially owned by Stockholder and set forth below Stockholder’s signature on the signature page hereto (the “Original Shares” and, together with any additional shares of Company Common Stock pursuant to Section 6 hereof, the “Shares”).

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1. Definitions. Capitalized terms used but not defined herein have the respective meanings ascribed to them in the Merger Agreement.

2. Representations and Warranties of Stockholder. Stockholder hereby represents and warrants to Parent that:

(a) Stockholder is the sole record and beneficial owner of all of the Original Shares free and clear of all Liens. As used in this Stockholder Agreement, the terms “beneficial owner”, “beneficially own”, “beneficial ownership” and variations thereof have the meaning set forth in Rule 13d-3 promulgated under the Exchange Act. Except as provided in this Stockholder Agreement, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which Stockholder is a party relating to the pledge, disposition or voting of any of the Original Shares, and there are no voting trusts or voting agreements applicable to the Original Shares. Stockholder has sole and unrestricted voting power with respect to the Original Shares.

(b) Stockholder does not beneficially own any shares of Company Common Stock other than the Original Shares, and Stockholder does not have any options, warrants and/or other rights to acquire any additional shares of Company Common Stock and/or any security exercisable for or convertible into shares of Company Common Stock, if any, and/or any other security of the Company, except as set forth on the signature page of this Stockholder Agreement (collectively, “Options”).

(c) Stockholder has full power, authority and legal capacity to make, enter into, execute and deliver this Stockholder Agreement and to perform fully Stockholder’s obligations hereunder (including the proxy described in Section 3 hereof). This Stockholder Agreement has been duly and validly executed and delivered by Stockholder and constitutes the legal, valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms.

(d) None of the execution and delivery of this Stockholder Agreement by Stockholder, the consummation by Stockholder of the transactions contemplated hereby or compliance by Stockholder with any of the provisions hereof will conflict with or result in a breach, or constitute a default (with or without notice or lapse of time or both) under any provision of, any trust agreement, loan or credit agreement, note, bond, indenture, Lien, Contract or Law applicable to Stockholder or to Stockholder’s property or assets.

(e) No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or other Person on the part of Stockholder is required in connection with the valid execution and delivery of this Stockholder Agreement. No consent of Stockholder’s spouse is necessary under any “community property” or other laws in order for Stockholder to enter into and perform Stockholder’s obligations under this Stockholder Agreement.

(f) Stockholder either has been fully involved with the negotiations among the Company, Parent and Purchaser with respect to the Merger Agreement as a member of the Company Board or as an executive officer of the Company or is an accredited investor (as defined in Regulation D promulgated by the SEC) and a sophisticated investor aware of and familiar with the Company’s business affairs and financial condition, and has acquired sufficient information with respect to the Merger and the Merger Agreement to reach a knowledgeable and informed decision to enter into this Stockholder Agreement. Stockholder has independently concluded in Stockholder’s capacity as an individual stockholder of the Company that it is in Stockholder’s best interest to execute, deliver and perform Stockholder’s obligations under this Stockholder Agreement.

3. Agreement to Vote Shares; Irrevocable Proxy.

(a) Stockholder agrees during the term of this Stockholder Agreement to vote the Shares, and to cause any holder of record of Shares to vote (or execute a written consent or consents if stockholders of the Company are requested to vote their shares through the execution of an action by written consent in lieu of an annual or special meeting of stockholders of the Company): (i) in favor of the Merger and the Merger Agreement, at every meeting (or in connection with any action by written consent) of the stockholders of the Company at which such matters are considered and at every adjournment or postponement thereof; (ii) against (A) any Acquisition Proposal, (B) any action, proposal, transaction or agreement which could reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or of Stockholder under this Stockholder Agreement, and (C) any action, proposal, transaction or agreement that could reasonably be expected to impede, interfere with, delay, discourage, adversely affect or inhibit the timely consummation of the Merger or the fulfillment of the Company’s, Parent’s or Purchaser’s conditions under the Merger Agreement or change in any manner the voting rights of any class of shares of the Company (including any amendments to the Company’s Articles of Incorporation or Code of Regulations). This Section 3(a) shall be applicable solely to Stockholder’s obligations as a stockholder of the Company and shall not be deemed to impose any obligations upon Stockholder to act in any particular manner in Stockholder’s capacity as a director of the Company.

(b) Stockholder hereby appoints Parent and any designee of Parent, and each of them individually, as Stockholder’s proxies and attorneys-in-fact, with full power of substitution and resubstitution, to vote (or act by written consent) during the term of this Stockholder Agreement with respect to the Shares in accordance with Section 3(a) hereof. This proxy and power of attorney is given to secure the performance of the duties of Stockholder under this Stockholder Agreement. Stockholder shall take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy. This proxy and power of attorney granted by Stockholder shall be irrevocable during the term of this Stockholder Agreement, shall be deemed to be coupled with an interest sufficient in law to support an irrevocable proxy and shall revoke any and all prior proxies granted by Stockholder with respect to the Shares. The power of attorney granted by Stockholder herein is a durable power of attorney and shall survive the dissolution, bankruptcy, death or incapacity of Stockholder. The proxy and power of attorney granted hereunder shall not be exercised to vote, consent or act on any matter except as contemplated by this Section 3(b), and shall terminate upon the termination of this Stockholder Agreement.

4. No Voting Trusts or Other Arrangement. Stockholder agrees that Stockholder will not, and will not permit any entity under Stockholder’s control to, deposit any of the Shares in a voting trust, grant any proxies with respect to the Shares or subject any of the Shares to any arrangement with respect to the voting of the Shares other than agreements entered into with Parent.

5. Transfer and Encumbrance. Stockholder agrees that during the term of this Stockholder Agreement, Stockholder will not, directly or indirectly, transfer, sell, offer, exchange, assign, pledge or otherwise dispose of or encumber (“Transfer”) any of the Shares or Options or enter into any option or other Contract with respect to, or consent to, a Transfer of any of the Shares or Options or Stockholder’s voting or economic interest therein. Any attempted Transfer of Shares or Options or any interest therein in violation of this Section 5 shall be null and void. This Section 5 shall not prohibit a Transfer of the Shares by Stockholder to any member of Stockholder’s immediate family, or to a trust for the benefit of Stockholder or any member of Stockholder’s immediate family; provided, that a Transfer referred to in this sentence shall be permitted only if, as a precondition to such Transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to Parent, to be bound by all of the terms of this Stockholder Agreement applicable to the Stockholder.

6. Additional Shares. Stockholder agrees that all shares of Company Common Stock that Stockholder purchases, acquires the right to vote or otherwise acquires beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of after the execution of this Stockholder Agreement shall be subject to the terms of this Stockholder Agreement and shall constitute Shares for all purposes of this Stockholder Agreement.

7. Waiver of Appraisal and Dissenters’ Rights. Stockholder hereby waives, and agrees not to assert or perfect, any rights of appraisal or rights to dissent from the Merger that Stockholder may have by virtue of ownership of the Shares.

8. Termination. This Stockholder Agreement shall terminate upon the earliest to occur of (i) the mutual agreement of the parties, (ii) the Effective Time and (iii) the date on which the Merger Agreement is terminated in accordance with its terms; provided, however, no such termination shall relieve any party hereto from any liability for any breach of this Stockholder Agreement occurring prior to such termination.

9. No Agreement as Director or Officer. Stockholder makes no agreement or understanding in this Stockholder Agreement in Stockholder’s capacity as a director or officer of the Company or any of its Subsidiaries (if Stockholder holds such office), and nothing in this Stockholder Agreement will (a) limit or affect any actions or omissions taken by Stockholder in Stockholder’s capacity as such a director or officer, including in exercising rights under the Merger Agreement, and no such actions or omissions shall be deemed a breach of this Stockholder Agreement, or (b) be construed to prohibit, limit or restrict Stockholder from exercising Stockholder’s fiduciary duties as a director or officer to the Company or to the Company’s stockholders.

10. No Liability for Votes Made; No Ownership Interest. Stockholder acknowledges and agrees that each of Parent and Purchaser and each of their respective directors and officers shall not be liable to Stockholder with respect to or in connection with any and all voting decision(s) made in accordance with this Stockholder Agreement during the term of this Stockholder Agreement. Nothing contained in this Stockholder Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any Shares. All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to Stockholder, and Parent shall have no authority to direct Stockholder in the voting or disposition of any of the Shares, except as otherwise provided in this Stockholder Agreement.

11. Specific Performance. Each party hereto acknowledges that it will be impossible to measure in money the damage to the other party if a party hereto fails to comply with any of the obligations imposed by this Stockholder Agreement, that every such obligation is material and that, in the event of any such failure, the other party will not have an adequate remedy at law or damages. Accordingly, each party hereto agrees that injunctive relief or other equitable remedy, in addition to remedies at law or money damages, is an appropriate remedy for any such failure and will not oppose the seeking of such relief on the basis that the other party has an adequate remedy at law. Each party hereto agrees that it will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with the other party’s seeking or obtaining such equitable relief.

12. Miscellaneous.

(a) Notices. All notices required or permitted to be given hereunder shall be in writing and may be delivered by hand, by United States mail, by nationally recognized overnight private courier (for overnight delivery), or by facsimile. Except as provided otherwise herein, notices delivered by hand shall be deemed given upon receipt; notices delivered by United States mail shall be deemed given five Business Days after being deposited in the United States mail, postage prepaid, registered or certified mail, return receipt requested; notices delivered by nationally recognized overnight private courier shall be deemed given on the first Business Day following deposit with the private courier for overnight delivery; and notices delivered by facsimile shall be deemed given upon the sender’s receipt of confirmation of successful transmission. All notices shall be addressed as follows:

If to Stockholder:

[                             ]

[                             ]

[                             ]

[                             ]

If to Parent:

Avnet, Inc.

2211 South 47th Street

Phoenix, Arizona 85034

Attention: David R. Birk, Senior Vice President & General Counsel

Facsimile No.: (480) 643-7877

with a copy (which shall not constitute notice) to:

Squire, Sanders & Dempsey (US) LLP

1 E. Washington Street, Suite 2700

Phoenix, Arizona 85004

Attention: Frank M. Placenti, Esq.

Facsimile No.: (602) 253-8129

and/or to such other respective addresses and/or addressees as may be designated by notice given in accordance with the provisions of this Section 12(a).

(b) Entire Agreement. This Stockholder Agreement constitutes the entire agreement among the parties hereto and supersedes any prior understandings, agreements or representations by or among the parties hereto, or any of them, written or oral, with respect to the subject matter hereof.

(c) Assignment. Neither this Stockholder Agreement nor any of the rights, interests or obligations under this Stockholder Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by either of the parties hereto without the prior written consent of the other party, and any such assignment without such prior written consent shall be null and void, except as provided in Section 5 and except that Parent may assign this Stockholder Agreement, or assign or delegate any of its rights, interests or obligations under this Stockholder Agreement, to any direct or indirect wholly owned subsidiary of Parent without the consent of Stockholder. Subject to the preceding sentence, this Stockholder Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.

(d) Severability. Any term or provision of this Stockholder Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Stockholder Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

(e) Counterparts. This Stockholder Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. Any signature page hereto delivered by facsimile machine or by e-mail (including in portable document format (pdf), as a joint photographic experts group (jpg) file, or otherwise) shall be binding to the same extent as an original signature page, with regard to any agreement subject to the terms hereof or any amendment thereto. Any party who delivers such a signature page agrees to later deliver an original counterpart to any party who requests it.

(f) Governing Law. The formation, construction, and performance of this Stockholder Agreement, including the rights and duties of the parties hereunder, shall be construed, interpreted, governed, applied and enforced in accordance with the laws of the State of Ohio applicable to agreements entered into and performed entirely therein by residents thereof, without regard to any provisions relating to conflicts of laws among different jurisdictions.

(g) Submission to Jurisdiction. Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Stockholder Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Stockholder Agreement and the rights and obligations arising hereunder brought by the other party(ies) hereto or its successors or assigns shall be brought and determined exclusively in the courts in the State of Ohio. Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Stockholder Agreement or any of the transactions contemplated by this Stockholder Agreement in any court or tribunal other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Stockholder Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Stockholder Agreement and the rights and obligations arising hereunder (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to validly serve process, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (iii) to the fullest extent permitted by the applicable Law, any claim that (x) the suit, action or proceeding in such court is brought in an inconvenient forum, (y) the venue of such suit, action or proceeding is improper, or (z) this Stockholder Agreement, or the subject matter hereof, may not be enforced in or by such courts.

(h) Amendment. This Stockholder Agreement shall not be modified or amended except pursuant to an instrument in writing executed and delivered on behalf of both parties.

(i) Waiver. The forbearance in any one or more instances of a party to insist upon performance of any of the terms, covenants or conditions of this Stockholder Agreement or to exercise any right or privilege conferred by this Stockholder Agreement shall not be construed as a waiver of any such terms, covenants, conditions, rights or privileges, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred. The waiver by a party of any breach of any of the terms, covenants or conditions of this Stockholder Agreement or of any right or privilege conferred by this Stockholder Agreement shall not be construed as a subsequent waiver of any such terms, covenants, conditions, rights or privileges or as a waiver of any other terms, covenants, conditions, rights or privileges. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party.

(j) Enforcement Fees and Costs. In the event legal action is required to be taken or commenced by Parent against Stockholder for the enforcement of any of the covenants, terms or conditions of this Stockholder Agreement, Stockholder will be liable for all reasonable attorneys’ fees and costs incurred by Parent or Purchaser, as the case may be, in connection with such legal action.

(k) Representation. Stockholder represents and acknowledges that Stockholder has had the opportunity to seek and obtain the advice of legal counsel with respect to this Stockholder Agreement.

[remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Stockholder Agreement as of the date first written above.

STOCKHOLDER

Name:

Number of Shares of Company Common Stock Beneficially Owned as of the Date of this Agreement:

Number of Options Beneficially Owned as of the Date of this Agreement:

COMPANY

PINNACLE DATA SYSTEMS, INC.

By:
Name:
Title:

PARENT

AVNET, INC.

By:
Name:
Title:

Annex C

November 10, 2011

Board of Directors

Pinnacle Data Systems, Inc.

6600 Port Road

Groveport, OH 43125

Members of the Board:

GBQ Consulting LLC (“GBQ”) understands that the Board of Directors of Pinnacle Data Systems, Inc. (“PDSi” or the “Company”) has received an offer from Avnet, Inc. to acquire the Company (the “Proposed Transaction”). According to the draft “Agreement and Plan of Merger” we reviewed in connection with the Proposed Transaction (the “Transaction Documents”), PDSi will be merged into a wholly-owned subsidiary of Avnet.

According to the Transaction Documents, each outstanding share of PDSi common stock will be converted into the right to receive cash equal to $2.40 per share (the “Cash Consideration”).

GBQ has been engaged by the Board of Directors to render an opinion (our “Opinion”) as to the fairness, from a financial point of view, to the public holders of outstanding shares of common stock of the Company (the “Public Shareholders”), of the Cash Consideration. Our Opinion does not address, specifically or otherwise, the Company’s underlying business decision to engage in the Proposed Transaction. Moreover, we have not been engaged to recommend, and we have not recommended, a transaction price, and we have not participated in the Proposed Transaction negotiations in any way.

In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

•	reviewed the Company’s annual reports on Form 10-K for the fiscal years ended December 31, 2006 through 2010;

•	reviewed the Company’s quarterly reports on Form 10-Q for the nine-months ended September 30, 2010 and 2011 (from Form 10-Q);

•	reviewed PDSi’s financial projections for fiscal years ending December 31, 2011 through 2016, prepared by the Company’s management;

•	reviewed the Transaction Documents;

•	reviewed lists of the options outstanding (including strike price and vesting period);

•

reviewed historical market prices and trading volume of the Company’s publicly traded common stock during the past three years and reviewed certain publicly available news articles and press releases relating to the Company;

•	reviewed publicly available financial data of certain publicly-traded companies that we deem comparable to the Company;

•	reviewed various management-prepared documents, lists, and schedules;

•

visited the Company’s headquarters located in Groveport, Ohio, and held discussions with certain members of senior management concerning the Company’s history, operations, financial condition, industry, and future prospects; and

•	conducted such other studies, analyses, and inquiries as we deemed necessary in arriving at our Opinion.

Board of Directors

Pinnacle Data Systems, Inc.

November 10, 2011

Our Opinion is premised on the assumption that the assets, liabilities, financial condition, and prospects of the Company as of the date of this letter have not changed materially since the date of the most recent financial statements made available to us (i.e., September 30, 2011). In rendering our Opinion, we have, with your consent, assumed and relied upon the accuracy and completeness, without independent verification, of all information that was publicly available or that was furnished to us, either verbally or in writing, by the Company. Moreover, we have assumed, with your consent and without independent verification, that our discussions with, and information provided by, management regarding the condition of the Company, and certain estimates, evaluations, forecasts, and projections about the Company, including any information regarding certain strategic, financial, and operational benefits and costs anticipated from the Proposed Transaction, were reasonably prepared and based upon the best currently available information and good faith judgment of the person furnishing the same and appropriate for GBQ to use in our analyses, and we have relied upon such information in arriving at our Opinion. We have not been engaged to assess the reasonableness or achievability of such forecasts and projections or the assumptions upon which they were based and express no view as to the forecasts, projections, or assumptions.

In our analysis, we made numerous assumptions with respect to industry performance, general business and economic conditions, and other matters, many of which are beyond the control of PDSi. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth therein.

The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances. Therefore, such an opinion is not readily susceptible to the partial analysis or summary description. Furthermore, in arriving at our Opinion, GBQ did not attribute any particular weight to any specific analysis or factor. Rather, we have made qualitative judgments as to the significance and relevance of each. Accordingly, GBQ believes that our analysis must be considered as a whole and that considering any portion of such analysis and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying our opinion.

We have not made or obtained any evaluations or appraisals of the assets or liabilities of the Company. Our Opinion is necessarily based on business, economic, market, and other conditions as they exist and can be evaluated by us as of the date of this letter, and the conditions and prospect, financial and otherwise, of the Company as they are represented to GBQ or as they were reflected in the information and documents reviewed by GBQ. We have relied as to all legal matters on advice of counsel to the Company, and have assumed that the Proposed Transaction will be consummated on the terms and conditions described in the Transaction Documents, without any waiver of any material terms or conditions by the Company. We have assumed that all of the conditions required to implement the Proposed Transaction will be satisfied, including that all governmental, regulatory, or other consents and approvals necessary for the consummation of the Proposed Transaction will be obtained at a time which will not materially adversely delay, limit, restrict, condition or otherwise affect the parties or the contemplated benefits expected to be derived in the Proposed Transaction. It should be noted that although subsequent developments may affect this Opinion, we do not have any obligation to update, revise, or reaffirm our Opinion. We reserve the right, however, to withdraw, revise, or modify our Opinion based upon additional information which may be provided to or obtained by us after the issuance of the Opinion which suggests, in our judgment, a material change in the assumptions upon which our Opinion is based.

We express no opinion as to the price at which the common stock of the Company will trade at any future time or as to the effect of the announcement of the Proposed Transaction on the trading price of the common stock of the

Board of Directors

Pinnacle Data Systems, Inc.

November 10, 2011

Company. Such trading price may be affected by a number of factors, including but not limited to (i) dispositions of the common stock of the Company by stockholders within a short period of time after the announcement of the Proposed Transaction, (ii) changes in prevailing interest rates and other factors which generally influence the price of securities, (iii) adverse changes in the current capital markets, (iv) the occurrence of adverse changes in the financial condition, business, assets, results of operations or prospects of the Company, (v) any necessary actions by or restrictions of federal, state, or other governmental agencies or regulatory authorities, and (vi) timely completion of the Proposed Transaction on terms and conditions that are acceptable to all parties at interest.

The Board of Directors has not requested that we solicit, nor have we solicited, any third-party indications of interest for the acquisition of all or any part of the Company. Further, we were not requested to consider, and our Opinion does not address, the merits of the contemplated Proposed Transaction relative to any alternative business strategies that may exist for the Company or the effect of any other transactions in which the Company might engage, nor do we offer any opinion as to the structure, tax consequences or material terms of the Proposed Transaction, including but not limited to the fairness of the Proposed Transaction to, or any consideration received by, the holders of any other class of securities, creditors, or other constituencies of the Company, or the amount or nature of any compensation to be paid or payable to any of the officers, directors, or employees of the Company, or any class of such persons in connection with the Proposed Transaction, whether relative to the Cash Consideration to be received by the Public Shareholders or otherwise.

We understand that management of the Company is unaware of any additional current or prospective offers to purchase the Company or its assets from a third-party strategic or financial acquirer.

We are acting as an independent advisor in providing our Opinion to the Board of Directors in connection with the Proposed Transaction and will receive a fee for our services. In addition, the Company has agreed to indemnify GBQ for certain liabilities arising out of our engagement. However, our compensation for providing services to the Board of Directors is neither based nor contingent on the results of our engagement. Further, none of our employees who worked on this engagement has any known financial interest in the assets or equity of the Company or the outcome of our engagement. This Opinion has been approved by the internal opinion committee of GBQ.

This Opinion was prepared at the request of the Board of Directors for its confidential use and may not be reproduced, disseminated, quoted, or referred to at any time, in any manner, or for any purpose without our prior written consent, except as required by applicable securities laws. Notwithstanding anything to the contrary, the Company may reproduce this letter in its entirety in any filing with the Securities and Exchange Commission required to be made by the Company in respect of the Proposed Transaction pursuant to the Securities Act of 1933 or the Securities Exchange Act of 1934.

This Opinion is only to be utilized by the members of the Board of Directors as one factor to consider in the process of analyzing the contemplated Proposed Transaction. This Opinion is not intended to be, nor does it constitute, a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Proposed Transaction. Our Opinion does not constitute investment advice and should in no way be construed as such.

Based upon and subject to the foregoing, it is our Opinion that, as of the date hereof, the Cash Consideration as specified in the Transaction Documents is fair, from a financial point of view, to the Public Shareholders of PDSi.

Respectfully submitted,

GBQ CONSULTING LLC

Annex D

Section 1701.85 of the Ohio Revised Code

1701.85 Dissenting shareholders - compliance with section - fair cash value of shares.

(A)(1) A shareholder of a domestic corporation is entitled to relief as a dissenting shareholder in respect of the proposals described in sections 1701.74, 1701.76, and 1701.84 of the Revised Code, only in compliance with this section.

(2) If the proposal must be submitted to the shareholders of the corporation involved, the dissenting shareholder shall be a record holder of the shares of the corporation as to which the dissenting shareholder seeks relief as of the date fixed for the determination of shareholders entitled to notice of a meeting of the shareholders at which the proposal is to be submitted, and such shares shall not have been voted in favor of the proposal. Not later than ten days after the date on which the vote on the proposal was taken at the meeting of the shareholders, the dissenting shareholder shall deliver to the corporation a written demand for payment to the dissenting shareholder of the fair cash value of the shares as to which the dissenting shareholder seeks relief, which demand shall state the dissenting shareholder’s address, the number and class of such shares, and the amount claimed by the dissenting shareholder as the fair cash value of the shares.

(3) The dissenting shareholder entitled to relief under division (C) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.80 of the Revised Code and a dissenting shareholder entitled to relief under division (E) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.801 of the Revised Code shall be a record holder of the shares of the corporation as to which the dissenting shareholder seeks relief as of the date on which the agreement of merger was adopted by the directors of that corporation. Within twenty days after the dissenting shareholder has been sent the notice provided in section 1701.80 or 1701.801 of the Revised Code, the dissenting shareholder shall deliver to the corporation a written demand for payment with the same information as that provided for in division (A)(2) of this section.

(4) In the case of a merger or consolidation, a demand served on the constituent corporation involved constitutes service on the surviving or the new entity, whether the demand is served before, on, or after the effective date of the merger or consolidation. In the case of a conversion, a demand served on the converting corporation constitutes service on the converted entity, whether the demand is served before, on, or after the effective date of the conversion.

(5) If the corporation sends to the dissenting shareholder, at the address specified in the dissenting shareholder’s demand, a request for the certificates representing the shares as to which the dissenting shareholder seeks relief, the dissenting shareholder, within fifteen days from the date of the sending of such request, shall deliver to the corporation the certificates requested so that the corporation may endorse on them a legend to the effect that demand for the fair cash value of such shares has been made. The corporation promptly shall return the endorsed certificates to the dissenting shareholder. A dissenting shareholder’s failure to deliver the certificates terminates the dissenting shareholder’s rights as a dissenting shareholder, at the option of the corporation, exercised by written notice sent to the dissenting shareholder within twenty days after the lapse of the fifteen-day period, unless a court for good cause shown otherwise directs. If shares represented by a certificate on which such a legend has been endorsed are transferred, each new certificate issued for them shall bear a similar legend, together with the name of the original dissenting holder of the shares. Upon receiving a demand for payment from a dissenting shareholder who is the record holder of uncertificated securities, the corporation shall make an appropriate notation of the demand for payment in its shareholder records. If uncertificated shares for which payment has been demanded are to be transferred, any new certificate issued for the shares shall bear the legend required for certificated securities as provided in this paragraph. A transferee of the shares so endorsed, or of uncertificated securities where such notation has been made, acquires only the rights in the corporation as the original dissenting holder of such shares had immediately after the service of a demand for payment of the fair cash value of the shares. A request under this paragraph by the corporation is not an admission by the corporation that the shareholder is entitled to relief under this section.

(B) Unless the corporation and the dissenting shareholder have come to an agreement on the fair cash value per share of the shares as to which the dissenting shareholder seeks relief, the dissenting shareholder or the corporation, which in case of a merger or consolidation may be the surviving or new entity, or in the case of a conversion may be the converted entity, within three months after the service of the demand by the dissenting shareholder, may file a complaint in the court of common pleas of the county in which the principal office of the corporation that issued the shares is located or was located when the proposal was adopted by the shareholders of the corporation, or, if the proposal was not required to be submitted to the shareholders, was approved by the directors. Other dissenting shareholders, within that three-month period, may join as plaintiffs or may be joined as defendants in any such proceeding, and any two or more such proceedings may be consolidated. The complaint shall contain a brief statement of the facts, including the vote and the facts entitling the dissenting shareholder to the relief demanded. No answer to a complaint is required. Upon the filing of a complaint, the court, on motion of the petitioner, shall enter an order fixing a date for a hearing on the complaint and requiring that a copy of the complaint and a notice of the filing and of the date for hearing be given to the respondent or defendant in the manner in which summons is required to be served or substituted service is required to be made in other cases. On the day fixed for the hearing on the complaint or any adjournment of it, the court shall determine from the complaint and from evidence submitted by either party whether the dissenting shareholder is entitled to be paid the fair cash value of any shares and, if so, the number and class of such shares. If the court finds that the dissenting shareholder is so entitled, the court may appoint one or more persons as appraisers to receive evidence and to recommend a decision on the amount of the fair cash value. The appraisers have power and authority specified in the order of their appointment. The court thereupon shall make a finding as to the fair cash value of a share and shall render judgment against the corporation for the payment of it, with interest at a rate and from a date as the court considers equitable. The costs of the proceeding, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable. The proceeding is a special proceeding and final orders in it may be vacated, modified, or reversed on appeal pursuant to the Rules of Appellate Procedure and, to the extent not in conflict with those rules, Chapter 2505. of the Revised Code. If, during the pendency of any proceeding instituted under this section, a suit or proceeding is or has been instituted to enjoin or otherwise to prevent the carrying out of the action as to which the shareholder has dissented, the proceeding instituted under this section shall be stayed until the final determination of the other suit or proceeding. Unless any provision in division (D) of this section is applicable, the fair cash value of the shares that is agreed upon by the parties or fixed under this section shall be paid within thirty days after the date of final determination of such value under this division, the effective date of the amendment to the articles, or the consummation of the other action involved, whichever occurs last. Upon the occurrence of the last such event, payment shall be made immediately to a holder of uncertificated securities entitled to payment. In the case of holders of shares represented by certificates, payment shall be made only upon and simultaneously with the surrender to the corporation of the certificates representing the shares for which the payment is made.

(C) If the proposal was required to be submitted to the shareholders of the corporation, fair cash value as to those shareholders shall be determined as of the day prior to the day on which the vote by the shareholders was taken and, in the case of a merger pursuant to section 1701.80 or 1701.801 of the Revised Code, fair cash value as to shareholders of a constituent subsidiary corporation shall be determined as of the day before the adoption of the agreement of merger by the directors of the particular subsidiary corporation. The fair cash value of a share for the purposes of this section is the amount that a willing seller who is under no compulsion to sell would be willing to accept and that a willing buyer who is under no compulsion to purchase would be willing to pay, but in no event shall the fair cash value of a share exceed the amount specified in the demand of the particular shareholder. In computing fair cash value, any appreciation or depreciation in market value resulting from the proposal submitted to the directors or to the shareholders shall be excluded.

(D)(1) The right and obligation of a dissenting shareholder to receive fair cash value and to sell such shares as to which the dissenting shareholder seeks relief, and the right and obligation of the corporation to purchase such shares and to pay the fair cash value of them terminates if any of the following applies:

(a) The dissenting shareholder has not complied with this section, unless the corporation by its directors waives such failure;

(b) The corporation abandons the action involved or is finally enjoined or prevented from carrying it out, or the shareholders rescind their adoption of the action involved;

(c) The dissenting shareholder withdraws the dissenting shareholder’s demand, with the consent of the corporation by its directors;

(d) The corporation and the dissenting shareholder have not come to an agreement as to the fair cash value per share, and neither the shareholder nor the corporation has filed or joined in a complaint under division (B) of this section within the period provided in that division.

(2) For purposes of division (D)(1) of this section, if the merger, consolidation, or conversion has become effective and the surviving, new, or converted entity is not a corporation, action required to be taken by the directors of the corporation shall be taken by the partners of a surviving, new, or converted partnership or the comparable representatives of any other surviving, new, or converted entity.

(E) From the time of the dissenting shareholder’s giving of the demand until either the termination of the rights and obligations arising from it or the purchase of the shares by the corporation, all other rights accruing from such shares, including voting and dividend or distribution rights, are suspended. If during the suspension, any dividend or distribution is paid in money upon shares of such class or any dividend, distribution, or interest is paid in money upon any securities issued in extinguishment of or in substitution for such shares, an amount equal to the dividend, distribution, or interest which, except for the suspension, would have been payable upon such shares or securities, shall be paid to the holder of record as a credit upon the fair cash value of the shares. If the right to receive fair cash value is terminated other than by the purchase of the shares by the corporation, all rights of the holder shall be restored and all distributions which, except for the suspension, would have been made shall be made to the holder of record of the shares at the time of termination.

Effective Date: 07-01-1994; 10-12-2006

Vote by Internet – www.investorvote.com/PNS

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M., EST, on January 24, 2012. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Vote by Telephone – 1-800-652-VOTE (8683)

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M., EST, on January 24, 2012. Have your proxy card in hand when you call and then follow the instructions.

Vote by Mail

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Broadridge Financial Solutions, Inc., Attn: Receiving Department, 51 Mercedes Way, Edgewood, New York 11717.

Special Meeting Proxy Card

A Merger – The Board of Directors recommends a vote FOR the following proposal:

1. To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of November 10, 2011 (the “Merger Agreement”), by and among Pinnacle Data Systems, Inc. (the “Company”), Avnet, Inc., and AIR Acquisition Corp., a wholly-owned subsidiary of Avnet, Inc., and approve the principal terms of the merger as contemplated by the Merger Agreement.

For	Against	Abstain
☐	☐	☐

B Advisory Vote on Golden Parachute Payments – The Board of Directors recommends a vote FOR the following proposal:

2. To cast a non-binding, advisory vote to approve certain merger-related executive compensation payable under existing agreements with the Company that certain executive officers of the Company will or may receive in connection with the merger.

For	Against	Abstain
☐	☐	☐

C Adjournment of the Special Meeting – The Board of Directors recommends a vote FOR the following proposal:

3. To consider and vote on a proposal to adjourn the special meeting to a later date or time, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of such adjournment to adopt the Merger Agreement and approve the principal terms of the merger.

For	Against	Abstain
☐	☐	☐

IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS THEREOF.

D Authorized Signatures - Sign Here - This section must be completed for your instructions to be executed.

NOTE: Please sign your name(s) EXACTLY as your name(s) appear(s) on this proxy. All joint holders should sign. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please provide FULL title as such.

Signature 1 - Please keep signature within the box	Signature 2 - Please keep signature within the box	Date (mm/dd/yyyy)

Proxy—PINNACLE DATA SYSTEMS, INC.

SPECIAL MEETING

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints John D. Bair, with full power of substitution, proxy to vote and act with respect to all common shares, without par value (the “Shares”), of Pinnacle Data Systems, Inc., an Ohio corporation (the “Company”), which the undersigned is entitled to vote at the Special Meeting of Shareholders to be held at the Company’s headquarters located at 6600 Port Road, Groveport, Ohio 43125 on January 25, 2012, at 9:00 a.m., local time, and at any and all adjournments thereof (the “Special Meeting”), with all the powers the undersigned would possess if present in person, on the proposals listed on the reverse side and any other matters that may properly come before the Special Meeting.

Unless the shareholder indicates otherwise, the proxies will vote “for” all the proposals.